     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 1997

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                                  LASON, INC.
             (Exact name of registrant as specified in its charter)
                           -------------------------

             DELAWARE                             7398                            38-3214743
   (State or other jurisdiction       (Primary Standard Industrial             (I.R.S. Employer
       of incorporation or            Classification Code Number)           Identification Number)
          organization)

                            1305 STEPHENSON HIGHWAY
                              TROY, MICHIGAN 48083
                           TELEPHONE: (248) 597-5800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           -------------------------

                                 GARY L. MONROE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                            1305 STEPHENSON HIGHWAY
                              TROY, MICHIGAN 48083
                           TELEPHONE: (248) 597-5800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

                LAURENCE B. DEITCH                                 LELAND E. HUTCHINSON
                   FRED B. GREEN                                     JOHN L. MACCARTHY
               SEYBURN, KAHN, GINN,                                  WINSTON & STRAWN
           BESS, DEITCH AND SERLIN, P.C.                           35 WEST WACKER DRIVE
           2000 TOWN CENTER, SUITE 1500                           CHICAGO, ILLINOIS 60601
            SOUTHFIELD, MICHIGAN 48075                                (312) 558-5600
                  (248) 353-7620

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

=======================================================================================================
                                                                     PROPOSED
                                                                      MAXIMUM             AMOUNT OF
                   TITLE OF EACH CLASS OF                            AGGREGATE           REGISTRATION
                SECURITIES TO BE REGISTERED                      OFFERING PRICE(1)           FEE
-------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share......................       $138,000,000           $41,818.18
=======================================================================================================

(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(o).
                           -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 4, 1997

                                   LASON LOGO

                                4,000,000 SHARES
                                  COMMON STOCK
     Of the 4,000,000 shares of Common Stock offered hereby (the "Offering"), 2,200,000 are being sold by Lason, Inc. ("Lason" or the "Company") and 1,800,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). See "Principal and Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Common Stock offered by the Selling Stockholders.

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "LSON." On July 30, 1997, the last closing sale price for the Company's Common Stock as reported on the Nasdaq National Market was $28.50 per share.
                             ---------------------

        THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 8.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
     PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

==================================================================================================================
                                                           UNDERWRITING                             PROCEEDS TO
                                         PRICE TO          DISCOUNTS AND        PROCEEDS TO           SELLING
                                          PUBLIC            COMMISSIONS         COMPANY(1)         STOCKHOLDERS
-------------------------------------------------------------------------------------------------------------------
Per Share.......................             $                   $                   $                   $
-------------------------------------------------------------------------------------------------------------------
Total(2)........................             $                   $                   $                   $
==================================================================================================================

(1) Before deducting estimated offering expenses of $        payable by the
    Company.

(2) The Company and certain Selling Stockholders have granted the Underwriters a 30-day option to purchase up to an additional 600,000 shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions,
    Proceeds to Company and Proceeds to Selling Stockholders will be $       ,
    $       , $       and $       , respectively. See "Underwriting."
                             ---------------------

     The Common Stock is offered by the Underwriters as stated herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that delivery of such shares will be made through the offices of Robertson, Stephens & Company LLC ("Robertson, Stephens &
Company") in San Francisco, California, on or about                , 1997.

ROBERTSON, STEPHENS & COMPANY
                     WILLIAM BLAIR & COMPANY
                               THE ROBINSON-HUMPHREY COMPANY, INC.

              The date of this Prospectus is                , 1997

                      "THE INFORMATION MANAGEMENT COMPANY"

             RECORDS MANAGEMENT

- Electronic Document Storage and Retrieval        [Picture of several of the Company's
- Electronic Conversion Services                   employees at computer workstations]
- Micrographic Conversion Services

            DOCUMENT MANAGEMENT

- Print on Demand Solutions                        [Pictures of compact disks and of computer
- High Volume Quick Turn Reprographics             control panel of high speed copier/printer]
- On-Site Facilities Management

          BUSINESS COMMUNICATIONS

- Digital Communications Services (fax,            [Picture of multiple computer terminals]
  electronic distribution, print and mail)
- Priority Gram(TM) and PROXYGRAM(TM)
- Database Management Services

     NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, ANY SELLING STOCKHOLDER OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.
                             ---------------------

                               TABLE OF CONTENTS

                                                                PAGE
                                                                ----
Prospectus Summary..........................................       4
Risk Factors................................................       8
The Company.................................................      15
Recent Acquisitions.........................................      16
Use of Proceeds.............................................      18
Price Range of Common Stock.................................      18
Dividend Policy.............................................      18
Capitalization..............................................      19
Selected Consolidated Financial Data........................      20
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      21
Business....................................................      28
Management..................................................      41
Certain Relationships and Related Transactions..............      49
Principal and Selling Stockholders..........................      52
Description of Credit Agreement.............................      54
Description of Capital Stock................................      55
Shares Eligible for Future Sale.............................      57
Underwriting................................................      58
Validity of Common Stock....................................      59
Experts.....................................................      59
Additional Information......................................      59
Index to Unaudited Pro Forma Condensed Consolidated
  Financial Information, Financial Statements and
  Consolidated Financial Statements.........................     F-1

                             ---------------------

Lason Document Express(TM), PROXYGRAM(TM) and Priority Gram(TM) are trademarks of the Company.

     The Company intends to furnish to its stockholders annual reports containing audited consolidated financial statements examined by its independent public accountants and quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year.
                             ---------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING SYNDICATE COVERING TRANSACTIONS OR THE IMPOSITION OF PENALTY BIDS. FOR A DISCUSSION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND OTHER SELLING GROUP MEMBERS OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the detailed information, including "Risk Factors" and the consolidated financial statements of the Company and the notes thereto (the "Consolidated Financial Statements"), the unaudited pro forma condensed consolidated financial information of the Company and the notes thereto (the "Pro Forma Financial Information"), the financial statements of the Company's predecessor and the notes thereto, and the financial statements of Image Conversion Systems, Inc. ("ICS"), recently acquired by the Company, and the notes thereto, appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. When used in this document, the words "anticipate," "believe," "estimate," and "expect" and similar expressions generally are intended to identify forward-looking statements. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus. As used in this Prospectus, unless the context otherwise requires, the terms "Lason" and the "Company" refer to Lason, Inc. and include Lason, Inc. and all of its subsidiaries and its and their respective predecessors and subsidiaries. The information set forth herein is based upon an offering price of $28.50 per share for the Common Stock offered hereby and, unless otherwise indicated, assumes no exercise of the Underwriters' over-allotment with respect to the Offering.

                                  THE COMPANY

     Lason provides integrated outsourcing services for records management, document management and business communications. The investments the Company has made in imaging and communications technology, personnel, equipment and systems over the past decade have given it the capabilities and expertise necessary to meet the growing and increasingly complex information management requirements of its customers. The Company primarily serves customers in the manufacturing, healthcare, financial services and professional services industries. The Company's core competencies in input processing, data management and output processing enable it to provide a broad range of services across a wide range of media types and allow customers to fulfill their information management outsourcing needs with a single vendor. The Company's strategy has been to offer a wide range of services to its customers and to use technologically advanced solutions to expand its service offerings. The Company's net revenues have grown from $9.9 million for the year ended December 31, 1991 to $69.9 million for the year ended December 31, 1996, representing a compounded annual growth rate of approximately 47.8% over the last five years. The Company had net revenues of $53.7 million for the six months ended June 30, 1997. Today, the Company employs approximately 1,700 people, has operations in 15 states and provides services to over 2,900 customers at 26 multi-functional imaging centers and at over 40 facility management sites located on customers' premises.

     Since its initial public offering of Common Stock in October, 1996, the Company has:

     - Acquired seven information management companies which had aggregate 1996 revenues of approximately $42.4 million;

     - Achieved significant internal revenue growth, excluding the results of subsidiaries acquired after June 30, 1996, generating net revenues in the quarter ended June 30, 1997 that were 27.0% higher than those achieved in the quarter ended June 30, 1996;

     - Increased the geographic presence of its operations from eight states to 15 states;

     - Continued the development of its branding strategy by increasing its emphasis on products such as Visions computer output to laser disk
       (COLD), Lason Document Express (print on demand), Priority Gram and PROXYGRAM; and

     - Increased the availability under its credit agreement to $80.0 million.

     The information management industry is highly fragmented, consisting of a large number of small companies providing limited service offerings. Therefore, an important element of the Company's growth strategy is to make selected acquisitions of companies with complementary technologies or customer bases to consolidate its position as a provider of complete information management services. Since June, 1995, the Company has acquired 15 companies. In particular, since its initial public offering of Common Stock in October, 1996, the Company has completed the acquisition of seven information management companies, providing a range of services in 12 states, seven of which represent new territory for the Company. See "Recent Acquisitions." The Company will continue to seek and evaluate acquisition opportunities.

     A key part of the Company's growth strategy is to continue to grow internally as well as through acquisitions. The Company believes its internal growth of approximately 27.0% for the quarter ended June 30, 1997 is in part attributable to comprehensive marketing programs it has implemented to facilitate the cross-selling of additional services to its customers.

     Lason's information management service offerings generally can be divided into the areas of records management, document management and business communications. The Company's records management services include the scanning and conversion of documents from a variety of input media to a digital format. The Company also provides traditional microfilm and microfiche services. The Company's newest records management offering, Visions computer output to laser disk (COLD) service, provides laser disk storage and retrieval of records. The Company's document management services include high-volume, quick turn-around optical and digital printing, as well as facility management operations at customer sites. The Company's newest document management service offering, Lason Document Express (print on demand), allows documents to be stored digitally, accessed on-line and printed and distributed locally or centrally, depending on end-user requirements. The Company's business communications services provide customers with rapid, reliable and cost-effective methods for making large-scale distributions by fax, electronic distribution, print and mail of statements, reports, proxy solicitations and letters to consumers and other target audiences in response to specific events. The Company's database management system offers list manipulation, sorting services and information search solutions so that customers' data can be customized and updated for specific target market mailings. The Company also provides customized processing services for over 400 collection agencies located throughout the United States.

     Lason believes that companies will continue to increase their use of outsourced information management services. To manage efficiently complex or large volumes of documents, a customer would be required to make a significant investment in equipment, processes and technology which may only be fully utilized occasionally by a single user. Through outsourcing, companies can avoid this capital investment, as well as the risks of obsolescence that arise from rapid changes in document management technology. As companies seek to focus on their core competencies and maximize asset utilization, they are increasingly turning to outside parties who have the technological expertise, service focus, rapid turn-around capacity and full range of capabilities necessary to manage efficiently complex or large volumes of documents. In addition, the Company believes that customers will seek a single vendor capable of furnishing all or many of their document management needs rather than relying on multiple vendors with varying areas of expertise.

     The Company continues to take advantage of the trend toward increased outsourcing of information management and the highly fragmented nature of the information management services industry by continuing to pursue the following business strategy:

     - Provide a broad range of services that will allow both existing and new customers to secure all of their needed information management services from one source;

     - Implement a comprehensive marketing program to facilitate the cross-selling of additional services to customers who are now purchasing only a limited number of services and to develop national brand recognition of the quality and scope of Lason's services;

     - Make selective acquisitions to further broaden its geographic reach, customer base and technological capabilities and to attain economies of scale in purchasing, facility utilization and management;

     - Develop additional high value-added applications, such as Lason Document Express (print on demand), digital imaging services and Visions computer output to laser disk (COLD), within its core service offerings; and

     - Develop scalable applications utilizing an open architecture and modular approach that will enable the Company to service the unique needs of various customers across a broad range of volume requirements.

                                  THE OFFERING

Common Stock Offered by the Company.........................    2,200,000 shares(1)
Common Stock Offered by the Selling Stockholders............    1,800,000 shares(1)
Common Stock to be Outstanding after the Offering(2)........    11,145,893 shares(1)(2)
Use of Proceeds.............................................    To repay indebtedness under the
                                                                Company's credit agreement, which
                                                                has been principally incurred to
                                                                finance acquisitions, and for
                                                                general corporate purposes. See "Use
                                                                of Proceeds."
Nasdaq National Market Symbol...............................    LSON

---------------
(1) Excludes 600,000 shares of Common Stock issuable upon the exercise of the Underwriters' over-allotment option.

(2) Excludes 258,408 shares of Common Stock issuable upon the exercise of stock options exercisable as of August 1, 1997.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                    (In thousands, except per share amounts)

                                           PREDECESSOR                                       COMPANY
                                   ---------------------------   ---------------------------------------------------------------
                                                     YEAR ENDED DECEMBER 31,                        SIX MONTHS ENDED JUNE 30,
                                   ------------------------------------------------------------   ------------------------------
                                                                                     PRO FORMA                        PRO FORMA
                                                     HISTORICAL                          AS          HISTORICAL           AS
                                   -----------------------------------------------    ADJUSTED    -----------------    ADJUSTED
                                    1992      1993      1994      1995      1996     1996(1)(2)    1996      1997     1997(1)(2)
                                   -------   -------   -------   -------   -------   ----------   -------   -------   ----------
                                                                                                     (Unaudited)
STATEMENT OF INCOME DATA:
  Revenues, net of postage.......  $18,852   $31,151   $41,151   $46,605   $69,937    $112,395    $27,089   $53,658     $64,624
  Cost of revenues...............   13,176    20,684    27,238    31,227    47,587      72,937     17,696    37,147      44,159
                                   -------   -------   -------   -------   -------    --------    -------   -------     -------
  Gross profit...................    5,676    10,467    13,913    15,378    22,350      39,458      9,393    16,511      20,465
  Selling, general and
    administrative expenses......    3,139     6,980     8,377     9,406    12,628      24,440      5,256     8,395      12,799
  Compensatory option expense....       --        --        --       308       936         936        160       109         109
  Amortization of intangibles....       87       163       266       817     1,121       2,245        380     1,041       1,394
                                   -------   -------   -------   -------   -------    --------    -------   -------     -------
  Income from operations.........    2,450     3,324     5,270     4,847     7,665      11,837      3,597     6,966       6,163
  Interest expense...............       83       126       185     1,760     1,831           7        850       740           6
  Other (income) expense, net....       93       (21)      (21)      (66)      (71)       (124)        --        --         (21)
                                   -------   -------   -------   -------   -------    --------    -------   -------     -------
  Income before income taxes.....    2,274     3,219     5,106     3,153     5,905      11,954      2,747     6,226       6,178
  Provision for income taxes.....       --        --        --     1,139     2,103       4,237        964     2,250       2,236
  Minority interest..............       --        --        --        --        71          71         28        98          98
                                   -------   -------   -------   -------   -------    --------    -------   -------     -------
  Net income.....................  $ 2,274   $ 3,219   $ 5,106   $ 2,014   $ 3,731    $  7,646    $ 1,755   $ 3,878     $ 3,844
                                   =======   =======   =======   =======   =======    ========    =======   =======     =======
  Pro forma provision for income
    taxes(3).....................      821     1,162     1,843
                                   -------   -------   -------
  Pro forma net income...........  $ 1,453   $ 2,057   $ 3,263
                                   =======   =======   =======
Primary and fully diluted
  earnings per share(4)..........                                $  0.33   $  0.55    $   0.84    $  0.28   $  0.43     $  0.34
                                                                 =======   =======    ========    =======   =======     =======
Weighted average number of common
  and common equivalent shares
  outstanding....................                                  6,192     6,764       9,131      6,188     9,099      11,380

                                                                                       COMPANY
                                                               --------------------------------------------------------
                                                                 DECEMBER 31,                 JUNE 30, 1997
                                                               -----------------   ------------------------------------
                                                                  HISTORICAL
                                                               -----------------                                AS
                                                                1995      1996     ACTUAL    PRO FORMA(5)   ADJUSTED(6)
                                                               -------   -------   -------   ------------   -----------
                                                                                             (Unaudited)
BALANCE SHEET DATA:
  Working capital...........................................   $ 5,141   $16,926   $25,025     $ 27,219      $ 40,109
  Total assets..............................................    37,309    78,546   106,727      129,347       142,237
  Long-term debt, less current portion......................    18,777     4,101    27,400       46,300            --
  Total stockholders' equity................................     9,214    57,006    63,552       64,714       123,904

---------------
(1) Gives effect to the seven acquisitions completed by the Company in 1997, the sale of 2,200,000 shares of Common Stock offered by the Company and the application of the net proceeds from the Offering as if each had occurred as of January 1, 1996. See "Recent Acquisitions," "Use of Proceeds" and Pro Forma Financial Information.

(2) See Note 16 to the Notes to the Financial Statements of ICS. Further, included in the pro forma as adjusted data of ICS for the six months ended April 30, 1997 are approximately $625,000 of severance and related expenses.

(3) From its inception to January 17, 1995, the Company was an S Corporation and, accordingly, was not subject to federal income taxes. The pro forma provision for income taxes has been computed as if the Company had been subject to federal income taxes for the periods presented and based on the statutory tax rates then in effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 7 to the Notes to the Consolidated Financial Statements.

(4) Earnings per share are not presented for the Predecessor (as defined in "The Company") as such information is not representative of the capital structure of the Company.

(5) Gives effect to the acquisition of ICS (the "ICS Acquisition") as if it had occurred as of June 30, 1997. See Pro Forma Financial Information.

(6) Gives effect to the ICS Acquisition, the Offering and the application of the net proceeds from the Offering as if each had occurred as of June 30, 1997. See "Use of Proceeds" and Pro Forma Financial Information.

                                  RISK FACTORS

     Prospective purchasers of the Common Stock offered hereby should consider carefully the following risk factors, as well as the other information in this Prospectus or incorporated herein by reference, in evaluating an investment in the Common Stock. This Prospectus contains forward-looking statements which involve risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," and "expect" and similar expressions generally are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such difference include those discussed in the following risk factors.

RISKS OF ACQUISITIONS AND FAILURE TO INTEGRATE ACQUIRED BUSINESSES

     One of the Company's principal strategies is to increase its revenues and the markets it serves through the acquisition of complementary businesses. There can be no assurance that the Company will be able to identify and acquire attractive acquisition candidates, profitably manage such acquired companies or successfully integrate such acquired companies into the Company without substantial costs, delays or other problems. Acquisitions may involve a number of special risks, including, but not limited to, adverse short-term effects on the Company's reported financial condition or results of operations, diversion of management's attention, dependence on retention, hiring and training of key personnel, risks associated with unanticipated problems or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition or results of operations. The Company occasionally experiences competition in the pursuit of some or all of its acquisition candidates. Such competition may result in an increase in the valuations received by candidates in this industry and, consequently, may affect the prices the Company must pay for these acquisitions. In addition, there can be no assurance that companies acquired in the future will be profitable at the time of acquisition or that the companies recently acquired or acquired in the future will achieve sales and profitability justifying the Company's investment therein or that the Company will recognize the synergies expected from such acquisitions. The failure to obtain any or all of which could have a material adverse effect on the Company's businesses, financial condition or results of operations. See "Recent Acquisitions" and "Business -- Acquisition Strategy."

RELIANCE ON MAJOR CUSTOMERS; RISK OF CUSTOMER LABOR INTERRUPTIONS

     For the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1997, General Motors Corporation accounted for approximately 54.9%, 48.6%, 32.0% and 22.0%, respectively, Ford Motor Company accounted for approximately 12.2%, 11.8%, 19.0% and 17.1%, respectively, and Chrysler Corporation accounted for approximately 4.0%, 4.6%, 5.5% and 2.7%, respectively, of the Company's net revenues. General declines in the automotive industry could cause a material reduction in demand by such customers for the Company's products and services, and any such reduction in demand or loss of or material decrease in the business from these customers could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Customers."

     Several of the Company's key customers have large numbers of employees employed under collective bargaining agreements with the United Automobile, Aerospace and Agricultural Implement Workers of America (the "UAW"). The failure of such customers to maintain harmonious relationships with the UAW could result in either a work stoppage or strike at any or all of their production facilities, which could have a material adverse effect on the Company's business, financial condition or results of operations.

COMPETITION IN THE COMPANY'S MARKETS

     The Company's businesses are highly competitive. A significant source of competition is the in-house document handling capability of the Company's target customer base. There can be no assurance that these businesses will outsource more of their document management, records management and business communication services needs or that such businesses will not bring in-house services that they currently outsource. In addition, with respect to those services that are outsourced, the Company competes with a variety of competitors, including large national or multinational companies, which have greater financial resources than the Company, and smaller regional or local companies. The Company's major competitors, in addition to various regional competitors, include IKON Office Solutions, Inc., Pitney Bowes Management Services, Inc. (a subsidiary of Pitney Bowes, Inc.), Danka Business Systems PLC, Iron Mountain, Inc., Donnelley Enterprise Solutions, Inc. and Xerox Business Services with respect to its document management services; Dataplex Corp., F.Y.I. Incorporated and IKON Office Solutions, Inc. with respect to its records management services; and First Financial Management Corp. (First Image), Sun Guard Mailing Services and Diversified Data & Communications with respect to its business communications services. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on the Company's business, financial condition or results of operations.

IMPORTANCE OF CONTINUED DEVELOPMENT OF NEW SERVICES

     The introduction of competing services incorporating new technologies or the emergence of new technical standards could render some or all of the Company's services unmarketable. The Company believes that its future success depends on its ability to enhance its current services and develop new services that address the increasingly sophisticated needs of its customers. The failure of the Company to develop and introduce enhancements and new services in a timely and cost-effective manner in response to changing technologies or customer requirements could have a material adverse effect on the Company's business, financial condition or results of operations.

EFFECT OF POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS; SEASONALITY

     The Company has experienced, and in the future may experience, significant quarter to quarter fluctuations in its results of operations. Quarterly results of operations may fluctuate as a result of a variety of factors, including, but not limited to, the size and timing of customer contracts, changes in customer budgets, variations in the cost of paper, the size and timing of acquisitions, the integration of acquired businesses into the Company's operations, the number and timing of new hires, the demand for the Company's services, the timing of introduction of new services and service enhancements by the Company or its competitors, market acceptance of new services, competitive conditions in the industry and general economic conditions. The Company's businesses are also typically seasonal as sales and profitability are typically lower during the third and fourth quarters of the year resulting primarily from the shut-downs in the automotive industry in July and December. In addition, the Company has experienced substantial growth in recent periods, and there can be no assurance that such rate of growth in revenues and profits can be maintained in the future.

     As a result, the Company believes that period to period comparisons of results of operations are not necessarily meaningful and not necessarily indicative of the results that the Company may achieve in any subsequent quarter or a full year. Such fluctuations may result in volatility in the price of the Common Stock, and it is possible that in future quarters the Company's results of operations could be below the expectations of public market analysts and investors. Such an event could have a material adverse effect on the market price of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Selected Quarterly Information."

FLUCTUATIONS IN PAPER PRICES

     The price of paper increased significantly during 1995 and may increase in the future. The Company generally has not been able to change its prices to customers to include increases in paper prices. There can be no assurance that the price of paper will not change in the future. Any significant increase in the price of paper that cannot be passed on to customers could have a material adverse effect on the Company's business, financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

POTENTIAL LIABILITY FOR UNAUTHORIZED DISCLOSURE OF CONFIDENTIAL INFORMATION

     A substantial portion of the Company's business involves the handling of documents containing confidential and other sensitive information. Although the Company has established procedures intended to eliminate any unauthorized disclosure of confidential information and, in some cases, has contractually limited its potential liability for unauthorized disclosure of such information, there can be no assurance that unauthorized disclosures will not result in liability to the Company. It is possible that such liabilities could have a material adverse effect on the Company's business, financial condition or results of operations.

RISK OF BUSINESS INTERRUPTIONS AND DEPENDENCE ON SINGLE FACILITIES FOR CERTAIN SERVICES

     The Company believes that its success to date has been, and future results of operations will be, dependent in large part upon its ability to provide prompt and efficient services to its customers. Certain of the Company's operations are performed at a single location and are dependent on continuous computer, electrical and telephone service. As a result, any disruption of the Company's day-to-day operations could have a material adverse effect upon the Company. There can be no assurance that a fire, flood, earthquake, power loss, phone service loss or other disaster affecting one or more of the Company's facilities would not disable these functions. Any significant damage to any such facility or other failure that causes significant interruptions in the Company's operations may not be covered by insurance and could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Facilities."

CONTROL BY PRINCIPAL STOCKHOLDERS

     Certain of the Company's executive officers and employees and persons affiliated with them (the "Executive Group") and Golder, Thoma, Cressey, Rauner Fund IV, L.P. ("GTCR Fund IV" and, together with the Executive Group, the "Existing Stockholders") own or control an aggregate of approximately 56.2% of the outstanding shares of Common Stock. Upon the completion of the Offering, the Existing Stockholders will hold in the aggregate, approximately 29.8% of the outstanding shares of Common Stock (or approximately 26.6% if the Underwriter's over-allotment option is exercised in full). These stockholders are likely to continue to exercise substantial control over the affairs of the Company and acting together would likely be able to elect a sufficient number of directors to control the Company's Board of Directors (the "Board") and to approve or to disapprove any matter submitted to a vote of the stockholders. See "Principal and Selling Stockholders."

RISK OF INADEQUATE FINANCING FOR FUTURE ACQUISITIONS

     The Company currently finances acquisitions, and intends to finance future acquisitions, by using cash from operations, by issuing shares of Common Stock and through borrowings under the Company's then existing credit facilities. The Company will need additional debt or equity financing to continue its acquisition strategy. There can be no assurance that the Company will be able to obtain such financing if and when it is needed or that, if available, such financing will be available on terms the Company deems acceptable. If the Company does not have sufficient cash resources or availability under its then existing credit facilities, or if the Common Stock does not maintain sufficient value or potential acquisition candidates are unwilling to accept Common Stock as part of the consideration for the sale of their businesses, the Company will be unable to continue its acquisition strategy. The issuance of Common Stock in connection with any such acquisition may be dilutive to the holders of the Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

LEVERAGE

     As of July 31, 1997, the Company had total outstanding long-term indebtedness of approximately $46.9 million, resulting in significant debt service obligations. After giving effect to the Offering and the application of the estimated net proceeds therefrom as described in "Use of Proceeds," the Company will have no outstanding indebtedness. However, following the completion of the Offering, the Company may incur additional indebtedness in connection with future acquisitions or otherwise. The degree to which the Company is leveraged has had and in the future could have important consequences to holders of Common Stock, including: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired in the future; (ii) a substantial portion of the Company's net cash flows from operations must be dedicated to the payment of principal and interest on such borrowings, thereby reducing the funds available to the Company for its operations and other purposes; (iii) certain of the Company's borrowings are and will continue to be at variable rates of interest, which will expose the Company to the risk of increased interest rates; (iv) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a relative competitive disadvantage; (v) the Credit Agreement (as defined) contains certain financial and restrictive covenants, which, if not complied with, may result in an event of default, possibly having a material adverse effect on the Company; and (vi) because of its lesser financial flexibility, the Company may be unable to adjust to rapidly changing market conditions and could be vulnerable in the event of a downturn in general economic conditions or its business.

SIGNIFICANT INTANGIBLE ASSETS

     As of June 30, 1997, approximately $57.0 million or 53.4% of the Company's total assets were intangible assets consisting primarily of goodwill and contract rights (approximately $70.8 million or 49.8% on a pro forma basis after giving effect to the ICS Acquisition, the sale by the Company of the 2,200,000 shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom as described in "Use of Proceeds" as if each had occurred on June 30, 1997). The Company will incur non-cash charges as a result of amortization of such assets over their lives. If the value of any such asset is impaired, the Company could incur a significant non-cash charge in the period of such impairment, and the market price of the Common Stock could be adversely affected when the Company reports such charges, if any. In addition, in the event of a sale or liquidation of the Company or its assets, there can be no assurance that the value of such intangible assets would be recovered.

POTENTIAL LIABILITY FOR VIOLATIONS OF REGULATIONS; LITIGATION

     Certain of the Company's customers, and certain of the Company's services as used by those customers, such as collection letter processing, are subject to various consumer protection laws, including the Fair Debt Collection Practices Act (the "FDCPA"). From time to time, certain of the Company's customers and the Company are subject to claims or are parties to litigation under such laws involving services supplied by the Company to such customers, such as collection letter processing. These actions sometimes relate to the form and content of the collection letters distributed by the Company. Although the Company believes that it is not subject to the FDCPA, there can be no assurance that the Company will not be determined to be liable under such laws. Liability under the FDCPA is limited. However, multiple violations of the FDCPA could have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Regulation" and "-- Litigation."

DEPENDENCE ON PROPRIETARY RIGHTS; RISKS OF INFRINGEMENT

     The Company regards the systems, information and know-how underlying its services as proprietary and relies primarily on a combination of contracts, trade secrets and confidentiality agreements to protect its proprietary rights. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to obtain and use information that the Company regards as proprietary, and policing unauthorized use of the Company's proprietary information is difficult. There can be no assurance that the obligations to maintain the confidentiality of the Company's proprietary information will effectively prevent disclosure or provide meaningful protection or that the Company's proprietary information will not be independently developed by the Company's competitors. Litigation may be necessary for the Company to protect its proprietary information and could result in substantial cost to, and diversion of efforts by, the Company. There can be no assurance that the Company would prevail in any such litigation. If the Company is unable to protect its proprietary rights, it could have a material adverse effect on the Company's business, financial condition or results of operations.

     In addition, there can be no assurance that third parties will not assert claims against the Company alleging that the Company's proprietary rights infringe on their proprietary rights. Any infringement claims, whether with or without merit, can be time consuming and expensive to defend or may require the Company to enter into royalty or licensing agreements or cease the infringing activities. The failure to obtain such royalty agreements, if required, and the Company's involvement in such litigation could have a material adverse effect on the Company's business, financial condition or results of operations.

DEPENDENCE ON KEY PERSONNEL

     The Company's continued success will depend largely on the efforts and abilities of its executive officers and certain other key employees. Furthermore, the Company will likely be dependent on the senior management and key employees of companies that may be acquired in the future. The failure of any of these people to continue in their present roles, or the failure of the Company to attract and retain other skilled employees, could have a material adverse effect on the Company's business, financial condition or results of operations. The Company currently does not have employment agreements providing for a definite term of employment with any of its executive officers or key employees (other than its President and Chief Executive Officer) and does not intend to obtain key man life insurance covering any of its executive officers or key employees. See "Management."

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     No prediction can be made as to the effect, if any, that future sales of shares of Common Stock or availability of such shares for future sale will have on the market price of the Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely effect prevailing market prices for the Common Stock. Upon the completion of the Offering, 11,145,893 shares of Common Stock will be outstanding (11,475,893 shares if the Underwriters' over-allotment option is exercised in full). The 4,000,000 shares of Common Stock sold in the Offering (plus up to 330,000 and 270,000 additional shares of Common Stock to be sold by the Company and certain Selling Stockholders, respectively, if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act, unless such shares are held by an "affiliate" of the Company as that term is defined under Rule 144 of the Securities Act ("Rule 144"). Upon the completion of the Offering, approximately 3,546,731 shares of the currently outstanding shares of Common Stock will not have been registered under the Securities Act. Of those shares, 3,214,436 shares will be eligible for sale under Rule 144 subject to certain volume and other limitations (except for those shares subject to the lockup agreements described below).

     The Company and certain of its stockholders, who upon the completion of the Offering will hold an aggregate of 3,377,298 shares of Common Stock, have agreed, for a period beginning from the date of the effectiveness of the Registration Statement of which this Prospectus is a part and continuing to and including the date 90 days after the date of the effectiveness of the Registration Statement (the "Lockup Period"), not to sell or otherwise dispose of, and the Company has agreed not to register, any shares of Common Stock or any securities of the Company which are substantially similar to the shares of Common Stock, including, but not limited to, any securities that are convertible into or exchangeable for, or represent the right to receive, Common Stock or any such substantially similar securities, without the prior written consent of Robertson, Stephens & Company, except for the shares of Common Stock offered in connection with the Offering. Upon the expiration of such Lockup Period, such shares will be freely tradeable subject to the holding period, volume and other limitations of Rule 144.

     In connection with the formation of the Company, the Company and certain of its stockholders, including GTCR Fund IV, certain members of the Company's management, and persons affiliated with them, entered into a Registration Agreement, dated as of January 17, 1995 (the "Registration Agreement"). Upon the completion of the Offering, pursuant to the Registration Agreement, such stockholders and their transferees, who will hold in the aggregate 3,182,553 shares of Common Stock, are entitled to certain demand and piggy-back registration rights with respect to such shares of Common Stock which may be exercised after the expiration of the Lockup Period. Such rights could be used to force the Company to file a registration statement with respect to the Common Stock owned by such persons. In addition, the holders of an additional 136,376 shares of Common Stock have certain piggy-back registration rights. The existence of the Registration Agreement and such other registration rights and the perception that sales of Common Stock could occur thereunder could adversely effect the prevailing market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities. See "Recent Acquisitions," "Certain Relationships and Related Transactions -- Registration Agreement" and "Shares Eligible for Future Sale."

     Prior to the Offering, there has been a limited public market for the Common Stock, and no assurances can be given as to the effect, if any, that public market sales of shares of Common Stock or the availability of such shares for sale will have on the trading price prevailing from time to time. Nevertheless, sales of substantial amounts of Common Stock in the public market, or the perception that such sales could occur, could adversely affect the market price of the Common Stock and could impair the Company's future ability to raise capital through the sale of its equity securities. See "Shares Eligible for Future Sale."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER, BY-LAW AND STATUTORY PROVISIONS

     The Company's Amended and Restated Certificate of Incorporation and By-Laws provide for a classified board of directors, restrict the ability of stockholders to call special meetings or take stockholder action by written consent, contain advance notice requirements for stockholder proposals and nominations and special voting requirements for the amendment of the Company's Amended and Restated Certificate of Incorporation and By-Laws. These provisions could delay or hinder the removal of incumbent directors and could discourage or make more difficult a proposed merger, tender offer or proxy contest involving the Company or may otherwise have an adverse effect on the market price of the Common Stock. The Company also will be subject to provisions of the Delaware General Corporation Law that will restrict the Company from engaging in certain business combinations with a person who, together with affiliates and associates, owns 15% or more of the Common Stock (an "Interested Stockholder") for three years after the person becomes an Interested Stockholder, unless certain conditions are met or the business combination is approved by the Board and/or the Company's stockholders in a prescribed manner. These provisions also could render more difficult or discourage a merger, tender offer or other similar transaction. The Board has adopted a resolution approving any acquisition of shares of Common Stock by GTCR Fund IV and its affiliates that would otherwise result in GTCR Fund IV and its affiliates becoming an Interested Stockholder. See

"Description of Capital Stock -- Certain Provisions of the Amended and Restated Certificate of Incorporation and By-Laws and Statutory Provisions."

     Pursuant to the Amended and Restated Certificate of Incorporation, shares of preferred stock may be issued in the future by the Company without stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board may determine in the exercise of its business judgment. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, any preferred stock that may be issued in the future. The issuance of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest or the assumption of control by a holder of a large block of the Company's securities or the incumbent management. See "Description of Capital Stock -- Preferred Stock."

POSSIBLE VOLATILITY OF STOCK PRICE

     The market price for the Company's shares may fluctuate based on the Company's operating results or in response to material announcements by the Company or significant clients or competitors of the Company, changes in the economic or other conditions impacting the Company's targeted client segments or changes in general economic conditions. In addition, in recent years the stock market has experienced extreme price and volume fluctuations. These fluctuations have had a substantial effect on the market prices for many emerging growth companies, often unrelated to the operating performance of the specific companies. Such market fluctuations could have a material adverse effect on the market price of the Common Stock.

                                  THE COMPANY

     Lason Systems, Inc., a Michigan corporation and the predecessor to the Company (the "Predecessor"), was formed in 1985 as a result of a management buyout of the direct mail division of McKesson Corporation's 3PM subsidiary. The founders and principal stockholders of the Predecessor were Allen J. Nesbitt, a Director of and Senior Consultant to the Company and the then Vice President of 3PM, and Robert A. Yanover, the current Chairman of the Board of the Company and the founder of 3PM. Annual revenues at the time of the buyout were approximately $1.0 million, primarily from small, direct mail projects.

     Today, the Company employs over 1,700 people, has operations in 15 states and provides services to over 2,900 customers at 26 multi-functional imaging centers and at over 40 facility management sites located on customers' premises. For the year ended December 31, 1996, and the six months ended June 30, 1997, the Company had net revenues of approximately $69.9 million and $53.7 million, respectively. The Company's strategy has been to offer a wide range of services to its customers and to use technology to expand its service offerings.

     In January, 1995, the founders recapitalized the Predecessor (the "Recapitalization") by selling substantially all of its assets to Lason Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Lason, Inc., which was then named Lason Holdings, Inc. In August, 1996, Lason Holdings, Inc. changed its name to Lason, Inc. After the acquisition, Lason Acquisition Corp. changed its name to Lason Systems, Inc. and continued the business operation of the Predecessor. Shortly thereafter, the Company appointed Gary L. Monroe, the former President of Kodak Imaging Services, Inc., a leading international imaging business, as Chief Executive Officer of the Company. As part of the recapitalization, GTCR Fund IV became the majority stockholder of the Company. Messrs. Yanover and Nesbitt retained a major stock ownership interest in the Company and continue to be active on the Board of Directors. Mr. Nesbitt also serves as a Senior Consultant to the Company.

     Since June, 1995, the Company has completed the acquisition of 15 companies. These acquisitions include the acquisition of 100% of the outstanding common stock of ICS in July, 1997, 100% of the outstanding common stock of American Micro Image, Inc. ("AMII") in June, 1997, 100% of the outstanding common stock of Corporate Copies, Inc. ("CCI") in May, 1997, 100% of the outstanding common stock of Automated Enterprises, Inc. ("AEI") in March, 1997, 100% of the outstanding common stock of Premier Copy Group, Inc. ("Premier") in March, 1997, 100% of the outstanding common stock of Alpha Imaging, Inc. and Alpha Micro Graphics Supply, Inc., two affiliated companies (collectively, "Alpha"), in February, 1997, 100% of the outstanding common stock of Churchill Communications Corporation ("Churchill") in January, 1997, 100% of the outstanding common stock of National Reproductions Corp. ("NRC") in August, 1996, 100% of the outstanding common stock of Great Lakes Micrographics Corporation ("Great Lakes") in July, 1996, 80% of the outstanding common stock of Micro-Pro, Inc. and MP Services, Inc., two affiliated companies (collectively, "Micro-Pro"), in July, 1996, 100% of the outstanding common stock of Information & Image Technology of America, Inc. ("IITA") (now known as Lason Systems, Inc., Southeast) in July, 1996, 65% of the outstanding common stock of Delaware Legal Copy, Inc. ("Delaware Legal") in April, 1996, substantially all of the assets of Diversified Support Services, Inc. ("Diversified") in February, 1996, substantially all of the assets of Mail-Away Corporation ("Mail-Away") in January, 1996 and certain assets of Adcom Mailers, Inc. ("Adcom") and an affiliated company in June, 1995. See "Recent Acquisitions."

     Lason, Inc. was incorporated in Delaware in January, 1995. The Company's principal executive office is located at 1305 Stephenson Highway, Troy, Michigan 48083, and its telephone number is (248) 597-5800.

                              RECENT ACQUISITIONS

     Since June, 1995, the Company has completed 15 acquisitions, including seven since its initial public offering of Common Stock in October, 1996, with aggregate revenues of approximately $42.4 million for the most recent fiscal year prior to acquisition. A summary of those transactions follows:

                    DATE OF
   COMPANY        ACQUISITION                SERVICE PROVIDED                  LOCATION(S)
--------------   --------------   --------------------------------------   --------------------

ICS              July, 1997       Document conversion to electronic and    Cypress, CA
                                  other media                              San Diego, CA
                                                                           East Hartford, CT
                                                                           Tampa, FL
                                                                           Norcross, GA
                                                                           Arlington Heights,
                                                                           IL*
                                                                           Medford, MA
                                                                           Mendota Heights, MN
                                                                           St. Louis, MO

AMII             June, 1997       Records management and document          Miami, FL
                                  management services

CCI              May, 1997        Imaging and document management          Richmond, VA
                                  services to the legal and commercial
                                  markets

AEI              March, 1997      Business communications services,        Ashland, VA
                                  including digital printing and related
                                  data processing services for the
                                  direct mail, financial and business
                                  services markets

Premier          March, 1997      Imaging and document management          Atlanta, GA
                                  services to the legal and commercial
                                  markets

Alpha            February, 1997   Micrographics and imaging services       Jacksonville, FL

Churchill        January, 1997    Business communications services,        New York, NY
                                  including electronic mail messaging,
                                  data processing and proxy solicitation
                                  services

NRC              August, 1996     Imaging, reprographics and facilities    Detroit, MI
                                  management services                      Madison Heights, MI*
                                                                           Southfield, MI

Great Lakes      July, 1996       Item processing and item research        Chicago, IL
                                  services, including check processing,    Indianapolis, IN
                                  storage and archiving for the            Grand Rapids, MI
                                  financial services industry              Kalamazoo, MI*
                                                                           Livonia, MI

Micro-Pro        July, 1996       Records management, principally in       Albany, NY
                                  traditional micrographic services        Buffalo, NY
                                                                           Rochester, NY*

                    DATE OF
   COMPANY        ACQUISITION                SERVICE PROVIDED                  LOCATION(S)
--------------   --------------   --------------------------------------   --------------------
IITA             July, 1996       Records management, traditional          Jacksonville, FL
                                  micrographics and scanning conversion
                                  services to the healthcare and
                                  financial services industries

Delaware Legal   April, 1996      Imaging and document management          Wilmington, DE
                                  services to the legal and commercial
                                  markets

Diversified      February, 1996   Reprographics facilities management      Chicago, IL*
                                                                           Cleveland, OH

Mail-Away        January, 1996    Overnight and priority mail creation     Livonia, MI
                                  and distribution services

Adcom            June, 1995       Mass mail sorting services through       Livonia, MI
                                  electronic devices

-------------------------
* Denotes headquarters.

                                USE OF PROCEEDS

     The net proceeds from the sale by the Company of the 2,200,000 shares of Common Stock offered by the Company will be approximately $59.2 million ($68.1 million if the Underwriters' over-allotment option granted by the Company is exercised in full), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use approximately $46.9 million of such net proceeds to repay all of its indebtedness under the Company's Amended and Restated Loan Agreement, dated February 21, 1997, as amended, with First Union National Bank (the "Credit Agreement"). As of July 31, 1997, the balance outstanding under the Credit Agreement, which matures in 2001, was approximately $46.9 million. Borrowings under the Credit Agreement bear interest at rates ranging from a base percentage rate plus a maximum of 1.25% to LIBOR plus a maximum of 2.25%. The amounts outstanding under the Credit Agreement were primarily used to finance the acquisitions of Churchill, Alpha, Premier, AEI, CCI, AMII and ICS. See "Recent Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- Credit Agreement and Borrowings" and "Description of Credit Agreement." Any remaining net proceeds will be used for general corporate purposes. The Company will not receive any of the net proceeds from the sale of the shares of Common Stock offered by the Selling Stockholders.

                          PRICE RANGE OF COMMON STOCK

     The Company's Common Stock has been traded on the Nasdaq National Market under the symbol LSON since the Company's initial public offering of Common Stock in October, 1996. The following table sets forth for each period indicated the high and low sale prices for the Common Stock as reported on the Nasdaq National Market.

                                                                 HIGH      LOW
                                                                ------    ------
FISCAL YEAR 1996
  Fourth Quarter from October 9, 1996.......................    $24.13    $14.00
FISCAL YEAR 1997
  First Quarter.............................................    $25.50    $17.75
  Second Quarter............................................    $28.12    $16.00
  Third Quarter through August 1, 1997......................    $29.39    $25.00

     On July 30, 1997, the last reported sale price of the Common Stock was $28.50 per share. As of July 31, 1997, there were approximately 36 holders of record of the Company's Common Stock.

                                DIVIDEND POLICY

     The Company currently intends to retain any earnings to finance operations and expansion and, therefore, does not anticipate declaring or paying any cash dividends on the Common Stock in the foreseeable future. Future cash dividends, if any, will be determined by the Board and will be based upon the Company's earnings, capital requirements, financial condition and other factors deemed relevant by the Board. The Credit Agreement does not permit the payment of dividends without the consent of the lenders. See "Description of Credit Agreement." Except for the payment of certain constructive dividends in connection with the Company's initial public offering of Common Stock, the Company has not paid any cash or other dividends on its capital stock.

                                 CAPITALIZATION

     The following table sets forth (i) the actual capitalization of the Company as of June 30, 1997 ("Actual"), (ii) the pro forma capitalization of the Company as of June 30, 1997 giving effect to the ICS Acquisition as if it had occurred as of June 30, 1997 ("Pro Forma") and (iii) the capitalization of the Company as of June 30, 1997 as adjusted to give effect to the sale by the Company of the 2,200,000 shares of Common Stock offered by the Company hereby at an assumed public offering price of $28.50 per share and the application of the estimated net proceeds therefrom as described in "Use of Proceeds" ("As Adjusted"). This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," Pro Forma Financial Information and the Consolidated Financial Statements appearing elsewhere in this Prospectus.

                                                                           June 30, 1997
                                                              ---------------------------------------
                                                              Actual       Pro Forma      As Adjusted
                                                              -------      ---------      -----------
                                                                     (Unaudited, in thousands)
Long-term debt, less current portion........................  $27,400      $ 46,300        $     --
Common stock with a put option..............................    1,060         1,060           1,060
Stockholders' equity:
  Preferred Stock, $0.01 par value; 5,000,000 shares
     authorized, no shares issued and outstanding...........       --            --              --
  Common Stock, $0.01 par value; 20,000,000 shares
     authorized, 8,896,452, 8,943,893, and 11,143,893 shares
     issued and outstanding (Actual, Pro Forma and As
     Adjusted, respectively)................................       89            89             111
Additional paid-in capital..................................   54,577        55,739         114,907
Retained earnings...........................................    8,886         8,886           8,886
                                                              -------      --------        --------
     Total stockholders' equity.............................   63,552        64,714         123,904
                                                              -------      --------        --------
       Total capitalization.................................  $92,012      $112,074        $124,964
                                                              =======      ========        ========

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following table sets forth the selected consolidated financial data of the Company and the financial data of its Predecessor. The selected consolidated financial data for the Company as of and for the years ended December 31, 1995 and 1996 included elsewhere in this Prospectus, and the selected financial data for the Predecessor as of and for the years ended December 31, 1992, 1993 and 1994, have been derived from the consolidated financial statements of the Company and the financial statements of the Predecessor, respectively, and have been audited by Coopers & Lybrand LLP, independent public accountants, as indicated in their reports included elsewhere in this Prospectus. The selected financial data for the Predecessor as of and for the year ended December 31, 1992 has been derived from the financial statements of the Predecessor audited by another independent accountant and is not included in this Prospectus. The selected consolidated financial data for the Company for the six months ended June 30, 1996 and 1997 has been derived from the unaudited consolidated financial statements included elsewhere in this Prospectus that include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to fairly present the data for such periods. Data for the six months ended June 30, 1997 is not necessarily indicative of future results. The table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Pro Forma Financial Information, the consolidated financial statements of the Company, the financial statements of the Predecessor and the related notes to each and the other financial information included elsewhere in this Prospectus.

                                            PREDECESSOR                                       COMPANY
                                    ---------------------------   ---------------------------------------------------------------
                                                      YEAR ENDED DECEMBER 31,                        SIX MONTHS ENDED JUNE 30,
                                    ------------------------------------------------------------   ------------------------------
                                                                                      PRO FORMA                        PRO FORMA
                                                      HISTORICAL                          AS          HISTORICAL           AS
                                    -----------------------------------------------    ADJUSTED    -----------------    ADJUSTED
                                     1992      1993      1994      1995      1996     1996(1)(2)    1996      1997     1997(1)(2)
                                    -------   -------   -------   -------   -------   ----------   -------   -------   ----------
                                                              (In thousands, except per share amounts)
                                                                                                      (Unaudited)
STATEMENT OF INCOME DATA:
  Revenues, net of postage........  $18,852   $31,151   $41,151   $46,605   $69,937    $112,395    $27,089   $53,658     $64,624
  Cost of revenues................   13,176    20,684    27,238    31,227    47,587      72,937     17,696    37,147      44,159
  Gross profit....................    5,676    10,467    13,913    15,378    22,350      39,458      9,393    16,511      20,465
  Selling, general and
    administrative expenses.......    3,139     6,980     8,377     9,406    12,628      24,440      5,256     8,395      12,799
  Compensatory option expense.....       --        --        --       308       936         936        160       109         109
  Amortization of intangibles.....       87       163       266       817     1,121       2,245        380     1,041       1,394
                                    -------   -------   -------   -------   -------    --------    -------   -------     -------
  Income from operations..........    2,450     3,324     5,270     4,847     7,665      11,837      3,597     6,966       6,163
  Interest expense................       83       126       185     1,760     1,831           7        875       740           6
  Other (income) expense, net.....       93       (21)      (21)      (66)      (71)       (124)       (25)       --         (21)
                                    -------   -------   -------   -------   -------    --------    -------   -------     -------
  Income before income taxes......    2,274     3,219     5,106     3,153     5,905      11,954      2,747     6,226       6,178
  Provision for income taxes......       --        --        --     1,139     2,103       4,237        964     2,250       2,236
  Minority interest...............       --        --        --        --        71          71         28        98          98
                                    -------   -------   -------   -------   -------    --------    -------   -------     -------
  Net income......................  $ 2,274   $ 3,219   $ 5,106   $ 2,014   $ 3,731    $  7,646    $ 1,755   $ 3,878     $ 3,844
                                    =======   =======   =======   =======   =======    ========    =======   =======     =======
  Pro forma provision for income
    taxes(3)......................      821     1,162     1,843
                                    -------   -------   -------
  Pro forma net income............  $ 1,453   $ 2,057   $ 3,263
                                    =======   =======   =======
  Primary and fully diluted
    earnings per share(4).........                                $  0.33   $  0.55    $   0.84    $  0.28   $  0.43     $  0.34
                                                                  =======   =======    ========    =======   =======     =======
  Weighted average number of
    common and common equivalent
    shares outstanding............                                  6,192     6,764       9,131      6,188     9,099      11,380

                                                   PREDECESSOR                                   COMPANY
                                           ---------------------------   --------------------------------------------------------
                                                            DECEMBER 31,                                JUNE 30, 1997
                                           -----------------------------------------------   ------------------------------------
                                                             HISTORICAL
                                           -----------------------------------------------                  PRO           AS
                                            1992      1993      1994      1995      1996      ACTUAL     FORMA(5)     ADJUSTED(6)
                                           -------   -------   -------   -------   -------   --------   -----------   -----------
                                                                               (In thousands)
                                                                                                        (Unaudited)
BALANCE SHEET DATA:
  Working capital........................  $ 2,444   $ 3,307   $ 3,218   $ 5,141   $16,926   $ 25,025    $ 27,219      $ 40,109
  Total assets...........................   10,814    13,877    15,692    37,309    78,546    106,727     129,347       142,237
  Long-term debt, less current portion...       65       320       261    18,777     4,101     27,400      46,300            --
  Total stockholders' equity.............    4,934     6,567     6,623     9,214    57,006     63,552      64,714       123,904

---------------
(1) Gives effect to the seven acquisitions completed by the Company in 1997, the sale of 2,200,000 shares of Common Stock offered by the Company and the application of the net proceeds from the Offering as if each had occurred as of January 1, 1996. See "Recent Acquisitions," "Use of Proceeds" and Pro Forma Financial Information.
(2) See Note 16 to the Notes to the financial statements of ICS. Further, included in the pro forma as adjusted data of ICS for the six months ended April 30, 1997 are approximately $625,000 of severance and related expenses.
(3) From its inception to January 17, 1995, the Company was an S Corporation and, accordingly, was not subject to federal income taxes. The pro forma provision for income taxes has been computed as if the Company had been subject to federal income taxes for the periods presented and based on the statutory tax rates then in effect. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 7 to the Notes to the Consolidated Financial Statements.
(4) Earnings per share are not presented for the Predecessor (as defined in "The Company") as such information is not representative of the capital structure of the Company.
(5) Gives effect to the ICS Acquisition as if it had occurred as of June 30, 1997. See Pro Forma Financial Information.
(6) Gives effect to the ICS Acquisition, the Offering and the application of the net proceeds from the Offering as if each had occurred as of June 30, 1997. See "Use of Proceeds" and Pro Forma Financial Information.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the consolidated financial statements of the Company and the related notes, the Pro Forma Financial Information of the Company and the related notes and the other related financial information included elsewhere in this Prospectus. The discussion in this section of the Prospectus contains forward-looking statements that involve risks and uncertainties. When used in this document, the words "anticipate," "believe," "estimate," and "expect" and similar expressions generally are intended to identify forward-looking statements. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and "Business," as well as those discussed elsewhere in this section and elsewhere in this Prospectus.

OVERVIEW

     The Company provides integrated outsourcing services for records management, document management and business communications. The Company's records management services include specialized solutions relating to the process of scanning and converting documents and other inputs to a variety of digital formats and micrographic services. The Company's document management services include high-volume, quick turn-around optical and digital printing and fulfillment, as well as facility management operations at customer sites. The Company's business communications services provide customers with a reliable and cost-effective method of distributing statements, reports and letters to consumers and other target audiences. See "Business."

     For the year ended December 31, 1996 and the six months ended June 30, 1997, the Company had net revenues of approximately $69.9 million and $53.7 million, respectively. The Company's strategy has been to offer a wide range of services to its customers and to use technology to expand its service offerings.

     Prior to 1992, the Company's growth was principally the result of internal expansion of its direct mail operations. The Company began offering facility management services in 1992, which during the period from 1992 through 1994 provided a substantial component of the Company's growth. Since 1994, increases in the Company's collection letter operations and scanning and conversion services, which became practicable as a result of advances in digital technology, have been significant components of the Company's growth. Since June, 1995, the Company has acquired 15 companies. The Company believes it has developed an infrastructure and strategy to successfully integrate acquired companies into its financial, purchasing and operating systems. The Company believes that it can serve as a consolidator of the highly fragmented information management services industry and that it can achieve economies of scale through volume purchasing, enhanced facilities utilization and consolidation of support staff and infrastructure. The Company's objective is to cross-sell its full range of services to its existing customer base and to the customer base of acquired companies. See "Recent Acquisitions" and "Business -- Acquisition Strategy."

     The Company's revenues are generally recorded when it provides the goods or services specified by a customer. Revenues are presented net of postage since postage and similar delivery costs are generally passed through for reimbursement directly from the customer. Costs of revenues consist principally of wages and related benefits associated with providing the Company's services, paper products and related supplies, and building and equipment expenses. Selling, general and administrative expenses include expenses incurred in connection with acquisitions, wages and related benefits associated with the Company's executive and middle management, marketing and selling activities (principally wages and related costs) and financial and other administrative expenses.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain financial data of the Company as a percentage of net revenues:

                                   PREDECESSOR                               COMPANY
                                   -----------    --------------------------------------------------------------
                                             YEAR ENDED DECEMBER 31,                 SIX MONTHS ENDED JUNE 30,
                                   --------------------------------------------    -----------------------------
                                                                     PRO FORMA                        PRO FORMA
                                                                    AS ADJUSTED                      AS ADJUSTED
                                      1994        1995     1996        1996        1996     1997        1997
                                   -----------    -----    -----    -----------    -----    -----    -----------
                                                                                    (Unaudited)
STATEMENT OF INCOME DATA:
Net revenues...................       100.0%      100.0%   100.0%      100.0%      100.0%   100.0%      100.0%
Cost of revenues...............        66.2        67.0     68.0        64.8        65.3     69.2        68.3
Gross profit...................        33.8        33.0     32.0        35.1        34.7     30.8        31.7
Selling, general and
  administrative expenses......        20.4        20.2     18.0        21.7        19.4     15.6        19.8
Income from operations.........        12.9        10.4     11.0(1)     10.5        13.3     13.0         9.5(2)
Net income.....................        12.4         4.3      5.3(1)      6.8         6.5      7.2         5.9(2)

-------------------------
(1) Effective on the date of the Company's initial public offering of Common Stock in October, 1996, stock options granted to certain officers and employees were accelerated resulting in a one-time non-cash expense of $653,000.
(2) Decrease is primarily the result of ICS's operating loss incurred during the six months ended April 30, 1997.

SIX MONTHS ENDED JUNE 30, 1997 COMPARED WITH SIX MONTHS ENDED JUNE 30, 1996

     Net Revenues. Net revenues increased from approximately $27.1 million in the six months ended June 30, 1996 to approximately $53.7 million in the comparable 1997 period, an increase of $26.6 million or 98.1%. The approximate $26.6 million increase includes approximately $19.8 million of revenues related to businesses acquired since July, 1996. Excluding the results of subsidiaries acquired since July, 1996, revenues increased approximately $6.8 million primarily related to growth in the Company's business communications and records management services of $5.8 million and $600,000, respectively.

     Gross Profit. Gross profit increased from approximately $9.4 million in the six months ended June 30, 1996 to approximately $16.5 million in the comparable 1997 period, an increase of $7.1 million or 75.8%. The increase is primarily due to an increase in net revenues, partially offset by lower gross profit margins for certain businesses acquired since July, 1996 and the Company's product mix. Gross profit as a percentage of net revenues was 30.8% for the six months ended June 30, 1997 versus 34.7% for the comparable period of 1996.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased from approximately $5.3 million for the six months ended June 30, 1996 to approximately $8.4 million in the comparable 1997 period, an increase of $3.1 million or 59.2%. The increase is primarily attributable to businesses acquired since July, 1996. Selling, general and administrative expenses as a percentage of net revenues for the six months ended June 30, 1997 decreased to 15.6% from 19.4% for the 1996 comparable period. The decrease in selling, general and administrative expenses as a percentage of net revenues primarily resulted from an increase in net revenues without a proportionate increase in expenses.

     Amortization of Intangibles. Amortization of intangibles increased from approximately $380,000 for the six months ended June 30, 1996 to approximately $1.0 million in the comparable 1997 period, an increase of $662,000 or 174.2%. The increase is primarily due to the amortization of goodwill recorded as a result of businesses acquired since July, 1996.

     Interest Expense. Interest expense decreased from approximately $850,000 for the six months ended June 30, 1996 to approximately $740,000 in the comparable 1997 period, a decrease of $110,000 or 12.9%. The decrease was primarily due to a decrease in average debt outstanding during 1997 compared to the comparable period of 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED WITH YEAR ENDED DECEMBER 31, 1995

     Net Revenues. From 1995 to 1996, net revenues increased from approximately $46.6 million to approximately $69.9 million, an increase of $23.3 million or 50.0%. The $23.3 million increase in net revenues includes approximately $14.8 million of net revenues related to businesses acquired during 1996 and approximately $8.5 million principally due to sales growth in the Company's existing businesses. The breakdown of the $8.5 million in sales growth from existing businesses and the percentage period over period growth were as follows: business communications, $5.0 million (71.0%); digital imaging, $2.2 million (53.0%) and collection letter processing, $1.3 million (24.0%).

     Gross Profit. From 1995 to 1996, gross profit increased from approximately $15.4 million to approximately $22.4 million, an increase of approximately $7.0 million or 45.5%. The increase was primarily due to an increase in net revenues, partially offset by lower gross profit margins for businesses acquired in 1996. Gross profit as a percentage of net revenues was 32.0% for the year ended December 31, 1996 versus 33.0% in 1995.

     Selling, General and Administrative Expenses. From 1995 to 1996, selling, general and administrative expenses increased from approximately $9.4 million to approximately $12.6 million, an increase of approximately $3.2 million or 34.0%. Approximately $2.4 million of the increase was attributable to businesses acquired during 1996. Approximately $400,000 was due to an increase in administrative expenses primarily resulting from the hiring of several key executives in late 1995 and in the first three quarters of 1996, and approximately $500,000 was due to an increase in advertising, sales commissions and other selling expenses, related to the higher sales volumes. Selling, general and administrative expenses as a percentage of net revenues was 18.0% in 1996 versus 20.2% in 1995. The decrease in selling, general and administrative expenses as a percentage of net revenues primarily resulted from increased revenues without a proportionate increase in expenses.

     Compensatory Stock Option Expenses. From 1995 to 1996, compensatory stock option expense increased from approximately $308,000 to approximately $936,000, an increase of approximately $628,000 or 204.0%. The provisions of certain stock option agreements included the immediate vesting of those options on the effective date of the Company's initial public offering of Common Stock. Accordingly, the Company recorded a non-cash expense of $653,000 during the fourth quarter of 1996 to record the compensation associated with the immediate vesting of those stock options.

     Amortization of Intangibles. From 1995 to 1996, amortization of intangibles increased from approximately $817,000 to approximately $1.1 million, an increase of approximately $283,000 or 34.6%. The increase was primarily due to amortization of goodwill recorded as a result of businesses acquired during 1996.

YEAR ENDED DECEMBER 31, 1995 COMPARED WITH YEAR ENDED DECEMBER 31, 1994

     Net Revenues. From 1994 to 1995, net revenues increased from approximately $41.2 million to approximately $46.6 million, an increase of approximately $5.4 million or 13.1%. The increase resulted principally from growth in the Company's collection letter processing, facilities management and document conversion revenues of approximately $2.0 million, $1.2 million and $1.0 million, respectively. In addition, the areas showing the largest percentage period over period growth were collection letter processing (58.0%, from approximately $3.4 million to approximately $5.4 million), digital imaging (84.0%, from approximately $1.0 million to approximately $1.9 million) and micrographics (33.0%, from approximately $3.2 million to approximately $4.2 million). In general, of the total revenue increase in 1995, approximately 60.0% was the result of increases in sales to existing customers and approximately 40.0% of the increase was due to sales to new customers.

     Gross Profit. From 1994 to 1995, gross profit increased from approximately $14.0 million to approximately $15.4 million, an increase of approximately $1.4 million or 10.0%. Gross profit as a percentage of net revenues decreased from 33.8% in 1994 to 33.0% in 1995. The decrease in gross profit as a percentage of net revenues primarily resulted from an increase of approximately $1.0 million in the cost of paper and related products, partially offset by increased operating efficiencies.

     Selling, General and Administrative Expenses. From 1994 to 1995, selling, general and administrative expenses increased from approximately $8.4 million to approximately $9.4 million, an increase of approximately $1.0 million or 11.9%. In connection with the 1995 Recapitalization, the Company recorded approximately $275,000 in non-recurring professional services and other expenses. Also in 1995, several key executives were hired, including Mr. Monroe and a vice president of operations, resulting in an increase of approximately $300,000 in administrative expenses. As a percentage of net revenues, selling, general and administrative expenses decreased from 20.4% in 1994 to 20.2% in 1995. The decrease in selling, general and administrative expenses as a percentage of net revenues primarily resulted from increased revenues without a proportionate increase in expenses.

     Amortization of Intangibles. From 1994 to 1995, amortization of intangible assets increased from approximately $266,000 to $817,000. The increase primarily resulted from the amortization of intangibles created as a result of the GTCR Fund IV investment and the 1995 Recapitalization. See "The Company" and "Certain Relationships and Related Transactions."

     Interest Expense. From 1994 to 1995, interest expense increased from $185,000 to approximately $1.8 million. The increase in interest expense primarily resulted from additional interest on borrowings incurred as part of the 1995 Recapitalization and growth in the Company's business. See "The Company" and "Certain Relationships and Related Transactions."

SELECTED QUARTERLY INFORMATION

     The following tables set forth certain unaudited quarterly financial data of the Company for each of the four fiscal quarters in 1995 and 1996, and the first and second fiscal quarters in 1997. The information for each of these quarters is prepared on the same basis as the consolidated financial statements of the Company and related notes included elsewhere in this Prospectus and include, in the opinion of management, all adjustments (consisting of normal recurring adjustments) necessary to fairly present the data for such periods. The information in the following tables is not necessarily indicative of future results. See "Risk Factors -- Effect of Potential Fluctuations in Quarterly Operating Results; Seasonality." The tables should be read in conjunction with "Selected Consolidated

Financial Data," the consolidated financial statements of the Company and the related notes and the other financial information included elsewhere in this Prospectus.

                                                                         QUARTER ENDED
                                    ---------------------------------------------------------------------------------------
                                    MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                      1995       1995       1995        1995       1996       1996       1996        1996
                                    --------   --------   ---------   --------   --------   --------   ---------   --------
                                                                   (Unaudited, in thousands)
STATEMENT OF INCOME DATA:
Net revenues......................  $11,764    $11,931     $11,525    $11,385    $13,005    $14,084     $20,659    $22,189
Cost of revenues..................    7,588      7,729       7,927      7,983      8,659      9,037      14,754     15,137
Gross profit......................    4,176      4,202       3,598      3,402      4,346      5,047       5,905      7,052
Selling, general and
  administrative expenses.........    2,375      2,220       2,205      2,606      2,497      2,759       3,482      3,890
Income from operations............    1,597      1,779       1,189        282      1,593      2,004       1,937      2,131

                                       QUARTER ENDED
                                    -------------------
                                    MAR. 31,   JUNE 30,
                                      1997       1997
                                    --------   --------
                                (Unaudited, in thousands)

STATEMENT OF INCOME DATA:
Net revenues......................  $26,236    $27,422
Cost of revenues..................   18,147     19,000
Gross profit......................    8,089      8,422
Selling, general and
  administrative expenses.........    4,315      4,080
Income from operations............    3,240      3,726

                                                                         QUARTER ENDED
                                    ---------------------------------------------------------------------------------------
                                    MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                      1995       1995       1995        1995       1996       1996       1996        1996
                                    --------   --------   ---------   --------   --------   --------   ---------   --------
                                                                          (Unaudited)
STATEMENT OF INCOME DATA AS A
  PERCENTAGE OF NET REVENUES:
Net revenues......................    100.0%     100.0%      100.0%     100.0%     100.0%     100.0%      100.0%     100.0%
Cost of revenues..................     64.5       64.8        68.8       70.1       66.6       64.2        71.4       68.2
Gross profit......................     35.5       35.2        31.2       29.9       33.4       35.8        28.6       31.8
Selling, general and
  administrative expenses.........     20.2       18.6        19.1       22.9       19.2       19.6        16.9       17.5
Income from operations............     13.6       14.9        10.3        2.5       12.2       14.2         9.4        9.6

                                       QUARTER ENDED
                                    -------------------
                                    MAR. 31,   JUNE 30,
                                      1997       1997
                                    --------   --------
                                       (Unaudited)

STATEMENT OF INCOME DATA AS A
  PERCENTAGE OF NET REVENUES:
Net revenues......................    100.0%     100.0%
Cost of revenues..................     69.2       69.3
Gross profit......................     30.8       30.7
Selling, general and
  administrative expenses.........     16.4       14.9
Income from operations............     12.3       13.6

     Revenues from the Company's services are subject to quarterly variations. Net revenues can vary from period to period due to the effect of the timing of specific projects. Quarterly results may also vary as a result of the timing of acquisitions, if any, and the timing and magnitude of costs related to such acquisitions. See "Risk Factors -- Effect of Potential Fluctuations in Quarterly Operating Results; Seasonality" and "-- Fluctuations in Paper Prices."

LIQUIDITY AND CAPITAL RESOURCES

     The Company has funded its operations and acquisitions through a combination of cash flow from operations, bank borrowings and the issuance of shares of Common Stock.

  OPERATING ACTIVITIES

     Cash used in operating activities was $2.1 million for the year ended December 31, 1996 compared to cash provided by operating activities of $1.3 million in 1995 and $5.7 million in 1994. The increase in operating cash flows in 1996 was primarily due to an increase in net income and an increase in customer deposits partially offset by an increase in accounts receivable and prepaid expenses. The decrease in operating cash flows from 1994 to 1995 was primarily due to lower net income and higher accounts receivable.

     Net cash provided by operating activities totaled $1.2 million for the six months ended June 30, 1997 compared to $2.4 million for the six months ended June 30, 1996, representing a decrease of $1.2 million. The decrease in operating cash flow in 1997 was primarily due to lower accrued expenses and other liabilities, which more than offset the increase in net income.

  INVESTING

     Cash flows used in investing activities totaled $1.8 million, $1.8 million and $21.7 million for the years ended December 31, 1994, 1995 and 1996, respectively, and has primarily been used to fund payments for the net assets of acquired businesses and investments in capital equipment to improve the Company's reprographic capability and capacity. Cash used to acquire businesses was $1.0 million, $1.4 million and $17.1 million for the years ended December 31, 1994, 1995 and 1996, respectively. Cash used to invest in capital equipment totaled $4.6 million in 1996, compared to $800,000 and $1.1 million in 1994 and 1995, respectively. The 1996 and 1997 investment in capital equipment includes approximately

$1.3 million and $1.5 million, respectively, of previously leased copiers that were purchased during the fourth quarter of 1996 and the first quarter of 1997.

     Cash flows provided by financing activities largely consisted of proceeds from the Company's initial public offering of Common Stock in October, 1996, partially offset by repayments of long-term debt and payments to redeem shares of the Company's Common Stock during 1996. Net proceeds from the issuance of common stock totaled approximately $53.0 million for the year ended December 31, 1996, after deducting underwriting discounts and other offering expenses. The net proceeds from the Company's initial public offering of Common Stock were primarily used to redeem 692,047 shares of Common Stock which were held by the Company's largest shareholder and to repay amounts which were then outstanding under the Company's Credit Agreement.

  CREDIT AGREEMENT AND BORROWINGS

     On January 17, 1995, Lason and First Union National Bank entered into a Credit Agreement, pursuant to which the Bank provided for an aggregate of $15.0 million of term loans payable in 26 quarterly installments ending June 30, 2001 and a $10.0 million revolving credit facility, subject to a borrowing base limitation, expiring on June 30, 2001. In July, 1996, the Credit Agreement was amended to include an additional $10.0 million acquisition credit facility, expiring on the earlier of June 30, 2001 or an initial public offering by the Company. In addition, in August, 1996, the Credit Agreement was amended to provide for up to an additional $8.5 million of interim term loans, payable upon the earlier of March 31, 1997 or an initial public offering by the Company. In August, 1996, the Credit Agreement was further amended increasing the then existing $10.0 million revolving credit facility to $13.0 million.

     On February 21, 1997, the Credit Agreement was amended and restated to provide revolving credit loans in the initial amount of $40.0 million, which was increased to $60.0 million on July 21, 1997 and to $80.0 million on August 1, 1997. The increased borrowing capacity will be used to finance additional acquisitions of businesses, working capital and capital expenditures and for other corporate purposes. Borrowings, if any, under the Credit Agreement will be collateralized by substantially all of Lason's assets. Lason will not be required to make principal payments prior to 2001, the maturity of the loan. Interest on amounts outstanding will be calculated based on interest rates determined at the time of borrowing. Borrowings will bear interest at rates ranging from a base percentage rate plus a maximum of 1.25% (a weighted average rate of 9.0% as of June 30, 1997) to LIBOR plus a maximum of 2.25% (a weighted average rate of 6.94% as of June 30, 1997), depending on the Company's leverage ratio. The Credit Agreement contains restrictions on the acquisition of stock or assets, disposal of assets, incurrence of other liabilities, minimum requirements for cash flow and certain financial ratios. As of July 31, 1997, the Company had approximately $46.9 million outstanding under the Credit Agreement. See "Description of Credit Agreement," Pro Forma Financial Information and Note 6 to the Notes to the Consolidated Financial Statements.

     Upon the completion of the Offering, the Company plans to repay all of its outstanding indebtedness under its Credit Agreement using most of the net proceeds from the Offering.

  CAPITAL EXPENDITURES

     The Company continues to invest in capital equipment, principally to improve its reprographic capability and capacity. The Company expended approximately $800,000, $1.1 million, $4.6 million and $3.8 million for capital equipment for the years ended December 31, 1994, 1995, and 1996, and the six months ended June 30, 1997, respectively. At June 30, 1997, the Company had no commitments to purchase equipment. The Company expects to make additional capital expenditures of up to approximately $1.0 million in 1997, none of which is pursuant to a firm commitment. Capital expenditures will generally be funded from operations.

  RECENT ACQUISITIONS

     The Company's liquidity and capital resources have been significantly affected by acquisitions and, given the Company's acquisition strategy, may be significantly affected for the foreseeable future.

To capitalize on the information management industry consolidation opportunity, the Company has adopted a more active acquisition strategy. See "Recent Acquisitions" and "Business -- Acquisition Strategy." Since June, 1995, the Company has acquired 15 companies. The Company has to date financed its acquisitions with borrowings under the Credit Agreement, with shares of its capital stock and with cash from operations. Borrowings for acquisitions during 1996 and the first six months of 1997 totaled $17.1 million and $20.2 million, respectively. In addition, the Company borrowed approximately $18.9 million in July, 1997 to fund the ICS Acquisition. See "Recent Acquisitions."

  FUTURE CAPITAL NEEDS

     The Company's ability to obtain cash adequate to fund its needs depends generally on the results of its operations and the availability of financing. Management believes that cash flow from operations, in conjunction with borrowings from existing and possible future credit facilities and the net proceeds from the Offering, will be sufficient to meet debt service requirements, make possible future acquisitions and fund future capital expenditures. However, there can be no assurance in this regard, nor any assurance that the terms available for any future financing, if required, would be favorable to the Company.

INFLATION

     Certain of the Company's expenses, such as wages and benefits, occupancy costs and equipment repair and replacement, are subject to normal inflation. Supplies, such as paper and related products, can be subject to significant price fluctuations. Although the Company to date has been able to offset any such cost increases through increased operating efficiencies, there can be no assurance that the Company will be able to offset any future inflationary cost increases through similar efficiencies or increased charges for its products and services.

                                    BUSINESS

     The following Business section contains forward-looking statements which involve risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," and "expect" and similar expressions as they relate to the Company or its management are intended to identify such forward-looking statements. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include those discussed in "Risk Factors."

OVERVIEW

     Lason provides integrated outsourcing services for records management, document management and business communications. The investments the Company has made in imaging and communications technology, personnel, equipment and systems over the past decade have given it the capabilities and expertise necessary to meet the growing and increasingly complex information management requirements of its customers. The Company primarily serves customers in the manufacturing, healthcare, financial services and professional services industries. The Company's core competencies in input processing, data management and output processing enable it to provide a broad range of services across a wide range of media types and allow customers to fulfill their information management outsourcing needs with a single vendor. The Company's strategy has been to offer a wide range of services to its customers and to use technologically advanced solutions to expand its service offerings. The Company's net revenues have grown from $9.9 million for the year ended December 31, 1991 to $69.9 million for the year ended December 31, 1996, representing a compounded annual growth rate of approximately 47.8% over the last five years. The Company had net revenues of $53.7 million for the six months ended June 30, 1997. Today, the Company employs approximately 1,700 people, has operations in 15 states and provides services to over 2,900 customers at 26 multi-functional imaging centers and at over 40 facility management sites located on customers' premises.

     Since its initial public offering of Common Stock in October, 1996, the Company has:

     - Acquired seven information management companies which had aggregate 1996 revenues of approximately $42.4 million;

     - Achieved significant internal revenue growth, excluding the results of subsidiaries acquired after June 30, 1996, generating net revenues in the quarter ended June 30, 1997 that were 27.0% higher than those achieved in the quarter ended June 30, 1996;

     - Increased the geographic presence of its operations from eight states to 15 states;

     - Continued the development of its branding strategy by increasing its emphasis on products such as Visions computer output to laser disk
       (COLD), Lason Document Express (print on demand), Priority Gram and PROXYGRAM; and

     - Increased the availability under its credit agreement to $80.0 million.

     The information management industry is highly fragmented, consisting of a large number of small companies providing limited service offerings. Therefore, an important element of the Company's growth strategy is to make selected acquisitions of companies with complementary technologies or customer bases to consolidate its position as a provider of complete information management services. Since June, 1995, the Company has acquired 15 companies. In particular, since its initial public offering of Common Stock in October, 1996, the Company has completed the acquisition of seven information management companies, providing a range of services in 12 states, seven of which represent new territory for the Company. See "Recent Acquisitions." The Company will continue to seek and evaluate acquisition opportunities.

     Lason's information management service offerings generally can be divided into the areas of records management, document management and business communications. The Company's records management services include the scanning and conversion of documents from a variety of input media to a digital format. The Company also provides traditional microfilm and microfiche services. The Company's newest records management service offering, Visions computer output to laser disk (COLD), provides laser disk storage and retrieval of records. The Company's document management services include high-volume, quick turn-around optical and digital printing, as well as facility management operations at customer sites. The Company's newest document management service offering, Lason Document Express (print on demand), allows documents to be stored digitally, accessed on-line and printed and distributed locally or centrally, depending on end-user requirements. The Company's business communications services provide customers with rapid, reliable and cost-effective methods for making large-scale distributions by fax, electronic distribution, print and mail of statements, reports, proxy solicitations and letters to consumers and other target audiences in response to specific events. The Company's database management system offers list manipulation, sorting services and information search solutions so that customers' data can be customized and updated for specific target market mailings. The Company also provides customized processing services for over 400 collection agencies located throughout the United States.

     Lason believes that companies will continue to increase their use of outsourced information management services. To manage efficiently complex or large volumes of documents, a customer would be required to make a significant investment in equipment, processes and technology which may only be fully utilized occasionally by a single user. Through outsourcing, companies can avoid this capital investment, as well as the risks of obsolescence that arise from rapid changes in document management technology. As companies seek to focus on their core competencies and maximize asset utilization, they are increasingly turning to outside parties who have the technological expertise, service focus, rapid turn-around capacity and full range of capabilities necessary to manage efficiently complex or large volumes of documents. In addition, the Company believes that customers will seek a single vendor capable of furnishing all or many of their document management needs rather than relying on multiple vendors with varying areas of expertise.

MARKET AND INDUSTRY OVERVIEW

     The Company believes the market for its services is growing due to a variety of factors including: (i) continuing advancements in computer, networking, facsimile, printing and other technologies which have greatly facilitated the production and distribution of documents; (ii) government regulations that require lengthy document retention periods and rapid accessibility for many types of records; (iii) increased customer expectations of low cost access to records on short notice at different locations; and (iv) an increasingly litigious society, necessitating access to relevant documents and records for extended periods. In addition, the Company's customer base of manufacturing firms, healthcare institutions, professional service firms and financial institutions routinely generate large volumes of documents that require efficient processing, distribution, storage and retrieval. The Company believes that these customer segments have increased, and will continue to increase, their outsourcing of document management services in order to maintain a focus on core operating competencies and revenue generating activities, reduce fixed costs, including labor and equipment costs, and gain access to new technologies without incurring the expense and risk of near-term obsolescence of such technologies.

     The Company also believes that the market for its services will expand as technology evolves for the scanning and conversion of paper or microfilm documents into digital formats. Electronic imaging is generally used because of the storage media's high speed of retrieval, its multiple indexing and text search formatting capabilities, its ability to be used to distribute electronic documents to multiple locations and, once input, its lower cost per retrieval.

     The Company believes that many of the small businesses with which it competes lack the capital for expansion, cannot keep abreast of rapidly changing technologies, lack the ability to manage large, complex projects, lack effective marketing programs and are unable to meet the needs of large, geographically dispersed customers. As a result of these barriers to continued growth, the Company believes that many owners of such competing firms will be receptive to being acquired by the

Company as a means of providing the owners of such companies with liquidity. In addition, to the extent the Company finances all or a portion of the purchase price by issuing shares of Common Stock, the Company will also be providing such owners with an opportunity to participate in any potential growth of the Company.

BUSINESS STRATEGY

     The Company's goal is to become a national, single source provider of document management, records management and business communication services for its customers. To achieve this goal, the Company intends to implement a focused business strategy based on the following elements:

          Provide a broad range of services that will allow both existing and new customers to secure all of their needed information management services from one source. The Company's broad range of services and its significant investment in technology and capacity enable it to compete successfully for large, complex projects for large customers because it has capabilities that its competitors lack. The Company intends to focus on obtaining additional business by offering its full service capabilities to firms now being serviced by several document management service companies with a limited range of service offerings thereby enabling customers to consolidate various vendor relationships into a single relationship with the Company.

          Implement a comprehensive marketing program to facilitate the cross-selling of additional services to customers who are now purchasing only a limited number of services and to develop national brand recognition of the quality and scope of Lason's services. The Company has leveraged its existing customer relationships to sell its other information management services. For example, the Company has been able to expand customer relationships initially developed through its facilities management services into providing a full range of information management services. Moreover, the successful development of a national brand image for Lason will enhance the sales potential of acquired companies, thus increasing the benefits of integrating these acquired companies into the Lason system and strengthening Lason's attractiveness as a potential acquiror.

          Make selective acquisitions to further broaden its geographic reach, customer base and technological capabilities and to attain economies of scale in purchasing, facilities utilization and management. The Company's strategy is to serve as a consolidator of the highly fragmented information management services industry. Since its founding in 1985, the Company has acquired several companies which have expanded its services offerings and increased its technological capabilities. Since June, 1995, the Company has acquired 15 companies involved in records management, duplication, conversion services, facilities management, item processing and item research, micrographics, litigation support document management services, electronic sorting of mass mailings, proxy solicitations, and mail creation and distribution. The Company intends to acquire additional companies with attractive, complementary customer bases or technologies. The Company's goal is to increase the utilization of its assets and to cross-sell additional services through acquired companies. See "Risk Factors -- Risks of Acquisitions and Failure to Integrate Acquired Businesses" and "-- Risk of Inadequate Financing for Future Acquisitions," "Recent Acquisitions" and "Business -- Acquisition Strategy."

          Develop additional high value-added applications, such as Lason Document Express (print on demand), digital imaging services and Visions computer output to laser disk (COLD), within its core services offerings. The Company has developed a variety of technologically advanced products and services that provide creative solutions to difficult customer problems. Examples of these high value-added applications are Lason Document Express, an electronic print on demand system that allows documents to be stored digitally, accessed on-line and printed and distributed locally or centrally depending on end-user requirements; digital imaging services, which involve the conversion of paper or film documents to digital information through optical scanners and Visions computer output to laser disk (COLD), which writes computer output files to an optical disk.

          Develop scalable applications utilizing an open architecture and modular approach that will enable the Company to service the unique needs of various customers across a broad range of volume requirements. To meet the diverse needs of its current and potential customers, the Company utilizes an open architecture and modular approach in developing its applications and incorporates the equipment of a variety of hardware and software manufacturers. The modular aspects of the Company's technology and approach enable it to combine different portions of its document management technologies and capacities in numerous configurations to meet the diverse and changing document management needs of its customers. In addition, the scalable aspects of the Company's technology permit the Company to process both large and small volumes of documents in a cost-effective manner. Scalability of its applications is also important with respect to acquired companies. Because Lason's technology is applicable to both large and small production volumes, acquired companies will be able to apply and benefit immediately from Lason's technologies regardless of their current production volumes and will be able to benefit in the future as they are able to obtain customers with diverse volume needs.

ACQUISITION STRATEGY

     The Company believes that it can serve as a consolidator of the highly fragmented information management services industry and that it can achieve economies of scale through volume purchasing, enhanced facility utilization and consolidation of support staff and infrastructure. Moreover, the Company believes that it can enhance revenues by cross-selling its full range of services to the customer bases of these acquired companies and that it can expand its geographic presence across the United States by acquiring information management services providers in new geographic markets. The Company's long-term strategy is to establish a series of regional hubs each capable of providing the full range of services now provided by the Company's Detroit area facilities.

     The Company was founded in 1985 as a result of a management buyout of the direct mail division of McKesson Corporation's 3PM subsidiary. Since then, the Company has acquired several companies which have expanded the Company's service offerings and increased its technological capabilities. As a result, the Company believes it has developed a formula for successfully integrating acquired companies into its financial, purchasing and operating systems. Since June, 1995, the Company has acquired 15 companies. See "Recent Acquisitions."

     Since its initial public offering of Common Stock in October, 1996, the Company has acquired seven companies with aggregate revenues of approximately $42.4 million for the most recent fiscal year prior to acquisition. The largest of these acquisitions, ICS, had revenues of over $20.0 million in 1996. ICS offers both micrographic and digital information services, including source document filming and film processing, film microfiche and paper scanning, media conversion, and data entry and indexing, as well as facilities management. ICS is headquartered in Arlington Heights, Illinois, and has locations in eight states, over 800 customers and approximately 270 employees.

     In the future, the Company's acquisition strategy will target companies that provide the opportunity for continued growth in its core service areas. The Company's acquisition strategy will focus on companies (i) that have proven operating track records, solid management teams and strong customer franchises that could benefit from Lason's technology and broad product and service offerings; (ii) that have an existing presence in the Company's core competencies to build economies of scale through volume purchasing and facilities utilization; and (iii) that expand the Company's customer base and thereby increase its cross-selling opportunities. In addition, where appropriate, the Company intends to transform certain of its acquired facilities into regional hubs to market the Company's services in various major North American business markets.

PRODUCTS AND SERVICES

     The Company's strategy is to offer a broad range of information management services across a wide variety of media types and formats, thereby permitting customers to consolidate their information management needs with a single vendor. This broad range of information management services and capabilities enables the Company to provide integrated solutions to its customers' complex document management needs. Although there is significant overlap, the Company's service offerings generally can be divided into the areas of records management, document management and business communications.

Records Management

     Companies are increasingly utilizing electronic document storage and retrieval (DSR) systems to manage their business records as the cost of such technology declines and the benefits become more apparent. The Company provides electronic document conversion services to convert paper documents to a digital format both at the time of initial implementation of a DSR program and on an ongoing basis. The Company possesses the capability to convert documents from a wide variety of input media or formats to a wide variety of output media or formats, including traditional micrographic conversion services. Lason also offers DSR system services that a customer can use as an alternative to developing and purchasing its own DSR system. The records management area represented approximately 20.1%, 19.5% and 24.1% of the Company's net revenues for the years ended December 31, 1994, 1995 and 1996, respectively. Services generally included in this area are:

     - Electronic Document Storage and Retrieval.

          A company implementing a document storage and retrieval program frequently faces the challenge of converting hundreds of thousands to millions of paper and/or microfilm documents to digital format. These paper and microfilm documents can be converted to indexed digital images or, using optical character recognition technology, into electronically recognizable text. Lason's investment in advanced document scanners and imaging software combined with its experience in scanning and converting documents typically enables the Company to perform this document conversion process more efficiently and in significantly less time than a potential customer. The Company's technical support staff is skilled at assisting customers in developing customized indexing systems and selecting optimal file formats and naming conventions.

     - Document Conversion Services

          The Company's experience and capabilities enable it to provide a broad range of document conversion services with respect to a wide variety of input and output formats, including digital, film, CD-ROM, optical disk, magnetic disk, magnetic tape, aperture card and hardcopy, including engineering drawings.

          Electronic Conversion Services. The Company also performs traditional micrographic conversions including the conversion of paper documents into microfilm images, film processing and computer-based indexing and formatting of microfilm images. Micrographic services often are selected as a cost competitive technology to paper-based systems in order to reduce the physical size of stored records, for their long term (typically over 100 years) archival capabilities and as an intermediate step in certain imaging or reprographic applications.

          Micrographic Conversion Services. The Company has developed a flexible electronic DSR system that enables Lason's customers to obtain the benefits of electronic document storage and retrieval without developing and purchasing their own DSR system. Electronic storage of documents enables customers to immediately access large volumes of documents that would be impossible using conventional filing systems. DSR systems also provide rapid distribution of archived information to multiple destinations and remove the logistical burden and cost of archiving paper documents. Lason's DSR system enables it to store and index a customer's digital documents whether the document was converted to digital format or was originally produced in digital format. The system used to index and store documents produced by computers on a laser disk is commonly referred to as a computer output to laser disk (COLD) system. A COLD system is particularly useful for companies which need to rapidly locate documents produced on disparate computer systems and programs, such as are found in very large companies with multiple independently functioning departments or companies with a high level of customer service activity. Because stored documents can be indexed by several criteria, a customer can use simple but exacting computer search techniques to rapidly access individual documents or groups of documents. For example, one customer utilizes the Company's DSR system to enable its employees to retrieve particular invoices from the millions of invoices the customer has stored on the system. Traditionally, such invoices were written to microfilm and stored in file cabinets. Without a DSR system, accessing and retrieving such invoices was a time consuming manual operation. An additional key feature of the Lason DSR system is that it permits total storage capacity to be incrementally increased through the addition of modular storage units.

     The Company's capability to convert documents from a wide variety of input media or formats to a wide variety of output media or formats and its electronic document storage and retrieval capabilities position the Company to be a single source provider of records management services for potential customers. The Company plans to continue investing in and developing the capabilities and flexibility of its DSR system in an effort to make it increasingly attractive to potential customers to outsource their records management to the Company instead of developing and purchasing their own DSR system.

Document Management

     The Company provides a broad range of services that enable it to meet its customers' document management needs. The Company offers on-site facilities management services to manage those document management services which are most efficiently provided at a customer's facility. Higher volume and/or more complex document management services are performed at the Company's centralized imaging centers. The document management area represented approximately 38.3%, 36.9%, and 38.4% of the Company's net revenues for the years ended December 31, 1994, 1995 and 1996, respectively. Services generally included in this area are:

     - Print On Demand Solutions

          The Lason Document Express (print on demand) system enables customers to cost-effectively produce and distribute large volumes of a document on 24-hour notice. The customer supplies the Company with either an electronic copy of a document or a hard copy of the document, which the Company converts to an electronic copy, which is then stored on the Lason Document Express system. The customer can then use its own computer system to place a print order, including production amount and distribution method and location, and the Company completes the print and distribution process.

          The Lason Document Express system offers an alternative to traditional printing methods for companies which produce documents that are subject to frequent revision or unpredictable demand. Since conventional offset printing requires large production runs to produce high quality documents in a cost-effective manner, a company which utilizes offset printing to print such documents incurs a high risk that it will find itself with a costly inventory of outdated and useless documents. In addition, the flexibility of the Lason Document Express system provides customers an ability to increase the quality of their product offerings by enabling them to make document enhancements (such as corrections or improvements to product manuals) which would otherwise be prohibitively expensive. The Company believes that the demand for print on demand services by manufacturers and financial and insurance institutions will continue to increase as technological advances create ever-shorter product life cycles and ever-increasing product variation.

          Customers frequently use the Lason Document Express system to print and distribute documents such as product manuals, training manuals, technical documentation and employee benefit books. For example, a customer which operates computer training centers nationwide uses the Lason Document Express system to print training manuals for its classes. When a training class is scheduled, the customer places an order for the manuals to be used in the class the day before the class begins, thereby ensuring that the number of manuals printed matches closely the number of students enrolled in the class. Another customer, which manufactures robotic systems, uses the Lason Document Express system to produce the customized product manuals and technical documentation which accompany each of its customized robotics applications.

     - High Volume Quick Turn Reprographics

          The Company through its imaging centers provides high volume, quick turn reprographics services 24 hours a day, seven days a week. The Company currently processes an average of six million pages per month. In addition, the Company possesses the capability to handle reprographic projects involving microfiche and engineering drawings, including conversion services. For example, each day the Company receives on average approximately 2,500 engineering drawings from a manufacturing customer that the Company reproduces using various large format and small format document duplicators. The resulting images are then distributed to approximately 50 of the customer's suppliers. These capabilities are important enablers of other services provided by the Company, such as the Lason Document Express (print on demand) service and performing overnight and peak demand reprographics services for the Company's on-site facilities management customers.

     - On-Site Facilities Management

          The Company can equip, staff and manage most aspects of a customer's document management needs at a customer's facility. In addition to copying and printing, Lason employees perform file room maintenance, engineering drawing and record retention, decentralized copier management, facility mail and courier services and address list maintenance. Typically, the Company will operate its own satellite production center (called a Lason Servicenter) on the customer's premises. By working in partnership with a customer at the customer's facility, the Company and the customer frequently identify additional ways the Company can help meet the customer's document management needs both on-site and at the Company's centralized imaging centers. In one instance, a manufacturing customer originally engaged the Company solely to provide equipment and personnel to manage its on-site photocopying needs at one of its facilities. Today, the Company provides that customer with on-site supply stock, facility mail and courier services and also provides that customer with electronic document conversion of invoices, printing of training and product manuals using the Document Express system, large volume mailings of promotional and product information to customers, large format color plotting and offset printing of forms at Lason's imaging centers. The Company established its first Lason Servicenter in 1992 and currently provides on-site services at over 40 facilities in Michigan, Illinois, Ohio and Tennessee.

     - Digital Graphics

          A staff of computer graphics design and printing professionals use advanced computer technology to provide digital graphics services, including design and printing of high resolution full color graphics, electronic publishing and production of camera-ready art for offset printing. Applications range from document covers and graphics to courtroom exhibits and promotional signage of any size. Digital graphics services are an important component of the Company's single source strategy and are an important enabler of other services provided by the Company.

     The Company's experience in working with customers at their facilities to manage all aspects of the customers' on-site document management needs and its capability to fulfill almost any document copying, printing or distribution need at its imaging centers position the Company to be a single source provider of document management services for its current and potential customers. The Company's continuing investment in and development of advanced high-speed document production hardware and software and three-shift operation of its imaging centers enables the Company to produce high quality documents while leveraging economies of scale and 24-hour utilization of equipment. The Company plans to continue to develop and market products such as the Lason Document Express system which make it easier for customers to access and use the Company's document printing and distribution capabilities and the economies of scale the Company possesses at its imaging centers.

Business Communications

     The Company offers a variety of personalized direct response services to its customers. These services are characterized by quick turn-around, large volume and highly personalized business correspondence. The business communications area represented approximately 41.6%, 43.6% and 37.5% of the Company's net revenues for the years ended December 31, 1994, 1995 and 1996, respectively. Services generally included in this area are:

     - Digital Communications Services

          Lason's customers benefit from outsourcing their high volume communications needs to the Company through improved turn-around, reduced production constraints and the flexibility and benefits provided by using the latest software and mail handling processes.

          Priority Gram. The Company's Priority Gram is a nationally recognized product which numerous large volume mailers have found to be an effective mode of communication in a variety of applications. Among these customers are firms involved in debt collection. The Company works with 15 leading software vendors to provide credit institutions with an effective system of debt collection communications. Over 500 customers utilize the process, and over 20 million letters, including collection letters, are generated each month.

          PROXYGRAM. The Company's market-leading PROXYGRAM serves the time sensitive proxy solicitation sector of the financial services market. PROXYGRAMs solicit, collect, report and validate shareholders' proxy votes while providing flexibility to shareholders and cost savings and greater shareholder participation to customers. Outgoing messages to shareholders contain instructions on how to vote shares by a toll-free telephone call using a confidential identification number to assure shareholder verification and validity.

          Fax, Electronic Distribution, Print and Mail. The Company develops customized programs for its customers to support event-driven response requirements, such as product recall and credit card solicitation campaigns. For example, the Company currently provides declination letter and incomplete application letter processing with respect to credit card applications for a leading credit card company. Such letters can be generated on a daily basis as the status of the customer's application file requires. By combining volumes of mail from all of its customers and presorting such mail to United States Postal Service specifications, the Company is able to generate significant postal discounts for its customers. Over 95% of Lason's mail is sorted to the lowest postal discount category available through the United States Postal Service. Each customer enjoys the maximum postal discounts allowed for First Class Mail regardless of the volume of mail sent by such customer. The Company can incorporate these savings in quotes to customers on its services. Furthermore, over 90% of all mail processed in the Company's mailing centers is directly produced by Lason.

     - Database Management Services

     The Company's sophisticated database management systems support data manipulation, item sorting and information search solutions so that customers' lists can be customized and updated for specific target markets and targeted mailings. These database capabilities save customers money while increasing response rates.

     The Company's experience and capabilities in letter creation and handling communications across a broad array of media position it for continued leadership in business communications. The Company plans to make additional investments in and develop such capabilities in the future as well as identify new markets which demand these specialized services.

Integrated Solutions

     The Company's wide range of document management, conversion and distribution capabilities and an experienced staff of image and information management professionals enable it to provide integrated solutions to customers' complex document management needs.

     Many of the litigation support solutions provided by the Company are based on both its electronic document conversion and its print on demand capabilities. The rules of discovery permit each party involved in a law suit to request documents gathered in support of the litigation by the other party. A large manufacturer involved in hundreds of product liability litigations concerning the same alleged product defect engaged the Company when it experienced difficulty in meeting court-established deadlines for production of discovery documents and in accurately producing the documents requested. In this case, the customer possessed millions of pages of discoverable documents. The solution provided by the Company was to convert each of the discovered documents (in paper form) to digital images which were then indexed and stored on the Lason Document Express system. When a litigant requests certain discovery documents (in many cases, hundreds of thousands of pages at a time), the customer uses the Lason Document Express system to place an on-line order to the Company to print the desired documents and to distribute them to the requesting litigant. Typically, the Company can fulfill each order by the next day. The Lason Document Express system not only ensures that every page is properly printed, but also provides such features as automatically printing identifying information (such as Bates numbers) on each page, printing confidential watermarks and automatically shrinking oversized documents to fit on standard-sized pages.

     The Company has used both its electronic document conversion and high-volume, quick turn-around printing capabilities to provide solutions for banks engaged in mortgage lending. When one of the nation's largest mortgage lenders decided to convert from conventional to electronic storage, it confronted the challenge of converting approximately 60,000 mortgage files, each containing approximately 20 to 27 documents. The bank engaged the Company to perform this electronic document conversion project. In ten weeks, the Company converted approximately 60,000 mortgage loan files (or approximately five million pages) to digital images that were stored on CD-ROM and indexed and formatted for use on the bank's own DSR system. During the project, the bank sold approximately 20,000 of the 60,000 mortgage loans. The loan files representing the sold loans were randomly interspersed among the files which had been or were about to be converted by the Company. To complete the mortgage sale transaction, the bank needed hard copies of certain of the original mortgage documents for each mortgage sold, typically five documents per loan file. The Company was able to provide the bank with a more attractive solution than manually retrieving and copying the necessary files by using the CD-ROM it had created to identify the required documents and retrieve and transfer such documents to a separate CD-ROM for delivery to the mortgage loan purchaser.

CUSTOMERS

     The Company currently has approximately 2,900 customers primarily in the manufacturing, healthcare, financial services and professional services industries. The Company services accounts of all sizes, from small business and professional groups to Fortune 100 companies. The Company's customers include General Motors Corporation, Ford Motor Company, Trans Union Corporation, Chrysler Corporation, International Business Machines Corp., First Chicago NBD, Compuware, Colonial National Bank, Oakwood Hospital, Detroit Medical Center, Sears, Roebuck and Co. and Cummins Engine Company, Inc.

     Historically, a majority of the Company's revenues has been from the major domestic automobile manufacturers. The three major domestic automobile manufacturers accounted for approximately 71.1%, 65.0%, 56.5% and 41.8% of the Company's consolidated net revenues for the years ended December 31, 1994, 1995 and 1996, and for the six months ended June 30, 1997, respectively. Other than General Motors Corporation and Ford Motor Company, which accounted for approximately 32.0% and 19.0% of the Company's consolidated net revenues, respectively, no customer accounted for more than 10.0% of the Company's net revenues for the year ended December 31, 1996. On a pro forma basis, for the year ended December 31, 1996, and the six months ended June 30, 1997, General Motors Corporation accounted for approximately 19.9% and 18.2%, respectively, Ford Motor Company accounted for approximately 11.8% and 14.2%, respectively, and Chrysler Corporation accounted for approximately 3.7% and 2.2%, respectively, of the Company's consolidated net revenues. See "Selected Consolidated Financial Information."

SALES AND MARKETING

     The Company's sales efforts are handled primarily through its in-house direct sales staff of approximately 60 employees located in 14 states. Approximately 50 sales representatives concentrate on the sales of document and records management services, and approximately 10 sales representatives concentrate on sales of business communications services. In addition to its direct sales force, the Company markets its products through the efforts of its value-added-resellers, which include FileNet Corp., Zylab International, Inc., Macro Computer Products Inc. (MacroSoft) and Unisys Corp., and through certain of its suppliers, including Canon Inc., Danka Business Systems PLC and Ameritech Corp. The Company also employs full-time customer service representatives to assist customers. Sales representatives and service representatives are assigned to each major customer project.

     Historically, the Company's sales representatives have focused their sales and marketing efforts on a particular area of the Company's service offerings. Although the Company intends to maintain sales representatives with application specific expertise, the Company is in the process of integrating the Company's sales and marketing efforts across service types and geographic regions. The Company believes that an integrated sales force will enhance cross selling opportunities within the Company's customer base. The Company's sales approach emphasizes a high level of customer services, personal relationship development and customer solution selling. The Company intends to maintain separate national account managers for large customers, and sales and service personnel maintain daily contact with major accounts and interact extensively with customer and Company operations staff to address customer needs.

COMPETITION

     The Company's businesses are highly competitive. A significant source of competition is the in-house document handling capability of the Company's target customer base. In addition, with respect to those services that are outsourced, the Company competes with a variety of competitors, including large national or multinational companies, which have greater financial resources than the Company, and smaller regional or local companies. The Company's major competitors, in addition to various regional competitors, include IKON Office Solutions, Inc., Pitney Bowes Management Services, Inc. (a subsidiary of Pitney Bowes, Inc.), Danka Business Systems PLC, Iron Mountain, Inc., Donnelley Enterprise Solutions, Inc. and Xerox Business Services with respect to its document management services; Dataplex Corp., F.Y.I. Incorporated and IKON Office Solutions, Inc. with respect to its records management services; and First Financial Management Corp. (First Image), Sun Guard Mailing Services and Diversified Data & Communications with respect to its business communications services.

     The Company believes that the principal competitive factors in document management services include quality and accuracy, reliability and security of service, reputation, ease of use, customer support and service, customer segment specific knowledge, speed, capacity and price.

PROPRIETARY RIGHTS AND PROCESSES

     The Company regards the systems, information and know-how underlying its services as proprietary and relies primarily on a combination of contracts, trade secrets and confidentiality agreements to protect its proprietary rights. The Company's business is not materially dependent on any patents. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to obtain and use information that the Company regards as proprietary, and policing unauthorized use of the Company's proprietary information is difficult. Litigation may be necessary for the Company to protect its proprietary information and could result in substantial cost to, and diversion of efforts by, the Company.

     The Company does not believe that any of its proprietary rights infringe the proprietary rights of third parties. Any infringement claims, whether with or without merit, can be time consuming and expensive to defend or may require the Company to enter into royalty or licensing agreements or cease the allegedly infringing activities. The failure to obtain such royalty agreements, if required, and the Company's involvement in such litigation could have a material adverse effect on the Company's business, financial condition and results of operations.

FACILITIES

     As of July 31, 1997, the Company conducted operations through 35 leased facilities in 15 states containing in the aggregate approximately 457,182 square feet. The Company's principal facilities are summarized in the following table:

                                            APPROXIMATE
               LOCATION                    SQUARE FOOTAGE                    USE
---------------------------------------    --------------    ------------------------------------
Livonia, MI (Amrhein Street)...........        72,000        Business communications
Madison Heights, MI....................        49,900        Document and records management
Troy, MI (Stephenson Highway)..........        47,050        Document and records management,
                                                             executive offices
Livonia, MI (Schoolcraft Road).........        27,460        Business communications
Jacksonville, FL (Bayberry Road).......        26,505        Document and records management
Detroit, MI (Larned Street)............        20,000        Document and records management
Troy, MI (Allen Drive).................        19,700        Document and records management
Arlington Heights, IL..................        15,901        Document and records management
New York, NY...........................        10,450        Business communications
Ashland, VA............................        10,000        Business communications
Tampa, FL..............................         8,789        Document and records management
Cypress, CA............................         8,640        Document and records management
Richmond, VA...........................         8,550        Document and records management
Rochester, NY..........................         8,200        Document and records management
Mendota Heights, MN....................         8,193        Document and records management
East Hartford, CT......................         7,000        Document and records management
Medford, MA............................         6,471        Document and records management
Norcross, GA...........................         5,737        Document and records management
Livonia, MI (Stark Road)...............         5,700        Item processing and item research
Chicago, IL............................         5,200        Document and records management
St. Louis, MO..........................         5,124        Document and records management
Miami, FL..............................         5,000        Document and records management

     Leases vary in length remaining from month-to-month to 80 months and, in some cases, include options to extend the lease term. The Schoolcraft Road property in Livonia, Michigan is leased from an affiliate of the Company. See "Certain Relationships and Related Transactions" and Note 10 to the Notes to the Consolidated Financial Statements.

     The Company believes that its success to date has been, and future results of operations will be, dependent in large part upon its ability to provide prompt and efficient services to its customers.

Certain of the Company's operations are performed at a single location and are dependent on continuous computer, electrical and telephone service. As a result, any disruption of the Company's day-to-day operations could have a material adverse effect upon the Company. The Company currently has business interruption insurance intended to mitigate the impact of floods, fire, power outages or similar disasters. In addition, the Company has redundant telephone lines and rerouting capabilities to separate telephone exchanges to guard against the possible temporary loss of phone service in connection with the servicing of customers. The Company also has a back-up generator at its Livonia facilities to serve as an alternative power supply in the event of any power outage. Notwithstanding the foregoing, there can be no assurance that a fire, flood, earthquake, power loss, phone service loss or other disaster affecting one or more of the Company's facilities would not disable these functions. Any significant damage to any such facility or other failure that causes significant interruptions in the Company's operations may not be covered by insurance and could have a material adverse effect on the Company's business, financial condition and results of operations.

REGULATION

     The Company's customers involved in debt collection and certain of the Company's services as used by those customers, such as collection letter processing, are subject to various consumer protection laws, including the Federal Fair Debt Collection Practices Act ("FDCPA"). In 1977, Congress enacted the FDCPA to curtail abusive, deceptive and unfair debt collection practices committed by debt collectors. The FDCPA in general prohibits harassment, false representations and unfair practices, including limitations on the acceptable format and wording of letters, envelopes and other communications from debt collectors to debtors. The FDCPA provides for civil liability for the violation of its provisions. The maximum liability exposure in a class action would be $1,000 for each named individual and such amount as the court may allow for other class members, not to exceed the lesser of $500,000 or 1% of the net worth of the debt collector plus costs and reasonable attorneys' fees. In addition to the FDCPA, the Company's debt collector customers may be subject to various state statutes and regulations. Such regulations may afford greater protection to consumers than the FDCPA.

     From time to time, certain of the Company's customers and the Company are subject to claims or are parties to litigation under the FDCPA involving services supplied by the Company to such customers, such as collection letter processing. These actions sometimes relate to the form and content of the collection letters distributed by the company. Although the Company believes that it is not subject to the FDCPA because it is not a debt collector, there can be no assurance that the Company will not be determined to be liable under the FDCPA. In addition, although there are no contractual rights to indemnification from the Company to its debt collection customers with respect to such actions, a customer of the Company subject to, and in violation of, the FDCPA or similar laws in connection with services provided by the Company to such customer may ask (and in one case has asked) the Company for indemnification for any losses the customer may incur in connection with such violation. If indemnification for material amounts is required or the Company is determined to be liable for multiple violations of such laws, it could have a material adverse effect on the Company's business, financial condition or results of operations.

LITIGATION

     The Company is, from time to time, a party to legal proceedings arising in the normal course of its business. Management believes that none of the legal proceedings currently outstanding will have a material adverse effect on the Company's business, financial condition or results of operations. See "Regulation." In January and February, 1997, the Company was named as a co-defendant in three lawsuits filed in the United States District Court for the Northern District of Illinois purporting to be class actions and alleging violations of the FDCPA on the part of the Company in the printing and mailing of collection letters for certain of its customers. The complaints demand compensatory damages in the amount of one dollar for each letter sent to members of the purported classes of plaintiffs and punitive damages. The Company has moved for summary judgment in each of these lawsuits in part on the grounds that the Company is not a "debt collector" within the meaning of the FDCPA. Although there can be no assurance as to the outcome of this litigation, the Company believes that it has meritorious defenses to the allegations made in the complaints and is defending itself vigorously.

ENVIRONMENTAL MATTERS

     The Company is subject to federal, state and local laws, regulations and ordinances that: (i) govern activities or operations that may have adverse environmental effects, such as discharges to air and water, as well as handling and disposal practices for solid and hazardous wastes; or (ii) impose liability for the costs of cleaning up, and certain damages resulting from, sites of past spills, disposal or other releases of solid wastes and hazardous substances.

     The Company is not currently aware of any environmental conditions relating to present or past waste generation at or from these facilities that would be likely to have a material adverse effect on the business, financial condition or results of operations of the Company. However, there can be no assurances that environmental liabilities in the future will not have a material adverse effect on the business, financial condition or results of operations of the Company.

EMPLOYEES

     As of July 31, 1997, the Company had approximately 1,700 employees. Included in the total number of employees are approximately 170 part-time employees. No employees of the Company are represented by a labor union. The Company considers its relations with its employees to be good.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the Company's directors and executive officers as of July 31, 1997:

                   NAME                       AGE                         POSITION
------------------------------------------    ---    ---------------------------------------------------
Robert A. Yanover.........................    61     Chairman of the Board, Director
Gary L. Monroe............................    43     President and Chief Executive Officer, Director
William J. Rauwerdink.....................    47     Executive Vice President, Chief Financial Officer,
                                                     Treasurer and Secretary
Brian E. Jablonski........................    41     Executive Vice President of Marketing and Sales
Allen J. Nesbitt..........................    50     Director and Senior Consultant
Donald M. Gleklen.........................    60     Director
Bruce V. Rauner...........................    41     Director
Joseph P. Nolan...........................    32     Director
Fariborz Ghadar...........................    50     Director

     Robert A. Yanover has served as Chairman of the Board and as Director of the Company and its predecessor, 3PM, since 3PM's inception. Mr. Yanover also serves as President of Computer Leasing Company of Michigan, Inc. See "Certain Relationships and Related Transactions -- Certain Affiliate Transactions." Mr. Yanover is the founder and former president of 3PM.

     Gary L. Monroe has served as Chief Executive Officer of the Company since February, 1996, President since April, 1997 and a Director of the Company since he joined the Company in September, 1995. From September, 1995 to February, 1996, Mr. Monroe served as Executive Vice President of the Company. From May, 1992 to September, 1995, Mr. Monroe served as President of Kodak Imaging Services, Inc., a subsidiary of Eastman Kodak Co. From August, 1990 to May, 1992, Mr. Monroe served as Director of Finance and Strategic Planning of the Health Sciences Division of Eastman Kodak Co.

     William J. Rauwerdink has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company since he joined the Company in May, 1996. From February, 1993 to April, 1995, Mr. Rauwerdink served as Executive Vice President, Chief Financial Officer and Treasurer of The MEDSTAT Group, Inc., a publicly traded company in the healthcare information industry. Mr. Rauwerdink was a Partner with the Detroit office of the international accounting and consulting firm of Deloitte & Touche from 1983 to 1993. Mr. Rauwerdink is a certified public accountant. See "-- Certain Legal Proceedings."

     Brian E. Jablonski has served as Executive Vice President of Marketing and Sales since he joined the Company in July, 1996. From 1992 until June, 1996, Mr. Jablonski served as Vice President, Sales and Marketing of Kodak Imaging Services, Inc., a subsidiary of Eastman Kodak Co. From 1979 to 1992, Mr. Jablonski held various positions at Eastman Kodak Co., including Branch Business Manager, District Sales Manager and Director -- Markets Development Electronic Printing and Publishing.

     Allen J. Nesbitt has served as a Director of the Company and 3PM since 3PM's inception. Mr. Nesbitt served as President of the Company from its inception until April, 1997 and is currently a senior consultant to the Company. See "Certain Relationships and Related Transactions -- Certain Affiliate Transactions."

     Donald M. Gleklen has served as a Director of the Company since August, 1995. Mr. Gleklen has served as the President of Jocard Financial Services, Inc. since February, 1995. From March, 1994 to February, 1995, Mr. Gleklen served as the special counsel to Robert J. Brobyn & Associates, Attorneys at Law. From September, 1984 to March, 1994, Mr. Gleklen served as Senior Vice President --

Corporate Development of Mediq Incorporated, a publicly traded company in the healthcare industry. Mr. Gleklen is also a director of Gandalf Technologies, Inc., Nutramax Products, Inc., NewWest Eyeworks, Inc. and Microleague Multimedia, Inc.

     Bruce V. Rauner has served as a Director of the Company since January, 1995. Mr. Rauner is a principal and has been with Golder, Thoma, Cressey, Rauner, Inc. ("GTCR"), an affiliate of GTCR Fund IV, since 1981. Mr. Rauner is also a director of ERO, Inc., COREStaff, Inc., Coinmach Laundry Corporation and Polymer Group, Inc.

     Joseph P. Nolan has served as a Director of the Company since July, 1996. Mr. Nolan is a principal and has been with GTCR since February, 1994. From May, 1990 to January, 1994, Mr. Nolan was Vice President Corporate Finance at Dean Witter Reynolds Inc. Mr. Nolan is also a director of Esquire Communications, Inc.

     Fariborz Ghadar has served as a Director of the Company since January, 1997. Dr. Ghadar has served as the Merrill Lynch William A. Schreyer Chair of Global Management, Policies and Planning and Director of the Center for Global Business Study at the Pennsylvania State University Smeal College of Business Administration since August, 1994. From September, 1992 to June, 1994, Dr. Ghadar was Professor and Chairman of the International Business Department at the George Washington School of Business and Public Management. Dr. Ghadar is also Chairman of the Intrados/International Management Group, a Washington-based business, offering executive development programs and strategic assessment services.

     The Board currently consists of seven directors, divided into three classes. At each annual meeting of the Company's stockholders, successors to the class of directors whose term expires at such meeting are elected to serve for three-year terms or until their successors are duly elected and qualified. Messrs. Nolan, Nesbitt and Ghadar are members of the class whose term expires in 1998, Messrs. Yanover and Gleklen are members of the class whose term expires in 1999, and Messrs. Monroe and Rauner are members of the class whose term expires in 2000. The Board has the power to appoint the officers of the Company. Each officer will hold office for such term as may be prescribed by the Board and until such person's successor is chosen and qualified or until such person's death, resignation or removal. There are four committees of the Board: the Compensation Committee, the Option Committee, the Audit Committee and the Public Offering Committee. The Compensation Committee, which is composed of Messrs. Gleklen and Rauner determines the Company's executive compensation policies, including the salaries, compensation and benefits of executive officers and employees of the Company. The Option Committee, which is composed of Messrs. Gleklen, Nolan and Rauner, is responsible for administering and granting options in accordance with the Company's 1995 Stock Option Plan. The Audit Committee, which is composed of Messrs. Gleklen, Nolan and Yanover, among other duties, selects the Company's independent accountants and is primarily responsible for approving the services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting policies and its system of internal accounting controls. The Public Offering Committee, which is composed of Messrs. Monroe, Nesbitt, Nolan and Yanover, considered the advisability of a public offering of the Company's securities in 1997. The Company does not have a nominating committee.

EXECUTIVE COMPENSATION

     Summary Compensation Table

     The following table shows, as to the Chief Executive Officer and each of the other four most highly compensated executive officers whose salary plus bonus exceeded $100,000 during the last fiscal year, information concerning all compensation paid for services to the Company in all capacities during the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                LONG TERM
                                                                               COMPENSATION
                                                                                  AWARDS
                                                                               ------------
                                                 ANNUAL COMPENSATION           COMMON STOCK
                                          ---------------------------------     UNDERLYING      ALL OTHER
     NAME AND PRINCIPAL POSITION          YEAR      SALARY(1)       BONUS        OPTIONS       COMPENSATION
     ---------------------------          ----      ---------      --------    ------------    ------------
Robert A. Yanover.....................    1996      $ 65,000       $ 49,000           --         $334,651(2)
  Chairman of the Board                   1995        65,000         61,759           --            5,929
Gary L. Monroe(3).....................    1996      $175,000       $ 65,945       20,000(3)      $  3,243(2)
  President and Chief Executive           1995        46,723             --      170,452(3)        40,000
  Officer
William J. Rauwerdink(4)..............    1996      $ 85,673       $ 11,670       70,000(4)      $    232(2)
  Executive Vice President, Chief         1995            --             --           --               --
  Financial Officer, Treasurer and
  Secretary
Brian E. Jablonski(5).................    1996      $ 64,904             --       75,000(5)      $ 50,102(2)
  Executive Vice President                1995            --             --           --               --
  of Marketing and Sales
Allen J. Nesbitt(6)...................    1996      $133,279       $ 73,514           --         $338,191(2)
  Senior Consultant                       1995       130,000        116,071           --           10,562

---------------
(1) Salary includes amounts deferred, if any, pursuant to the Company's 401(k) plan.

(2) Represents expenses of $5,791, $2,835 and $9,295 incurred by the Company in connection with the operation of an automobile by Messrs. Yanover, Monroe and Nesbitt, respectively; a matching contribution of $3,166 by the Company to each of Messrs. Yanover's and Nesbitt's 401(k) accounts; a contribution of $1,123, $408, $1,152, $232 and $102 by the Company for excess life insurance on Messrs. Yanover, Monroe, Nesbitt, Rauwerdink and Jablonski, respectively; reimbursed relocation expenses for 1996 of $50,000 paid under the terms of Mr. Jablonski's employment agreement; and forgiveness of receivables of $324,571 and $324,578 with respect to Messrs. Yanover and Nesbitt. See "Certain Relationships and Related Transactions -- Seller Credit Agreements."

(3) Mr. Monroe has served as Chief Executive Officer since February, 1996 and as President since April, 1997. Options with respect to 20,000 shares were awarded to Mr. Monroe on December 17, 1996, and options with respect to 170,452 shares were awarded to Mr. Monroe on December 21, 1995.

(4) Mr. Rauwerdink became Executive Vice President, Chief Financial Officer, Treasurer and Secretary on May 6, 1996 at a base annual salary of $135,000. Options with respect to 55,000 shares were awarded to Mr. Rauwerdink on May 6, 1996, and options with respect to 15,000 shares were awarded to Mr. Rauwerdink on December 17, 1996.

(5) Mr. Jablonski became Executive Vice President of Marketing and Sales on June 16, 1996 at a base annual salary of $135,000. Options with respect to 60,000 shares were awarded to Mr. Jablonski on July 1, 1996, and options with respect to 15,000 shares were awarded to Mr. Jablonski on December 17, 1996.

(6) Mr. Nesbitt served as President from the inception of the Company until April, 1997, at which time he became a senior consultant to the Company.

     Stock Option Information

     The following table sets forth certain information regarding grants of stock options made during the year ended December 31, 1996 to the executive officers named in the Summary Compensation Table who received such grants:

                       OPTION GRANTS IN FISCAL YEAR 1996

                                                          INDIVIDUAL GRANTS
                                 --------------------------------------------------------------------
                                 NUMBER OF
                                 SHARES OF     PERCENT OF
                                   COMMON     TOTAL OPTIONS
                                   STOCK       GRANTED TO
                                 UNDERLYING   EMPLOYEES IN     EXERCISE     MARKET PRICE
                                  OPTIONS      FISCAL YEAR     PRICE PER     ON DATE OF    EXPIRATION
             NAME                GRANTED(2)       1996        SHARE(3)(4)     GRANT(3)        DATE
-------------------------------  ----------   -------------   -----------   ------------   ----------
Gary L. Monroe.................    20,000          5.2%         $16.75         $16.75       12/17/03
William J. Rauwerdink..........    55,000         14.4%         $ 3.20         $10.85         5/6/03
                                   15,000          3.9%          16.75          16.75       12/17/03
Brian E. Jablonski.............    60,000         15.7%         $ 3.20         $10.85         7/1/03
                                   15,000          3.9%          16.75          16.75       12/17/03


                                  POTENTIAL REALIZABLE VALUE AT
                                     ASSUMED ANNUAL RATES OF
                                        COMMON STOCK PRICE
                                 APPRECIATION FOR OPTION TERM(1)
                                 --------------------------------
             NAME                   0%         5%         10%
-------------------------------  --------   --------   ----------
Gary L. Monroe.................        --   $136,379   $  317,820
William J. Rauwerdink..........  $420,750   $663,687   $  986,897
                                       --    102,284      238,365
Brian E. Jablonski.............  $459,600   $724,022   $1,076,615
                                       --    102,284      238,365

---------------
(1) Potential realizable value is based on the assumption that Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the expiration of the option term (seven years). These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not represent an estimate by the Company of future stock price growth.

(2) The stock options granted to Messrs. Monroe, Rauwerdink and Jablonski, with respect to the underlying 20,000, 15,000 and 15,000 shares of Common Stock, respectively, were granted on December 17, 1996. The stock option granted to Mr. Rauwerdink, with respect to the underlying 55,000 shares of Common Stock, was granted on May 6, 1996. The stock option granted to Mr. Jablonski, with respect to the underlying 60,000 shares of Common Stock, was granted on July 1, 1996. All stock options granted have seven year terms and become exercisable with respect to 20% of the shares covered thereby beginning one year after the date of grant and 20% on each anniversary date thereafter, with full vesting occurring on the fifth anniversary of the date of grant. However, with respect to the options for the 55,000 shares awarded to Mr. Rauwerdink and the 60,000 shares awarded to Mr. Jablonski, 20% of such shares became vested and exercisable on the date of the Company's initial public offering of Common Stock in October, 1996, and 20% vest on each anniversary of the Company's initial public offering of Common Stock in October, 1996.

(3) Options with respect to the December 17, 1996 awards were granted at an exercise price equal to the fair market value of the Company's Common Stock, as determined by reference to the closing price reported on the Nasdaq National Market System on the date of grant. Options granted prior to the Company's initial public offering of Common Stock in October, 1996 were granted at a price determined by the Board of Directors.

(4) The exercise price and tax withholding obligations may be paid in cash and, subject to certain conditions or restrictions, by delivery of already owned shares or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the exercise price plus all applicable withholding taxes.

AGGREGATE OPTION EXERCISES IN 1996 AND 1996 YEAR END OPTION VALUES

     The following table sets forth, for each of the executive officers named in the Summary Compensation Table above who hold options, certain information regarding the exercise of stock options during the year ended December 31, 1996 and the value of options held at year end:

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                               SHARES                     UNDERLYING UNEXERCISED       IN-THE-MONEY OPTIONS
                              ACQUIRED        VALUE         OPTIONS AT YEAR-END           AT YEAR-END(1)
           NAME              ON EXERCISE   REALIZED(1)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
---------------------------  -----------   -----------   -------------------------   -------------------------
Gary L. Monroe.............        --             --          170,452/20,000            $3,426,085/$75,000
William J. Rauwerdink......    11,000       $190,300                0/59,000                     0/817,450
Brian E. Jablonski.........        --             --           12,000/63,000               207,600/886,650

---------------
(1) Market value of underlying securities at exercise date or year end, as the case may be, minus the exercise price.

EMPLOYMENT AGREEMENTS

     Mr. Monroe. The Company and Mr. Monroe are parties to an employment agreement dated as of August 7, 1996 (the "Monroe Employment Agreement"), which has a term of two years. The Monroe Employment Agreement provides that Mr. Monroe will serve as Chief Executive Officer of the Company at an annual salary of $175,000 plus a bonus targeted at 50% of his annual salary and will receive options to purchase 170,452 shares of Common Stock. The Monroe Employment Agreement also provides that if Mr. Monroe's employment is terminated or his duties materially reduced, he would be entitled to severance payments at an annualized rate equal to his base salary plus the greater of his actual bonus for the preceding year or 50% of his base salary. Such severance payments shall be payable for the greater of one year or the remaining term of the agreement.

     Mr. Rauwerdink. On April 30, 1996, the Company made a written offer of employment to Mr. Rauwerdink, which Mr. Rauwerdink accepted. Pursuant to the offer, the Company named Mr. Rauwerdink as its Chief Financial Officer, Executive Vice President, Secretary and Treasurer at an annual salary of $135,000 plus a bonus targeted at 50% of his annual salary, committed to grant him an option to purchase 55,000 shares of its Common Stock and agreed to provide him severance payments equal to 90 days salary and bonus if the Company were to terminate his employment without cause.

     Mr. Jablonski. On June 12, 1996, the Company made a written offer of employment to Mr. Jablonski, which Mr. Jablonski accepted. Pursuant to the offer, the Company agreed to name Mr. Jablonski as its Vice President of Marketing and Sales at an annual salary of $135,000 plus a bonus targeted at 50% of his annual salary, committed to grant him an option to purchase 60,000 shares of its Common Stock and agreed to pay certain of his relocation expenses.

STOCK OPTIONS

     1995 Stock Option Plan

     The Company's 1995 Stock Option Plan (the "1995 Stock Option Plan") was adopted by the Board and approved by the Company's stockholders in 1995. The 1995 Stock Option Plan is administered by a committee (the "Option Committee") composed of non-management members of the Board who are appointed by the Board. The Option Committee currently consists of Messrs. Gleklen, Nolan and Rauner. The Option Committee selects certain key persons, which may include directors of the Company, to be participants of the Plan (the "Participants") and determines the terms and conditions of the options. The 1995 Stock Option Plan provides for the issuance of options to Participants, covering 1,000,000 shares of Common Stock, subject to certain adjustments reflecting changes in the Company's capitalization.

     Options granted or to be granted under the 1995 Stock Option Plan may be either incentive stock options ("ISOs") or such other forms of non-qualified stock options as the Option Committee may determine. ISOs are intended to qualify as "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The exercise price of the options will be the fair market value of a share of Common Stock on the date of grant, except that the exercise price of an ISO granted to an individual who directly (or by attribution under Section 424(d) of the Code) owns shares possessing more than 10% of the total combined voting power of all classes of stock of the Company will be at least 110% of the fair market value of a share of Common Stock on the date of grant.

     Options granted or to be granted under the 1995 Stock Option Plan may be subject to time vesting and certain other restrictions at the Option Committee's sole discretion. The Board generally has the power and authority to amend the 1995 Stock Option Plan at any time without the approval of the Company's stockholders, provided that, without the approval of the Company's stockholders, the Board shall not amend the 1995 Stock Option Plan to cause any outstanding ISOs to no longer qualify as ISOs. In addition, the Board shall not amend the 1995 Stock Option Plan to materially and adversely affect the rights of an option holder under such option without the consent of such option holder.

     Stock Option Agreements

     Mr. Monroe. The Company and Mr. Monroe entered into an Employee Stock Option Agreement dated December 21, 1995, pursuant to which the Company granted Mr. Monroe an option to purchase 170,452 shares of the Company's Common Stock for a price of $0.40 per share. All of such options vested and became exercisable on October 9, 1996, the date of the Company's initial public offering of Common Stock. The option expires on December 21, 2002. In addition, the Company and Mr. Monroe entered into an Employee Stock Option Agreement dated December 17, 1996 pursuant to which the Company granted Mr. Monroe an option to purchase 20,000 shares of the Company's Common Stock for a price of $16.75 per share. Under the Monroe Stock Option Agreement, one-fifth of the shares covered by the option granted to Mr. Monroe vest and become exercisable on December 17, 1997 and one-fifth of the shares covered by such option vest and become exercisable on each of the first four anniversaries of such date if Mr. Monroe is employed by Lason on such dates. Notwithstanding the foregoing, all unvested options granted to Mr. Monroe under the Monroe Stock Option Agreement shall vest and become exercisable upon the consummation of a sale of the Company, if Mr. Monroe is employed by Lason on such date. The option granted under the Monroe Stock Option Agreement expires on December 12, 2003.

     Mr. Rauwerdink. The Company and Mr. Rauwerdink entered into an Employee Stock Option Agreement dated May 6, 1996 pursuant to which the Company granted Mr. Rauwerdink an option to purchase 55,000 shares of the Company's Common Stock for a price of $3.20 per share. Under this Stock Option Agreement, one-fifth of the shares covered by the option granted to Mr. Rauwerdink vested and became exercisable on October 9, 1996, the date of the Company's initial public offering of Common Stock, and one-fifth of the shares covered by such option vest and become exercisable on each of the first four anniversaries of such date if Mr. Rauwerdink is employed by Lason on such dates. Notwithstanding the foregoing, all unvested shares covered by the option granted to Mr. Rauwerdink under the Stock Option Agreement shall vest and become exercisable upon the consummation of a sale of the Company, if Mr. Rauwerdink is employed by Lason on such date. The option granted under the Stock Option Agreement expires on May 6, 2003. In addition, the Company and Mr. Rauwerdink entered into an Employee Stock Option Agreement dated December 17, 1996 pursuant to which the Company granted Mr. Rauwerdink an option to purchase 15,000 shares of the Company's Common Stock for a price of $16.75 per share. Under this Stock Option Agreement, one-fifth of the shares covered by the option granted to Mr. Rauwerdink vest and become exercisable on December 17, 1997, and one-fifth of the shares covered by such option vest and become exercisable on each of the first four anniversaries of such date if Mr. Rauwerdink is employed by Lason on such dates. Notwithstanding the foregoing, all unvested options granted to Mr. Rauwerdink under the Stock Option Agreement shall vest and become exercisable upon the consummation of a sale of the Company, if Mr. Rauwerdink is employed by Lason on such date. The option granted under the Stock Option Agreement expires on December 17, 2003.

     Mr. Jablonski. The Company and Mr. Jablonski entered into an Employee Stock Option Agreement dated June 16, 1996 pursuant to which the Company granted Mr. Jablonski an option to purchase 60,000 shares of the Company's Common Stock for a price of $3.20 per share. Under the Jablonski Stock Option Agreement, one-fifth of the shares covered by such option vested and became exercisable on October 9, 1996, the date of the Company's initial public offering of Common Stock, and one-fifth of the shares covered by such stock option vest and become exercisable on each of the first four anniversaries of such date if Mr. Jablonski is employed by Lason on such dates. Notwithstanding the foregoing, all unvested shares covered by the option granted to Mr. Jablonski under the Stock Option Agreement shall vest and become exercisable upon consummation of a sale of the Company, if Mr. Jablonski is employed by Lason on such date. The option granted under the Stock Option Agreement expires on June 16, 2003. In addition, the Company and Mr. Jablonski entered into an Employee Stock Option Agreement dated December 17, 1996 pursuant to which the Company granted Mr. Jablonski, an option to purchase 15,000 shares of the Company's Common Stock for a price of $16.75 per share. Under this Stock Option Agreement, one-fifth of the shares covered by the option granted to Mr. Jablonski vest and become exercisable on December 17, 1997 and one-fifth of the shares covered by such option vest and become exercisable on each of the first four anniversaries of such date if Mr. Jablonski is employed by Lason on such dates. Notwithstanding the foregoing, all unvested options granted to Mr. Jablonski under the Stock Option Agreement shall vest and become exercisable upon the consummation of a sale of the Company, if Mr. Jablonski is employed by Lason on such date. The option granted under the Stock Option Agreement expires on December 17, 2003.

     Mr. Gleklen. The Company entered into a Stock Option Agreement dated August 7, 1995 (the "Gleklen Stock Option Agreement") with Mr. Gleklen pursuant to which Mr. Gleklen was granted an option to purchase 12,500 shares of the Company's Common Stock for a price of $0.40 per share. Under the Gleklen Stock Option Agreement, one-fifth of the shares covered by the option granted to Mr. Gleklen vest and become exercisable on each of the first five anniversaries of the date of such agreement. The option granted to Mr. Gleklen under the Gleklen Stock Option Agreement expires on the earlier to occur of (i) August 7, 2005,
(ii) three months from the date Mr. Gleklen is no longer a director of the Company and (iii) the effective date of a sale of the Company as set forth in the Gleklen Stock Option Agreement. Notwithstanding the foregoing, all shares covered by the option granted to Mr. Gleklen vest and become exercisable during the ten days immediately preceding any such sale of the Company or upon termination of his directorship as a result of death, incapacity or upon the expiration of his current term as a director in 1999.

     Dr. Ghadar. The Company and Dr. Ghadar entered into a Stock Option Agreement dated January 15, 1997, in connection with Dr. Ghadar's election to the Board, pursuant to which the Company granted to Dr. Ghadar an option to purchase 5,000 Shares of the Company's Common stock for a price of $19.75 per share. Under this Stock Option Agreement, one-fifth of the shares covered by the option granted to Dr. Ghadar vest and become exercisable on January 15, 1998 and one-fifth of the shares covered by such option vest and become exercisable on each of the first four anniversaries of such date if Dr. Ghadar is still a Director of Lason on such dates. Notwithstanding the foregoing, all unvested options granted to Dr. Ghadar under the Stock Option Agreement shall vest and become exercisable upon the consummation of a sale of the Company, if Dr. Ghadar is still a Director of Lason on such date. The option granted under the Stock Option Agreement expires on January 15, 2004.

401(K) PLAN

     Lason sponsors a 401(k) profit-sharing plan and trust (the "401(k) Plan"). Each employee who is at least 21 years of age or older who has worked for the Company for 12 months and performed 1,000

"Hours of Service" (as such term is defined in the 401(k) Plan), or has an adjusted service date with the equivalent or greater term of service, is eligible to participate in the 401(k) Plan. Eligible participants may contribute not less than 2% and up to 15% of their pretax compensation to the 401(k) Plan. The 401(k) Plan is contributory, and the Company, at its discretion, can match up to 33% of eligible participant contributions not to exceed 9% of the participant's earnings. The Company's matching contributions for the years ended December 31, 1994, 1995 and 1996 totaled approximately $156,000, $172,000 and $201,000, respectively.

1997 MANAGEMENT BONUS PLAN

     The Company has established a Management Bonus Plan for the 1997 fiscal year (the "1997 Bonus Plan"). Participants in the 1997 Bonus Plan were selected by the Company's President and Chief Executive Officer. Each participant in the 1997 Bonus Plan is entitled to receive a bonus payment if the Company as a whole or, in the case of certain participants, a defined portion of the Company with which such participant is principally involved exceeds a predetermined financial target with respect to a quarter. If 85% or more of the target is obtained for a quarter, a pro rata portion of the bonus is payable, and if less than 85% of the target is obtained, no bonus is paid with respect to that quarter. Bonuses that are not obtained in any quarter are not carried over to any subsequent quarter. If the targets are met for each of the quarters in the year ending December 31, 1997, Messrs. Monroe, Rauwerdink and Jablonski would be entitled to bonuses of $87,500, $67,500 and $67,500, respectively, and the aggregate bonus amounts to be paid to all eligible participants under the 1997 Bonus Plan would be approximately $279,900. Based on the Company's results for the six months ended June 30, 1997, Messrs. Monroe, Rauwerdink and Jablonski were awarded bonuses of approximately $21,875, $16,875 and $16,875, respectively, and $69,975 in aggregate bonuses were awarded to all eligible participants under the 1997 Bonus Plan.

DIRECTORS' COMPENSATION

     Each director who is not an employee of the Company receives $1,000 for attendance at each meeting of the Board and for each committee meeting attended on a day other than a Board meeting. Directors are reimbursed for out-of-pocket expenses incurred in connection with attending meetings. Directors may also be issued options pursuant to the 1995 Stock Option Plan. See "-- Stock Options -- 1995 Stock Option Plan."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     For the year ended December 31, 1996, compensation of executive officers of the Company was determined by the Board, which included Messrs. Monroe, Nesbitt and Yanover. The 1995 Stock Option Plan is administered by the Option Committee consisting of Messrs. Gleklen, Nolan and Rauner.

CERTAIN LEGAL PROCEEDINGS

     On December 11, 1995, Mr. Rauwerdink consented to the entry of an order enjoining him from violating certain antifraud and tender offer provisions of the federal securities laws. The order required him to give up profits and pay penalties and interest totaling approximately $225,000. He neither admitted nor denied the allegations made in the proceeding.

     The proceeding involved the rollover of certain funds from a former employer's profit sharing plan. The investment directions made in connection with the rollover into Mr. Rauwerdink's 401(k) account at his new employer specified that the investment of such funds be made 50% in the stock of his employer and 50% in other investments (which was identical to the allocation he made at the time he began his employment with respect to other investments in his 401(k) account) and resulted in the purchase of shares of common stock of the new employer at a time when it was alleged that the employer was engaged in merger negotiations. The shares purchased in the rollover transaction constituted approximately 8% of Mr. Rauwerdink's total holdings in his new employer's common stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

ACQUISITION OF LASON SYSTEMS, INC.

     On January 17, 1995, Lason Acquisition Corp., a Delaware corporation which after the acquisition changed its name to Lason Systems, Inc., purchased substantially all of the assets and assumed certain liabilities (the "1995 Recapitalization") of Lason Systems, Inc., a Michigan corporation ("Lason Michigan"), pursuant to an Asset Purchase Agreement by and among Lason Systems, Lason Michigan, The Joseph Jonathon Yanover and Jennifer D. Yanover Irrevocable Trust dated January 5, 1993 (the "J. Yanover Trust"), the Robert A. Yanover Living Trust u/a/d May 11, 1982 (the "R. Yanover Trust"), the Allen J. Nesbitt Living Trust dated December 7, 1994 (the "Nesbitt Trust"), Mr. Richard C. Kowalski, Mr. Donald L. Elland and Mr. Gregory Carey. In connection with the 1995 Recapitalization, the J. Yanover Trust, the R. Yanover Trust, and the Nesbitt Trust (the "Designated Stockholders") and the Company entered into an Executive Stock Agreement dated January 17, 1995 (the "Executive Stock Agreement") pursuant to which the J. Yanover Trust, the R. Yanover Trust and the Nesbitt Trust purchased 66,074 and 402,987 shares, respectively, of the Company's Class A-1 Common Stock for a price of $1.00 per share, and GTCR Fund IV and the Company entered into a Purchase Agreement dated January 17, 1995 (the "GTCR Purchase Agreement") pursuant to which GTCR Fund IV purchased 1,000,001 shares of the Company's Class B Common Stock for an aggregate purchase price of $10.0 million.

SELLER CREDIT AGREEMENTS

     In connection with the 1995 Recapitalization, Lason Systems entered into a Credit Agreement dated January 17, 1995 (each, a "Seller Credit Agreement") with each of (i) Mr. Yanover, the J. Yanover Trust and the R. Yanover Trust and (ii) Mr. Nesbitt and the Nesbitt Trust, pursuant to which Lason Systems loaned $609,778 and $609,791 (each, a "Loan") to Messrs. Yanover and Nesbitt (the "Borrowers"), respectively. The Company entered into the Seller Credit Agreements to provide the respective Borrower with funds to pay certain tax liabilities of the Borrowers and their respective affiliates in connection with the Acquisition. Under the Seller Credit Agreements, each Borrower was obligated to repay the amount of his respective Loan, together with all unpaid accrued interest thereon, on January 17, 2005. The obligations of Messrs. Yanover and Nesbitt under their respective Seller Credit Agreements were secured by a pledge of 469,061 and 469,064 shares of Class A-1 Common Stock owned by such Borrower and its affiliates. Except for limited circumstances, Lason's sole recourse against each Borrower for the amount of the Loan to such Borrower was to the shares of Common Stock pledged with respect to such Seller Credit Agreement. During the year ended December 31, 1996, the largest aggregate amount of indebtedness outstanding of Messrs. Yanover and Nesbitt (including interest) to the Company was $649,141 and $649,155, respectively. Of these respective amounts, prior to the end of 1996, Messrs. Yanover and Nesbitt paid 50% to the Company and the Company forgave the other 50%, so that no indebtedness of Messrs. Yanover and Nesbitt was outstanding at December 31, 1996.

REGISTRATION AGREEMENT

     In connection with the 1995 Recapitalization, the Company and the Designated Stockholders, GTCR Fund IV, Mr. Yanover and Mr. Nesbitt (the "1995 Stockholders")entered into the Registration Agreement. Pursuant to the Registration Agreement, the 1995 Stockholders and their transferees, who upon the completion of the Offering will hold in the aggregate 3,182,553 shares of Common Stock, are entitled to certain registration rights. The holders of at least a majority of the shares of Common Stock held by the GTCR Fund IV (the "GTCR Registrable Shares") and the holders of at least a majority of the shares of Common Stock held by the Designated Stockholders (the "Designated Stockholder Registrable Shares," and collectively with the GTCR Registrable Shares, the "Registrable Shares") may each require the Company on one occasion to effect the registration of the Registrable Shares on Form S-1 (a "Long-Form Registration") in which the Company will pay all registration expenses. In addition to the Long-Form Registrations, the holders of at least a majority of the GTCR Registrable Shares and the holders of at least a majority of the Designated Stockholder Registrable Shares may each require the Company to effect two registrations of Registrable Shares on Form S-2 or S-3 (together with the Long-Form Registrations, the "Demand Registrations") in which the Company will pay all registration expenses. Finally, if the Company proposes to register any of its Common Stock under the Securities Act, whether for its own account or otherwise (a "Company Registration"), the holders of Registrable Shares are entitled to notice of such registration and, subject to certain priority provisions, are entitled to include their Registrable Shares in such registration with all registration expenses of the holders of Registrable Shares being paid by the Company. Notwithstanding the foregoing, the Company will not be obligated to effect a Demand Registration within six months after the effective date of a prior Demand Registration or of a Company Registration in which holders of Registrable Shares participated, and, under certain circumstances, a request may be delayed by the Company for up to six months (but on no more than one occasion).

VOTING AGREEMENT

     The J. Yanover Trust, the R. Yanover Trust, the Joseph Jonathan Yanover and Jennifer D. Yanover Irrevocable Trust No. 2 dated August 6, 1996 (the "J. Yanover Trust No. 2"), the Nesbitt Trust, the James A. Nesbitt and Jennifer Rebecca Nesbitt Trust effective as of January 1, 1996, Mr. Yanover, Mr. Nesbitt (the "Executive Group") and GTCR Fund IV (together with the Executive Group, the "Existing Stockholders") are parties to the Voting Agreement providing for, among other things, the designation of and voting with respect to the election of directors of the Board by the Existing Stockholders. Under the Voting Agreement, the Existing Stockholders agree to vote their shares such that the Board at all times shall consist of two directors designated by GTCR Fund IV, two directors designated by the Executive Group, the Company's Chief Executive Officer and two outside directors jointly designated by GTCR Fund IV and the Executive Group. If GTCR Fund IV and the Executive Group cannot agree on the designation of an outside director with respect to any election of directors, one nominee will be selected by each of GTCR Fund IV and the Executive Group and the nominee obtaining the most votes in the election of directors, with the Existing Stockholders voting without restriction, shall be elected to the Board. The Existing Stockholders may not vote to remove the two directors nominated by GTCR Fund IV and the two directors nominated by the Executive Group and must vote to remove such directors if directed to do so by GTCR Fund IV or the Executive Group, respectively, subject to the provisions of the Company's Amended and Restated Certificate of Incorporation. The Voting Agreement terminates when either GTCR Fund IV or the Executive Group holds in the aggregate less than 15.0% of the Common Stock on a fully diluted basis. Accordingly, the Voting Agreement will terminate on consummation of the Offering.

CERTAIN AFFILIATE TRANSACTIONS

     The Company leases property and a building in Livonia, Michigan, which includes approximately 27,460 square feet of commercial space, from Mart Associates, a Michigan general partnership ("Mart"). Mr. Yanover owns 43.3% of Mart and is its managing partner. Mr. Nesbitt owns 33.3% of Mart and is one of its partners. For the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1997, the Company paid $191,100, $191,100, $191,100, and $81,900, respectively, in rent for such property and building. In addition, the Company leases certain equipment from Computer Leasing Company of Michigan, Inc. ("Computer Leasing"). Mr. Yanover owns 50.0% of Computer Leasing and serves as its president, and Mr. Colin W.L. Armstrong (see "Principal Stockholders") owns the other 50.0% and serves as its vice president. For the years ended December 31, 1994, 1995 and 1996 and for the six months ended June 30, 1997, the Company paid $30,100, $57,100, $184,390 and $55,000, respectively, for such operating leases. The Company believes that each of the leases is at market terms and rates.

     The Company purchases printing services from Hatteras Printing, Inc. ("Hatteras"). Hatteras is owned by the wife of Mr. Nesbitt. For the years ended December 31, 1994, 1995 and 1996, and for the six months ended June 30, 1997, the Company paid Hatteras $726,000, $980,500, $1,425,358 and $961,393, respectively, for such printing services. The Company believes that it paid market prices for such printing services. In addition, the Company sold copying and graphic art services to Hatteras in the amount of $32,700, $75,200, $76,859 and $15,425, respectively, for the years ended
December 31, 1994, 1995 and 1996 and the six months ended June 30, 1997. Such services were sold at the Company's then current prices.

     Until August 6, 1996, Laurence B. Deitch served as trustee of the Joseph Jonathan Yanover and Jennifer D. Yanover Irrevocable Trust dated January 5, 1993, which owns 4.6% of the Common Stock. Mr. Deitch is also a shareholder in the law firm of Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, P.C. For the years ended December 31, 1994, 1995 and 1996, and for the six months ended June 30, 1997, the Company paid Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, P.C. approximately $74,000, $189,000, $363,105 and $208,861, respectively, for legal services.

     All material business transactions between the Company and any executive officer or director of the Company or any member of their immediate family will be subject to review and approval by a majority of the Company's disinterested directors. Additional transactions of the nature described above may take place in the ordinary course of business.

THE RECAPITALIZATION

     Immediately prior to the Company's initial public offering of Common Stock on October 9, 1996, each share of Class A Common Stock, including the shares of Class A Common Stock held by each of the officers and directors of the Company, was converted into one share of Common Stock, and each share of Class B Common Stock, all of which was held by GTCR Fund IV, was converted into approximately
1.3 shares of Common Stock. Each share of Common Stock was then split into 2.5 shares of Common Stock. Concurrent with the consummation of its initial public offering of Common Stock, the Company used a portion of the proceeds of such offering to redeem 692,047 shares of Common Stock owned by GTCR Fund IV at an aggregate price of approximately $11.8 million. GTCR Fund IV acquired its interest in the Company in January, 1995 for $10.0 million, or approximately $3.13 per share of Common Stock.

                       PRINCIPAL AND SELLING STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of July 31, 1997 (i) before the Offering and
(ii) after the Offering by each person who is known by the Company to own beneficially more than 5% of the Common Stock, by each current executive officer and director of the Company, each of the Selling Stockholders and by all executive officers and directors of the Company as a group. Except as otherwise indicated below, each of the persons named in the table has sole voting and investment power with respect to the securities beneficially owned by it or him as set forth opposite its or his name.

                                                BENEFICIAL OWNERSHIP      NUMBER OF     BENEFICIAL OWNERSHIP
                                                 BEFORE OFFERING(1)       SHARES TO       AFTER OFFERING(1)
                                                ---------------------    BE SOLD IN     ---------------------
                                                 NUMBER      PERCENT         THE         NUMBER      PERCENT
          NAME OF BENEFICIAL OWNER:             OF SHARES    OF CLASS     OFFERING      OF SHARES    OF CLASS
          -------------------------             ---------    --------    -----------    ---------    --------
GTCR Fund IV(2)(3)............................  2,500,002      27.9%       823,400      1,676,602      15.0%
Colin W. L. Armstrong, Trustee(2)(4)..........    625,185       7.0%       286,417        338,768       3.0%
Robert A. Yanover(2)(5).......................    476,442       5.3%        76,416        400,026       3.6%
Allen J. Nesbitt(2)(6)........................    881,310       9.9%       290,376        590,934       5.3%
Gary L. Monroe(7).............................    165,452       1.8%        33,090        132,362       1.2%
William J. Rauwerdink(8)......................     11,000         *             --         11,000         *
Brian E. Jablonski(9).........................     12,000         *             --         12,000         *
Donald M. Gleklen(10).........................      7,500         *             --          7,500         *
Bruce V. Rauner(11)...........................  2,500,002      27.9%       823,400      1,676,603      15.0%
Joseph P. Nolan(11)...........................  2,500,502      27.9%       823,400      1,676,603      15.0%
Fariborz Ghadar(12)...........................         --         *             --             --         *
All Executive Officers and Directors of the
  Company as a group (9 persons)(13)..........  4,053,706      45.3%     1,223,282      2,830,424      25.4%
OTHER SELLING STOCKHOLDERS:
----------------------------------------------

Donald L. Elland..............................    100,447       1.1%        98,000          2,447         *
Richard C. Kowalski...........................     90,910       1.0%        65,000         25,910         *
Scott L. Christensen(14)......................     25,570         *         15,000         10,570         *
James A. Nesbitt and Jennifer Rebecca Nesbitt
  Irrevocable Trust effective as of January 1,
  1996 for the Benefit of James A. Nesbitt
  ("J&J Trust 1").............................    110,162       1.2%        36,229         73,933         *
James A. Nesbitt and Jennifer Rebecca Nesbitt
  Irrevocable Trust Effective as of January 1,
  1996 for the benefit of Jennifer Rebecca
  Nesbitt ("J&J Trust 2").....................    110,162       1.2%        36,229         73,933         *
James J. Dewan................................     42,616         *         21,313         21,313         *
Bobby R. Stevens..............................     18,530         *         18,530             --         *

---------------
  *  Indicates less than 1%.

 (1) The number of shares of Common Stock deemed outstanding before the Offering is 8,945,893, and the number of shares of Common Stock deemed outstanding after the Offering is 11,145,893 (11,475,893 if the Underwriters' over-allotment option is exercised in full). Each of these numbers includes 47,441 shares of Common Stock issuable in connection with the ICS Acquisition (see "Recent Acquisitions"). Shares of Common Stock subject to options that are exercisable within 60 days of July 31, 1997 are deemed beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person. If the Underwriters' over-allotment option is exercised in full, GTCR Fund IV, Colin W. L. Armstrong, Trustee, Robert A. Yanover, Allen J. Nesbitt, J&J Trust 1 and J&J Trust 2 intend to sell 143,517, 31,621, 31,621, 50,613,
     6,314 and 6,314 shares of Common Stock, respectively.

 (2) Each of these parties has entered into an agreement providing for the election of directors (see "Certain Relationships and Related Transactions -- Voting Agreement"). Each such party disclaims beneficial ownership of shares of Common Stock owned by each other such party.

 (3) The address of this holder is 6100 Sears Tower, Chicago, Illinois 60606.

 (4) Includes 415,185 shares of Common Stock held by the J. Yanover Trust and 210,000 shares of Common Stock held by the J. Yanover Trust No. 2 over which Mr. Armstrong, as trustee, has investment and voting control. The address of this holder is 116 Laurel Court, Ponte Verde Beach, Florida 32082.

 (5) Includes 476,442 shares of Common Stock held by Yanover Associates Limited Partnership. The address of this holder is 133 Quayside Drive, Jupiter, Florida 33477.

 (6) Includes 881,310 shares of Common Stock held by the Allen J. Nesbitt Living Trust dated December 7, 1994. The address of this holder is 28400 Schoolcraft, Livonia, Michigan 48150.

 (7) Includes 165,452 shares of Common Stock issuable upon exercise of options exercisable within 60 days after the date of the Offering. The address of this holder is 1305 Stephenson Highway, Troy, Michigan 48083.

 (8) The address of this holder is 1305 Stephenson Highway, Troy, Michigan 48083. See "Management -- Stock Options."

 (9) Includes 12,000 shares of Common Stock issuable upon exercise of options exercisable within 60 days after the date of the Offering. The address of this holder is 1305 Stephenson Highway, Troy, Michigan 48083. See "Management -- Stock Options -- Stock Option Agreements."

(10) Includes 2,500 shares of Common Stock issuable upon exercise of options exercisable within 60 days after the date of the Offering. The address of this holder is 212 Jeffrey Lane, Newton Square, Pennsylvania 10973. See "Management -- Stock Options -- Stock Option Agreements."

(11) Includes 2,500,002 shares of Common Stock held by GTCR Fund IV, of which GTCR IV, L.P. is the general partner. See footnote (3) above. Each of Messrs. Rauner and Nolan is a principal of Golder, Thoma, Cressey, Rauner, Inc., the general partner of GTCR IV, L.P., and therefore may be deemed to share investment and voting control over the shares of Common Stock held by GTCR Fund IV. Each of Messrs. Rauner and Nolan disclaims beneficial ownership of the shares of Common Stock owned by GTCR Fund IV. The address of each of these holders is 6100 Sears Tower, Chicago, Illinois 60606.

(12) The address of this director is 555 Orlando Avenue, State College, Pennsylvania 16803.

(13) Includes the shares of Common Stock described in footnotes (5), (6), (7),
     (8), (9), (10), (11) and (12) above.

(14) Colin W.L. Armstrong has the right to direct the sale of 12,785 of Mr. Christensen's shares.

                        DESCRIPTION OF CREDIT AGREEMENT

     The Company, through its subsidiary Lason Systems, was party to a Loan Agreement, dated January 17, 1995, as amended March 25, May 15, July 10, and August 16, 1996 (the "Credit Agreement"), with First Union National Bank as agent and as Lender (as defined in the Credit Agreement) and each other Lender which from time to time is a party thereto, providing for a $15.0 million term loan facility, a $13.0 million revolving credit facility, an additional $10.0 million credit facility for acquisitions and an $8.5 million interim term loan facility.

     On February 21, 1997, the Credit Agreement was amended and restated to provide revolving credit loans in the initial amount of $40.0 million, which was then increased to $60.0 million on July 21, 1997 and later increased to $80.0 million on August 1, 1997. Lason will not be required to make principal payments prior to 2001, the year of maturity of the loan. Interest on amounts outstanding will be calculated based on interest rates determined at the time of borrowing. Borrowings will bear interest at rates ranging from a base percentage rate plus a maximum of 1.25% (a weighted average rate of 9.0% as of June 30, 1997) to LIBOR plus a maximum of 2.25% (a weighted average rate of 6.94% as of June 30, 1997), depending on the Company's leverage ratio. As of July 31, 1997, the Company had approximately $46.9 million outstanding under the Credit Agreement.

     The Loans are secured by a pledge by Lason of the Collateral (as defined in the Credit Agreement, generally the stock and assets of Lason Systems and its subsidiaries) and by a guaranty by the Company. The Credit Agreement requires Lason to meet certain financial tests, including minimum interest coverage, maximum debt to operating cash flow ratio and minimum operating cash flow. The Credit Agreement also contains covenants which, among other things, prohibit or restrict the incurrence of additional indebtedness, transactions with affiliates, sales of assets, acquisitions, investments, dissolution or mergers, prepayments of other indebtedness, incurrence of additional liens and encumbrances and other actions by Lason customarily restricted in such agreements. The Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-defaults to other indebtedness of Lason and to any default by Lason under any agreement the termination of which would have a material adverse effect (as defined in the Credit Agreement), certain events, bankruptcy and insolvency, the entry of a judgment in an amount greater than $250,000 which shall not be dismissed or stayed within 60 days, or a lien in excess of $250,000 is placed on the Collateral (as defined in the Credit Agreement) by a governmental authority.

     Upon the completion of the Offering, the Company plans to repay all of its outstanding indebtedness under its Credit Agreement using most of the net proceeds from the sale of Company shares of Common Stock.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL MATTERS

     The authorized capital stock of the Company consists of 20,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), and 5,000,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). As of July 31, 1997, there were 8,945,893 shares of Common Stock outstanding and 36 holders of record. No shares of Preferred Stock are outstanding. The following summary of certain provisions of the Company's capital stock describes certain material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Amended and Restated Certificate of Incorporation and the By-Laws of the Company and by the provisions of applicable law.

COMMON STOCK

     The issued and outstanding shares of Common Stock are, and the shares of Common Stock being offered hereby will be upon payment therefor, validly issued, fully paid and nonassessable. Subject to the prior rights of the holders of any Preferred Stock, the holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the Board may from time to time determine. See "Dividend Policy." The shares of Common Stock redeemable or convertible, and the holders thereof will have no preemptive rights or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Each outstanding share of Common Stock is entitled to vote on all matters submitted to a vote of stockholders. The Common Stock is currently traded on the Nasdaq National Market under the trading symbol "LSON."

PREFERRED STOCK

     The Board may, without further action by the Company's stockholders, from time to time, direct the issuance of shares of Preferred Stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding shares of Preferred Stock would reduce the amount of funds available for the payment of dividends on shares of Common Stock. Holders of shares of Preferred Stock may be entitled to receive a preference payment in the event of any liquidation, dissolution or winding-up of the Company before any payment is made to the holders of shares of Common Stock. Under certain circumstances, the issuance of shares of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions, financings and other corporate transactions, may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. The Board, without stockholder approval, may issue shares of Preferred Stock with voting and conversion rights which could adversely affect the holders of shares of Common Stock.

CERTAIN PROVISIONS OF THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND BY-LAWS AND STATUTORY PROVISIONS

     The Amended and Restated Certificate of Incorporation provides that the Board will be divided into three classes, with each class, after a transitional period, serving for three years, and one class being elected each year. A majority of the remaining directors then in office, though less than a quorum, or the sole remaining director, will be empowered to fill any vacancy on the Board which arises during the term of a director or as a result of a newly created directorship. The provision for a classified Board may be amended, altered or repealed only upon the affirmative vote of the holders of at least 80% of the outstanding shares of the voting stock of the Company. The classification of the Board may discourage a third party from making a tender offer or otherwise attempting to gain control of the Company and may have the effect of maintaining the incumbency of the Board.

     The Amended and Restated Certificate of Incorporation will require that any action required or permitted to be taken by the Company's stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by consent in writing. Additionally, the Amended and Restated Certificate of Incorporation and By-Laws will require that special meetings of the stockholders of the Company be called only by the affirmative vote of at least two members of the Board or by certain of at least two members of the Board or by certain officers. These provisions may not be amended, altered or repealed without the affirmative vote of at least 80% of the outstanding shares of the voting stock of the Company.

     The By-Laws will provide that stockholders seeking to bring business before or to nominate directors at any annual meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to, or mailed and received at, the principal executive offices of the Company not less than 120 days nor more than 150 days prior to the first anniversary of the annual meeting for the preceding year. The By-Laws also will specify certain requirements for a stockholder's notice to be in proper written form. These provisions will restrict the ability of stockholders to bring matters before the stockholders or to make nominations for directors at meetings of stockholders. These provisions may not be amended, altered or repealed by the stockholders without the affirmative vote of at least 80% of the outstanding shares of the voting stock of the Company.

     The Company is subject to the "business combination" provisions of the Delaware General Corporation Law. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any Interested Stockholder for a period of three years after the date of the transaction in which the person became an Interested Stockholder, unless (i) the transaction is approved by the Board prior to the date the Interested Stockholder obtained such status; (ii) upon consummation of the transaction which resulted in the stockholder becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by (a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer or (iii) on or subsequent to such date the "business combination" is approved by the Board and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the Interested Stockholder.

     A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company. The Board has approved any acquisition of shares of Common Stock by GTCR Fund IV or its affiliates that would otherwise result in GTCR Fund IV or such affiliates becoming an Interested Stockholder. See "Risk Factors -- Anti-Takeover Effect of Certain Charter, By-Laws and Statutory Provisions."

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Amended and Restated Certificate of Incorporation limits the liability of directors to the fullest extent permitted by the Delaware General Corporation Law. This provision may not be amended, altered or repealed without the affirmative vote of at least 80% of the outstanding shares of the voting stock of the Company. In addition, the By-Laws provide that the Company shall indemnify directors and officers of the Company to the fullest extent permitted by such law. This provision may not be amended, altered or repealed by the stockholders without the affirmative vote of at least 80% of the outstanding shares of the voting stock of the Company.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is The First Chicago Trust Company.

                        SHARES ELIGIBLE FOR FUTURE SALE

     The Common Stock has only been publicly traded since the Company's initial public offering of Common Stock on October 9, 1996, and there is no assurance that a significant public market for the Common Stock will be sustained after this Offering. Future sales of substantial amounts of shares of Common Stock in the public market could adversely affect prevailing market prices and could impair the Company's future ability to raise capital through the sale of its equity securities.

     Upon the completion of the Offering, the Company will have 11,145,893 shares of Common Stock outstanding (11,475,893 shares if the Underwriters' over-allotment option is exercised in full), approximately 3,546,731 of which will not have been registered under the Securities Act. Of those shares, 3,214,436 shares will be eligible for sale under Rule 144 subject to certain volume and other limitations (except for those shares subject to the lockup agreements described below.)

     The Company and certain of its stockholders, who upon the completion of the
Offering will hold        shares of Common Stock, have agreed for the Lockup
Period not to sell or otherwise dispose of, and the Company has agreed not to register, any shares of Common Stock or any securities of the Company which are substantially similar to the shares of Common Stock, including, but not limited to, any securities that are convertible into or exchangeable for, or represent the right to receive, Common Stock or any such substantially similar securities without the prior written consent of Robertson, Stephens & Company, except for the shares of Common Stock offered in connection with the Offering.

     In general, under Rule 144 as currently in effect, a stockholder (or stockholders whose shares are aggregated) who has beneficially owned shares constituting "restricted securities" (generally defined as securities acquired from the Company or an affiliate of the Company in a non-public transaction) for at least one year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) 1% of the outstanding Common Stock (approximately 111,458 shares of Common Stock immediately after the Offering or 117,458 shares if the Underwriters' over-allotment option is exercised in full) or (ii) the average weekly trading volume in the Common Stock in the over-the-counter market during the four calendar weeks preceding the date on which notice of such sale is filed pursuant to Rule 144. Sales under Rule 144 are also subject to certain provisions regarding the manner of sale, notice requirements and the availability of current public information about the Company. A stockholder (or stockholders whose shares are aggregated) who is not an affiliate of the Company for at least 90 days prior to a sale and who has beneficially owned "restricted securities" for at least two years is entitled to sell such shares under Rule 144 without regard to the limitations described above.

     In connection with the 1995 Recapitalization, the Company and the 1995 Stockholders entered into the Registration Agreement. Upon the completion of the Offering, pursuant to the Registration Agreement, the 1995 Stockholders and their transferees, who will hold in the aggregate 3,182,553 shares of Common Stock, are entitled to certain demand and piggy-back registration rights with respect to such shares of Common Stock, which may be exercised after the expiration of the Lockup Period. Such rights could be used to force the Company to file a registration statement with respect to the Common Stock owned by such persons. In addition, the holders of an additional 136,376 shares of Common Stock have certain piggy-back registration rights. The existence of the Registration Agreement and such other registration rights and the perception that sales of Common Stock could occur thereunder could adversely affect the market price of the Common Stock and could impair the Company's ability to raise capital through the sale of equity securities. See "Recent Acquisitions" and "Certain Relationships and Related Transactions -- Registration Agreement."

                                  UNDERWRITING

     The underwriters named below (the "Underwriters"), acting through their representatives, Robertson, Stephens & Company LLC, William Blair & Company, L.L.C. and The Robinson-Humphrey Company, Inc. (the "Representatives"), have severally agreed with the Company and the Selling Stockholders, subject to the terms and conditions of an underwriting agreement (the "Underwriting Agreement"), to purchase the number of shares of Common Stock set forth opposite their respective names below. The Underwriters are committed to purchase and pay for all of such shares if any are purchased.

                                                                 NUMBER
                        UNDERWRITER                             OF SHARES
                        -----------                             ---------
Robertson, Stephens & Company LLC...........................
William Blair & Company, L.L.C. ............................
The Robinson-Humphrey Company, Inc..........................
                                                                ---------
     Total..................................................    4,000,000
                                                                =========

     The Representatives have advised the Company and the Selling Stockholders that they propose to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to certain
dealers at such price less a concession of not more than $     per share, of
which $     may be re-allowed to other dealers. After the completion of the
Offering, the public offering price, concession and re-allowance to dealers may be reduced by the Representatives. No such reduction shall affect the amount of proceeds to be received by the Company and the Selling Stockholders as set forth on the cover page of this Prospectus.

     The Company and certain Selling Stockholders have granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 330,000 and 270,000 additional shares of Common Stock, respectively, to cover over-allotments, if any, at the same price per share as the Company and the Selling Stockholders will receive for the 4,000,000 shares that the Underwriters have agreed to purchase from the Company and the Selling Stockholders. To the extent that the Underwriters exercise such option for shares of Common Stock, each of the Underwriters will have made a firm commitment to purchase approximately the same percentage of such additional shares that the number of shares of Common Stock to be purchased by it shown in the above table represents as a percentage of the 4,000,000 shares offered hereby. If purchased, such additional shares will be sold by the Underwriters on the same terms as those on which the 4,000,000 shares are being sold.

     The Underwriting Agreement contains covenants of indemnity among the Underwriters, the Company and certain Selling Stockholders against certain civil liabilities, including liabilities under the Securities Act.

     Pursuant to the terms of lockup agreements, the holders of approximately shares of Common Stock have agreed with the Representatives that during the Lockup Period, subject to certain limited exceptions, they will not sell or otherwise dispose of shares of Common Stock, including shares issuable under options or warrants exercisable during the Lockup Period, any options or warrants to purchase shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock owned directly by such holders or with respect to which they have the power of disposition without the prior written consent of Robertson, Stephens & Company.

     The Representatives have advised the Company that, pursuant to Regulation M under the Exchange Act, certain persons participating in this Offering may engage in transactions that may stabilize, maintain, or otherwise affect the market price of the Common Stock, including stabilizing bids, syndicate covering transactions or the imposition of penalty bids. A "stabilizing bid" is a bid for, or the purchase of, the Common Stock on behalf of the Underwriters for the purpose of fixing or maintaining the price of the Common Stock. A "syndicate covering transaction" is the bid for, or the purchase of, the Common Stock on behalf of the Underwriters to reduce a short position incurred by the Underwriters in connection with this Offering. A "penalty bid" is an arrangement permitting the managing underwriter to reclaim the selling concession otherwise accruing to an Underwriter or a syndicate member in connection with this Offering if the Common Stock originally sold by such Underwriter or syndicate member is purchased by the Underwriters in a syndicate covering transaction and has therefore not been effectively placed by such Underwriter or syndicate member. The Representatives have advised the Company that such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     One or more of the Underwriters currently act as market makers for the Common Stock and may engage in "passive market making" in such securities on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act. Rule 103 permits, upon the satisfaction of certain conditions, underwriters participating in a distribution that are also Nasdaq market makers in the security being distributed to engage in limited market making transactions during the period when Rule 103 would otherwise prohibit such activity. Rule 103 prohibits underwriters engaged in passive market making generally from entering a bid or effecting a purchase price that exceeds the highest bid for those securities displayed on the Nasdaq National Market by a market maker that is not participating in the distribution. Under Rule 103, each underwriter engaged in passive market making is subject to a daily net purchase limitation equal to the greater of (i) 30% of such entity's average daily trading volume during the two full calendar months immediately preceding, or any 60 consecutive calendar days ending within the ten calendar days preceding, the date of the filing of the registration statement under the Securities Act pertaining to the security to be distributed or (ii) 200 shares of common stock.

                            VALIDITY OF COMMON STOCK

     The validity of the Common Stock offered hereby will be passed upon for the Company and certain Selling Stockholders by Seyburn, Kahn, Ginn, Bess, Deitch and Serlin, P.C., Southfield, Michigan. Certain legal matters in connection with the Common Stock will be passed upon for the Underwriters by Winston & Strawn, Chicago, Illinois.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of the Company for the years ended December 31, 1995 and 1996, and the statements of income, stockholders' equity and cash flows of the Predecessor for the year ended December 31, 1994 appearing in this Prospectus and Registration Statement have been audited by Coopers & Lybrand LLP, independent accountants, as set forth in their reports appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. The financial statements of ICS for the fiscal year ended October 31, 1996 appearing in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent accountants, as set forth in this report appearing elsewhere herein and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission in Washington, D.C. (the "Commission"), a registration statement on Form S-1 pursuant to the Securities Act with respect to the Common Stock offered hereby (the "Registration Statement"). This Prospectus does not contain all the information set forth in the Registration Statement and the schedules and exhibits thereto, certain items of which are omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus concerning the provisions of any document filed with the Registration Statement as exhibits are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed as an exhibit to the

Registration Statement. For further information about the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the financial statements, schedules and exhibits filed as a part thereof. Copies of the Registration Statement and the exhibits and schedules thereto may be inspected, without charge, at the offices of the Commission, or obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at Seven World Trade Center (13th Floor), New York, New York 10019. The Commission also makes electronic filings publicly available on the Internet within 24 hours of acceptance. The Commission's Internet address is http://www.sec.gov. The Commission's Web site also contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, such materials also may be inspected and copied at the offices of the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.

         INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL
                     INFORMATION, FINANCIAL STATEMENTS, AND
                       CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
LASON, INC. UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
  FINANCIAL INFORMATION
  Unaudited Pro Forma Condensed Consolidated Financial
     Information............................................   F-2
  Unaudited Pro Forma Condensed Consolidated Balance Sheets
     as of June 30, 1997....................................   F-3
  Unaudited Pro Forma Condensed Consolidated Statements of
     Income
     for the Six Months ended June 30, 1997.................   F-4
  Unaudited Pro Forma Condensed Consolidated Statements of
     Income
     for the Year ended December 31, 1996...................   F-5
  Notes to Unaudited Pro Forma Condensed Consolidated
     Financial Information..................................   F-6
LASON, INC.
  Report of Independent Accountants.........................   F-9
  Consolidated Balance Sheets as of December 31, 1996 and
     1995 and
     June 30, 1997 (Unaudited)..............................  F-10
  Consolidated Statements of Income for the years ended
     December 31, 1996, 1995 and 1994 and for the six months
     ended June 30, 1996 and 1997 (Unaudited)...............  F-11
  Consolidated Statements of Stockholders' Equity for the
     years ended
     December 31, 1996, 1995 and 1994 and for the six months
     ended June 30, 1997....................................  F-12
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1996, 1995 and 1994 and for the six months
     ended June 30, 1996 and 1997 (Unaudited)...............  F-13
  Notes to Consolidated Financial Statements................  F-14
IMAGE CONVERSION SYSTEMS, INC.
  Report of Independent Accountants.........................  F-24
  Balance Sheets as of October 31, 1996 and April 30, 1997
     (Unaudited)............................................  F-25
  Statement of Operations for the year ended October 31,
     1996 and
     for the six months ended April 30, 1996 and 1997
     (Unaudited)............................................  F-26
  Statement of Changes in Shareholders' Equity..............  F-27
  Statements of Cash Flows for the year ended October 31,
     1996 and
     for the six months ended April 30, 1996 and 1997
     (Unaudited)............................................  F-28
  Notes to Financial Statements.............................  F-29

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma condensed consolidated balance sheet has been prepared based upon the historical consolidated balance sheet of Lason as of June 30, 1997 and the balance sheet as of April 30, 1997 of ICS (See "Business -- Acquisition Strategy") consummated after June 30, 1997 and gives effect to (i) such Acquisition, and (ii) the application of the net proceeds from the Offering (after deducting underwriting discounts and commissions and estimated expenses of the Offering, but excluding the underwriters' over-allotment option), as if each had occurred as of June 30, 1997. The following unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 1997 and for the year ended December 31, 1996 give effect to each of the above transactions and to the Acquisitions (See "Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information") as if each had occurred as of January 1, 1996. Pro forma adjustments are described in the accompanying notes.

     The unaudited pro forma condensed consolidated financial information should be read in conjunction with "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the Consolidated Financial Statements and the Notes thereto included elsewhere in this Prospectus. The unaudited pro forma condensed consolidated statements of income are not necessarily indicative of the actual results of operations that would have been reported if the events described above had occurred as of January 1, 1996, nor do such statements purport to indicate the results of future operations of Lason. Furthermore, the pro forma results do not give effect to all cost savings or incremental costs, if any, which may occur as a result of the integration and consolidation of the acquisitions. In the opinion of management, all adjustments necessary to present fairly such unaudited pro forma condensed consolidated financial statements have been made.

                                  LASON, INC.

           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS
                                 JUNE 30, 1997
                             (AMOUNTS IN THOUSANDS)

                                                                                                                       PRO FORMA
                                                                                                                      AS ADJUSTED
                                                                                   PRO FORMA                              FOR
                                                            ADJUSTMENTS           AS ADJUSTED     ADJUSTMENTS         ACQUISITION
                                                ICS             FOR                   FOR           FOR THE             AND THE
                                 LASON     ACQUISITION(1)   ACQUISITION          ACQUISITIONS      OFFERING            OFFERING
                                --------   --------------   -----------         ---------------   -----------         -----------
            ASSETS
Current Assets................. $ 36,470      $ 4,752                              $ 41,222        $ 12,890       B    $ 54,112
Property and equipment, net....   11,286        3,821                                15,107              --              15,107
Intangible, net................   56,975        7,001         $ 6,867       A        70,843              --              70,843
Other Assets...................    1,996          179              --                 2,175              --               2,175
                                --------      -------         -------              --------        --------            --------
    Total Assets............... $106,727      $15,753         $ 6,867              $129,347        $ 12,890            $142,237
                                ========      =======         =======              ========        ========            ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion, long term
  debt.........................               $ 4,529         $(4,529)
Other current liabilities...... $ 11,445        2,558              --       A      $ 14,003                            $ 14,003
                                --------      -------         -------              --------                            --------
    Total Current
      Liabilities..............   11,445        7,087          (4,529)               14,003              --              14,003
Long term Debt, less current
  portion......................   27,400        6,191          12,709       A        46,300        $(46,300)      B
Minority interest..............      355           --              --                   355              --                 355
Other Liabilities..............    2,915           --              --                 2,915              --               2,915
                                --------      -------         -------              --------        --------            --------
    Total Liabilities..........   42,115       13,278           8,180                63,573         (46,300)             17,273
Put Option.....................    1,060                                              1,060              --               1,060
Redeemable Preferred Stock.....       --        2,118          (2,118)      A            --                                  --
Common Stock...................       89            1              (1)      A            89              22       B         111
Additional paid in capital.....   54,577        1,468            (306)      A        55,739          59,168       B     114,907
Stock Warrants.................       --          543            (543)      A            --              --                  --
Retained Earnings..............    8,886       (1,655)          1,655       A         8,886              --               8,886
                                --------      -------         -------              --------        --------            --------
    Total Stockholders'
      Equity...................   63,552        2,475          (1,313)               64,714          59,190             123,904
                                --------      -------         -------              --------        --------            --------
    Total Liabilities and
      Stockholders' Equity..... $106,727      $15,753         $ 6,867              $129,347        $ 12,890            $142,237
                                ========      =======         =======              ========        ========            ========

---------------
(1) Balance sheet as of April 30, 1997, as ICS has an October 31 fiscal year end.

              The accompanying Notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                  LASON, INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                          PRO FORMA
                                                               ICS            OTHER                      AS ADJUSTED
                                               LASON       ACQUISITION   ACQUISITIONS(1)   ADJUSTMENTS      LASON
                                              -------      -----------   ---------------   -----------   -----------
Revenues, net of postage...................   $53,658        $ 8,532         $2,434                        $64,624
Cost of revenues...........................    37,147          5,625          1,387                         44,159
                                              -------        -------         ------                        -------
  Gross profit.............................    16,511          2,907          1,047                         20,465
Selling, general and administrative
  expenses.................................     8,395          3,702            702                         12,799
Compensatory option expense................       109             --             --                            109
Amortization of intangibles................     1,041             --             --          $  353C         1,394
                                              -------        -------         ------          ------        -------
  Income from operations...................     6,966           (795)           345            (353)         6,163
Other income...............................        --             --             21              --             21
Interest expense...........................      (740)          (543)            (6)          1,283D            (6)
                                              -------        -------         ------          ------        -------
    Total other income (expense)...........      (740)          (543)            15           1,283             15
                                              -------        -------         ------          ------        -------
Income before minority interest and
  provision for income taxes...............     6,226         (1,338)           360             930          6,178
Minority interest..........................       (98)            --             --              --            (98)
Provision for income taxes.................    (2,250)            --             (2)             16E        (2,236)
                                              -------        -------         ------          ------        -------
Net income (loss)..........................   $ 3,878        $(1,338)        $  358          $  946        $ 3,844
                                              =======        =======         ======          ======        =======
Pro forma earnings per share...............                                                        G       $   .34
                                                                                                           =======
Weighted average common and common
  equivalent shares outstanding............                                                        G        11,380
                                                                                                           -------

              The accompanying Notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                   LASON INC.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                     PRO FORMA
                                                                                                    -----------
                                                          ICS           OTHER                       AS ADJUSTED
                                          LASON       ACQUISITION    ACQUISITIONS    ADJUSTMENTS       LASON
                                         -------      -----------    ------------    -----------    -----------
Revenues, net of postage...............  $69,937        $20,049        $22,409                       $112,395
Cost of revenues.......................   47,587         12,577         12,773                         72,937
                                         -------        -------        -------                       --------
  Gross profit.........................   22,350          7,472          9,636                         39,458
Selling, general and administrative
  expenses.............................   12,628          6,572          7,667         $(2,427)F       24,440
Compensatory option expense............      936             --             --              --            936
Amortization of intangibles............    1,121             --              9           1,115C         2,245
                                         -------        -------        -------         -------       --------
  Income from operations...............    7,665            900          1,960           1,312         11,837
Other income, net......................       71             --             53              --            124
Interest expense.......................   (1,831)        (1,217)            (7)          3,048D            (7)
                                         -------        -------        -------         -------       --------
  Total other income (expense).........   (1,760)        (1,217)            46           3,048            117
Income before minority interest and
  provision for income taxes...........    5,905           (317)         2,006           4,360         11,954
Minority interest......................      (71)            --             --              --            (71)
Provision for income taxes.............   (2,103)            --            (77)         (2,057)E       (4,237)
                                         -------        -------        -------         -------       --------
  Net income (loss)....................  $ 3,731        $  (317)       $ 1,929         $ 2,303       $  7,646
                                         =======        =======        =======         =======       ========
Pro forma earnings per share...........                                                       G      $    .84
                                                                                                     ========
Weighted average common and common
  equivalent shares outstanding........                                                       G         9,131
                                                                                                     --------

              The accompanying Notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

                                  LASON, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                       CONSOLIDATED FINANCIAL INFORMATION

     In January 1997, Lason acquired all of the outstanding common stock of Churchill Communications Corporation ("Churchill") for $7.5 million in cash and 72,499 shares of the Company's common stock valued at approximately $1.5 million.

     In February 1977, Lason Systems, Inc., Southeast ("LSE"), a wholly-owned subsidiary of Lason, acquired all of the outstanding common stock of Alpha Imaging, Inc. and Alpha Micro Graphics Supply, Inc. (affiliated companies and together "Alpha") for $2.1 million in cash and 11,517 shares of the Company's common stock valued at approximately $237,000.

     In March 1997, Lason acquired all of the outstanding common stock of Premier Copy Group, Inc. ("Premier") for $2.7 million in cash and forgiveness of a note receivable of approximately $55,500. Premier specializes in litigation support and document management services to the legal and commercial markets in the Atlanta market. The purchase price is subject to possible adjustment (i) based on Premier's net worth as of March 31, 1997, and (ii) based on satisfactory performance of certain activities set forth in employment agreements. In connection therewith, a portion of the purchase price is held in escrow to be released no later than September 30, 1997. The purchase price contingency, if any, will be recorded as an adjustment to the purchase price when the contingency is resolved.

     In March 1997, Lason also acquired all of the outstanding common stock of Automated Enterprises, Inc. ("AEI") for $5.9 million in cash and 31,008 shares of the Company's common stock valued at approximately $655,000. The stock purchase agreement provides for an additional payment to the selling shareholder if AEI's financial performance for the years ending December 31, 1997 and December 31, 1998 exceeds a specified target. The additional payment, if any, would be paid both in cash and shares of the Company's common stock. In the event of a change of control or the termination of the employment of the selling shareholder other than for cause, the selling shareholder can require the Company to pay $1.6 million in cash in full payment of the Company's additional payment obligation. Purchase price contingencies, if any, will be recorded as adjustments to the purchase price when the contingencies are resolved.

     In June 1997, Lason acquired all of the outstanding common stock of Corporate Copies, Inc. ("CCI") for $1.6 million in cash.

     In June 1997, LSE acquired all of the outstanding common stock of American Micro-Image, Inc. ("AMII") for $420,410 in cash and 4,453 shares of the Company's common stock valued at approximately $105,000.

     In July 1997, Lason acquired 100% of the outstanding common stock of Image Conversion Systems, Inc. ("ICS") for approximately $18.9 million in cash and 47,441 shares of the Company's common stock valued at approximately $1.1 million. ICS is a leading provider of services to convert documents to electronic and other media and has operations in eight states.

     The shares of common stock issued in connection with the acquisition of ICS are (i) being held in escrow as collateral to indemnify the Company if certain contingencies occur within twelve months from the date of the acquisition and
(ii) subject to forfeiture if ICS does not achieve certain operating income in 1997 and in 1998. Further, if the operating income of ICS for such periods exceeds targeted levels, certain selling stockholders have the opportunity to earn an aggregate bonus equal to approximately $3.0 million payable two-thirds in cash and one-third in shares of the Company's common stock during 1997 and 1998. The shares of common stock are subject to an eighteen month lock-up agreement which restricts the owner's ability to sell such shares. The Company has agreed to register the common stock subsequent to the lock-up period. Purchase price contingencies, if any, will be recorded as adjustments to the purchase price when the contingencies are resolved.

                                  LASON, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

BALANCE SHEET

     The excess of the purchase price and liabilities assumed over the book value of the net assets acquired for ICS has been allocated to the tangible and intangible assets based on Lason's estimate of the fair market value of the net assets acquired. The allocation of the excess purchase price paid for ICS is as follows:

                                                                (IN MILLIONS)
Book value of net assets acquired, after repayment of
  assumed debt..............................................        $ 6.2
Allocation of purchase price in excess of acquired assets:
  Goodwill..................................................         13.8
                                                                    -----
                                                                    $20.0
Plus liabilities assumed....................................          2.6
                                                                    -----
       Total Purchase Price.................................        $22.6
                                                                    =====

     The accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 1997 has been prepared as if ICS acquisition had been consummated as of June 30, 1997 and includes:

          (A) a pro forma adjustment has been made to:

             - record goodwill related to the ICS acquisition

             - repay the existing ICS debt with proceeds from the Company's Credit Agreement

             - record the additional debt related to the acquisition of ICS

             - present the issuance of 47,441 shares of common stock valued at approximately $1.2 million related to the acquisition of ICS

             - Eliminate ICS's historical equity balances

          (B) a pro forma adjustment has been recorded to present the application of the net proceeds of the offering, assuming additional offering expenses of $500,000

STATEMENT OF INCOME

     The accompanying unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 1997 and for the year ended December 31, 1996 presents the results as though each acquisition had been consummated on January 1, 1996. All of the acquisitions, except ICS, have a December 31 fiscal year end. ICS's fiscal year end was October 31. Accordingly, ICS's results of operations are included for the twelve months ended October 31, 1996 and for the six months ended April 30, 1997.

     The accompanying unaudited pro forma condensed consolidated statements of income for the six months ended June 30, 1997 and for the year ended December 31, 1996 have been prepared by combining the historical results for the Company and, where applicable, the Acquisitions for such respective periods and include the following adjustments:

          (C) Adjustments for the six months ended June 30, 1997 and for the year ended December 31, 1996 have been made to increase amortization by $1,237,000 and $353,000, respectively, related to purchase price allocated to goodwill and noncompete covenants, as if the Acquisitions had occurred as of January 1, 1996. Goodwill is amortized over 30 years.

                                  LASON, INC.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED FINANCIAL INFORMATION -- (CONTINUED)

          (D) Pro forma adjustments for the six months ended June 30, 1997 and for the year ended December 31, 1996 have been made to reverse interest expense of $3,048,000 and $1,283,000, respectively, on debt retired by the Company using a portion of the estimated net proceeds of $46.3 million.

          (E) Certain of the acquisitions were S-Corporations and, accordingly, were not subject to federal or state income taxes. The pro forma provision for income taxes has been computed as if the acquisitions were subject to federal and state corporate income taxes for the periods presented based on the statutory tax rate then in effect. A tax benefit at a 34% statutory rate has been calculated for ICS assuming the benefit was used in Lason's consolidated tax return for the periods presented. Additionally, the pro forma adjustments have been tax effected at a 34% federal statutory note.

          (F) Pro forma adjustment for the year ended December 31, 1996 has been made to reduce selling general and administrative expenses by approximately $2,427,000 to eliminate specific expenses that would not have been incurred had the Acquisitions occurred as of January 1, 1996. Such cost savings relate to the reduction of certain management salaries based on signed employment agreements. Additional cost savings that the Company expects to realize through integration of the Acquisitions into Lason operations have not been included.

          (G) Pro forma net income per common share is computed by dividing pro forma net income by the weighted average common share and common share equivalents outstanding.

          The pro forma weighted average common shares present as outstanding at January 1, 1996, the 2,200,000 offering shares and the 166,918 shares issued as consideration with respect to the acquisitions of Churchill, Alpha, AEI, AMII and ICS.

                                                                 SIX MONTHS
                                                                    ENDED           YEAR ENDED
                                                                JUNE 30, 1997    DECEMBER 31, 1996
                                                                -------------    -----------------
Pro forma common shares and common share equivalents
  outstanding...............................................     11,380,451          9,131,167
                                                                 ==========          =========

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Lason, Inc.

     We have audited the accompanying consolidated balanced sheets of Lason, Inc. (the "Company") as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1996. We have also audited the accompanying statements of income, stockholders' equity and cash flows of Lason Systems, Inc. (the "Predecessor") for the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lason, Inc. as of December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

Coopers & Lybrand L.L.P.

Detroit, Michigan
March 26, 1997

                                  LASON, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT FOR SHARES)

                                                                 DECEMBER 31,
                                                              ------------------     JUNE 30,
                                                               1995       1996         1997
                                                               ----       ----       --------
                                                                                    (UNAUDITED)
                           ASSETS
Cash........................................................  $   103    $    79     $  1,727
Accounts receivable (net)...................................   11,090     24,546       27,412
Supplies....................................................    1,245      2,273        2,580
Prepaid expenses and other..................................    2,021      4,213        4,751
                                                              -------    -------     --------
  Total current assets......................................   14,459     31,111       36,470
Computer equipment and software.............................    1,430      2,735        1,723
Production and office equipment.............................    1,237      5,416       10,244
Leasehold improvements......................................      695      1,010        1,451
Other.......................................................      124        644        1,089
                                                              -------    -------     --------
                                                                3,486      9,805       14,507
  Less: Accumulated depreciation............................     (978)    (2,184)      (3,221)
                                                              -------    -------     --------
  Net property and equipment................................    2,508      7,621       11,286
Deferred income taxes.......................................    2,817      2,571        1,996
Goodwill (net of accumulated amortization of $572, $1,482
  and $2,393 at December 31, 1995 and 1996 and June 30,
  1997, respectively).......................................   16,848     35,911       55,282
Other intangibles (net of accumulated amortization of $105,
  $274 and $388 at December 31, 1995 and 1996 and June 30,
  1997, respectively).......................................      677      1,332        1,693
                                                              -------    -------     --------
  TOTAL ASSETS..............................................  $37,309    $78,546     $106,727
                                                              =======    =======     ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued expenses............................................  $ 3,004    $ 4,199     $  3,648
Current portion of long-term debt...........................    2,000         --           --
Accounts payable............................................    2,744      4,751        4,268
Customer deposits...........................................      914      3,706        2,615
Deferred income taxes.......................................      656      1,529          914
                                                              -------    -------     --------
  Total current liabilities.................................    9,318     14,185       11,445
Long-term debt, less current portion........................   11,500         --           --
Revolving credit line borrowings............................    7,277      4,101       27,400
Minority interests..........................................       --        257          355
Other liabilities...........................................       --      1,937        2,915
                                                              -------    -------     --------
  TOTAL LIABILITIES AND MINORITY INTERESTS..................   28,095     20,480       42,115
                                                              -------    -------     --------
Common stock with a put option..............................       --      1,060        1,060
STOCKHOLDERS' EQUITY
Common Stock, $.01 par value; 20,000,000 shares authorized,
  5,692,040, 8,610,246 and 8,896,452 shares issued and
  outstanding at December 31, 1995 and 1996 and June 30,
  1997, respectively........................................       57         86           89
Preferred stock, $.01 par value, 5,000,000 shares
  authorized, none issued and outstanding at December 31,
  1996 and June 30, 1997; 1,000,000 shares authorized, none
  issued and outstanding at December 31, 1995...............       --         --           --
Additional paid-in capital..................................    8,443     51,912       54,577
Loans to stockholders.......................................   (1,256)        --           --
Retained earnings...........................................    1,970      5,008       (8,886)
                                                              -------    -------     --------
  TOTAL STOCKHOLDERS' EQUITY................................    9,214     57,006       63,552
                                                              -------    -------     --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY..................  $37,309    $78,546     $106,727
                                                              =======    =======     ========

   The accompanying Notes are an integral part of the consolidated financial statements.

                                  LASON, INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

                                                 PREDECESSOR         COMPANY
                                                 -----------    ------------------
                                                     YEARS ENDED DECEMBER 31,              JUNE 30,
                                                 ---------------------------------    ------------------
                                                    1994         1995       1996       1996       1997
                                                    ----         ----       ----       ----       ----
                                                                                         (UNAUDITED)
Revenues, net of postage of $15,276, $20,672,
  $29,672, $20,983 and $12,264 for the year
  ended December 31, 1994, 1995, and 1996,
  and the six months ended June 30, 1996 and
  1997, respectively.........................      $41,151      $46,605    $69,937    $27,089    $53,658
Cost of revenues.............................       27,238       31,227     47,587     17,696     37,147
                                                   -------      -------    -------    -------    -------
  Gross profit...............................       13,913       15,378     22,350      9,393     16,511
Selling, general and administrative
  expenses...................................        8,377        9,406     12,628      5,256      8,395
Compensatory stock option expense............           --          308        936        160        109
Amortization of intangibles..................          266          817      1,121        380      1,041
                                                   -------      -------    -------    -------    -------
  Income from operations.....................        5,270        4,847      7,665      3,597      6,966
Interest expense                                       185        1,760      1,831        903        747
Other income.................................          (21)         (66)       (71)       (53)        (7)
                                                   -------      -------    -------    -------    -------
  Income before income taxes and minority
     interest in net income of
     subsidiaries............................        5,106        3,153      5,905      2,747      6,226
Provision for income taxes...................           --        1,139      2,103        964      2,250
                                                   -------      -------    -------    -------    -------
  Income before minority interest in net
     income of subsidiaries..................        5,106        2,014      3,802      1,783      3,976
Minority interest in net income of
  subsidiaries...............................           --           --         71         28         98
                                                   -------      -------    -------    -------    -------
  Net income.................................      $ 5,106      $ 2,014    $ 3,731    $ 1,755    $ 3,878
                                                   =======      =======    =======    =======    =======
Earnings per share...........................                   $  0.33    $  0.55    $  0.28    $  0.43
                                                                =======    =======    =======    =======

   The accompanying Notes are an integral part of the consolidated financial statements.

                                  LASON, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
            FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996 AND
                 THE SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED)
                       (IN THOUSANDS, EXCEPT FOR SHARES)

                                       COMMON STOCK        ADDITIONAL
                                    -------------------     PAID-IN        LOANS TO      RETAINED
                                     SHARES      AMOUNT     CAPITAL      STOCKHOLDERS    EARNINGS     TOTAL
                                     ------      ------    ----------    ------------    --------     -----
PREDECESSOR
Balances January 1, 1994..........    605,000     $ 6       $    163       $    --       $ 6,398     $  6,567
Distributions to shareholders.....         --      --             --            --        (5,218)      (5,218)
Issuance of shares of common
  stock...........................     15,500      --            168            --            --          168
Net income........................         --      --             --            --         5,106        5,106
                                    ---------     ---       --------       -------       -------     --------
Balances at December 31, 1994.....    620,500     $ 6       $    331       $    --       $ 6,286     $  6,623
                                    =========     ===       ========       =======       =======     ========
COMPANY
Balances January 1, 1995 (see
  Notes 1 and 5)..................  5,692,040     $57       $  8,135       $(1,300)      $    --     $  6,892
Net income........................         --      --             --            --         2,014        2,014
Compensatory stock option
  expense.........................         --      --            308            --            --          308
Forgiveness of shareholder
  loans...........................         --      --             --            44           (44)          --
                                    ---------     ---       --------       -------       -------     --------
Balances at December 31, 1995.....  5,692,040      57          8,443        (1,256)        1,970        9,214
Net income........................         --      --             --            --         3,731        3,731
Increase in shareholder loans.....         --      --             --           (65)           --          (65)
Compensatory stock option
  expense.........................         --      --            936            --            --          936
Issuance of shares of common
  stock...........................  3,610,253      36         54,291            --            --       54,327
Redemption of shares of common
  stock...........................   (692,047)     (7)       (11,758)           --            --      (11,765)
Repayment of shareholder loans....         --      --             --           628            --          628
Forgiveness of shareholder
  loans...........................         --      --             --           693          (693)          --
                                    ---------     ---       --------       -------       -------     --------
Balances at December 31, 1996.....  8,610,246      86         51,912            --         5,008       57,006
Net income........................         --      --             --            --         3,878        3,878
Compensatory stock option
  expense.........................         --      --            109            --            --          109
Issuance of shares of common stock
  for acquisitions................    119,477       1          2,489            --            --        2,490
Stock options exercised...........    166,729       2             67            --            --           69
                                    ---------     ---       --------       -------       -------     --------
Balances at June 30, 1997
  (unaudited).....................  8,896,452     $89       $ 54,577       $    --       $ 8,886     $ 63,552
                                    =========     ===       ========       =======       =======     ========

   The accompanying Notes are an integral part of the consolidated financial statements

                                  LASON, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                           Company         Predecessor
                                                      ------------------   -----------    Six Months Ended
                                                          Years Ended December 31,            June 30,
                                                      --------------------------------   -------------------
                                                       1994       1995        1996         1996       1997
                                                       ----       ----        ----         ----       ----
                                                                                             (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..........................................  $ 5,106   $  2,014    $   3,731    $  1,716   $  3,878
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization...................    1,238      1,817        2,327         864      2,078
    Compensatory stock option expense...............       --        308          936         176        109
    (Gain) loss on disposal of fixed assets.........       12         23          (20)         (6)        (4)
    Deferred income taxes...........................       --        781        1,119         108        (40)
Changes in operating assets and liabilities net of
  effects from acquisitions:
    Accounts receivable.............................     (498)    (2,695)      (9,282)       (737)       (42)
    Supplies........................................      (83)      (384)        (562)       (114)      (241)
    Prepaid expenses and other......................     (255)      (698)      (3,019)          9       (611)
    Accrued expenses and other liabilities..........      218         89        2,616          96     (4,043)
    Minority interests..............................       --         --           71         308         98
                                                      -------   --------    ---------    --------   --------
    Net cash (used in) provided by operating
       activities...................................    5,738      1,255       (2,083)      2,420      1,182
                                                      -------   --------    ---------    --------   --------
CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for net assets of acquired businesses, net
  of cash acquired..................................   (1,028)    (1,430)     (17,137)     (1,608)   (19,226)
Proceeds from sales of fixed assets.................       --        713           54          33        164
Purchase of fixed assets............................     (758)    (1,126)      (4,611)     (1,202)    (3,837)
Other...............................................      (33)        --           --          --         --
                                                      -------   --------    ---------    --------   --------
    Net cash used in investing activities...........   (1,819)    (1,843)     (21,694)     (2,777)   (22,899)
                                                      -------   --------    ---------    --------   --------
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on revolving line of credit..............       --     35,883      112,199      30,148     63,343
Repayments on revolving line of credit..............       --    (34,607)    (115,375)    (28,179)   (40,044)
Net proceeds from issuance of shares of common
  stock.............................................       --         --       53,001          --         --
Borrowings on acquisition credit facility...........       --         --       17,312          --         --
Repayments on acquisition credit facility...........      168         --      (17,312)         --         --
Principal payments on long-term debt................     (243)    (1,500)     (13,500)     (1,000)        --
Redemption of shares of common stock................       --         --      (11,765)         --         --
Principal payments on lease liabilities and
  other debt........................................       --         --       (1,435)         --         --
Distributions to shareholders.......................   (5,218)        --           --          --         --
Proceeds from short-term borrowings, net............    1,200         --           --          --         --
Proceeds from long-term debt........................      203         --           --          --         --
Proceeds from settlement of shareholder loans.......       --         --          628          --         --
Proceeds from exercise of employee stock options....       --         --                        5         66
                                                      -------   --------    ---------    --------   --------
    Net cash provided by (used in) financing
       activities...................................   (3,890)      (224)      23,753         974     23,365
                                                      -------   --------    ---------    --------   --------
Net (decrease) increase in cash.....................       29       (812)         (24)        617      1,648
Cash at beginning of period.........................       73        915          103         103         79
                                                      -------   --------    ---------    --------   --------
Cash at end of period...............................  $   102   $    103    $      79    $    720   $  1,727
                                                      =======   ========    =========    ========   ========
Supplemental disclosure of cash flow information
  Cash paid during the year for:
    Interest........................................  $   181   $  1,329    $   2,141
                                                      =======   ========    =========
    Income taxes....................................  $    --   $  1,000    $   1,617
                                                      =======   ========    =========

   The accompanying Notes are an integral part of the consolidated financial statements.

                                  LASON, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND CAPITALIZATION

     Lason, Inc. (formerly Lason Holdings, Inc. the "Company"), a Delaware corporation, was incorporated on January 5, 1995. The Company's equity was comprised of $10 million of Class B common stock and approximately $1 million of Class A-1 common stock. The Company contributed the funds to Lason Acquisition Corporation, a non-operating subsidiary. On January 17, 1995 the cash, in addition to $21 million of bank borrowings, was used to acquire the assets and assume certain liabilities of Lason Systems, Inc. ("Predecessor") and provide working capital. Subsequent to the acquisition, Lason Acquisition Corporation changed its name to Lason Systems, Inc. ("Lason") and continued the business operations of the Predecessor. Prior to the acquisition, three shareholders owned 93.8 percent of the common stock of the Predecessor. As part of the acquisition, the same three shareholders ("continuing shareholders") collectively acquired 93.8 percent of the Class A-1 common stock which represented a 46.9 percent aggregate interest of all outstanding classes of common stock in Lason at the time.

     The acquisition was accounted for as a purchase and, accordingly, at such date the Company recorded the assets and liabilities assumed at their estimated fair values. The excess of the purchase price over the fair value of net assets acquired totaling $16.8 million was allocated to goodwill and is being amortized over 30 years.

     Pursuant to the consensus of the Emerging Issues Task Force Issue Number 88-16, "Basis in Leveraged Buyout Transactions," goodwill was reduced by approximately $8.6 million representing the continuing shareholders' residual interest in the Company with a corresponding charge against stockholders' equity. The reduction in stockholders' equity represents a temporary difference between the tax basis and assigned book value of goodwill that will result in future tax deductions. A deferred Federal income tax asset was recorded and was credited to stockholders' equity (see Note 7).

     The aggregate purchase price and its allocation to the historical assets and liabilities of the Company as of January 17, 1995 were as follows:

Cost to acquire net assets of the Predecessor...............  $31,445
Adjustment to value continuing shareholders' interest at
  predecessor basis.........................................   (8,652)
                                                              -------
                                                              $22,793
                                                              =======
Allocation of purchase price:
  Net assets acquired.......................................  $ 5,968
  Goodwill..................................................   16,825
                                                              -------
     Total purchase price allocated.........................  $22,793
                                                              =======

2. OPERATIONS AND CUSTOMER CONCENTRATION

     The Company provides integrated outsourcing services for document management, records management and business communications. These services include high-volume optical and digital printing, facility management operations at customer sites, converting inputs into digital formats and direct mailing, among others. The Company primarily serves customers in the automotive, financial services, healthcare and professional services industries.

     Transactions with various divisions of one domestic automotive manufacturer accounted for approximately 55 percent, 49 percent and 32 percent of the Company's consolidated net revenues for the years ended December 31, 1994, 1995 and 1996, respectively. Receivables from that customer were approximately $3.4 million, and $7.2 million as of December 31, 1995 and 1996, respectively. Transactions with various divisions of another domestic automotive manufacturer totaled approximately 12 percent, 12 percent and 19 percent of the Company's consolidated net revenues for the years ended December 31, 1994, 1995 and 1996, respectively. In addition, the Company had receivables outstanding from this second customer of approximately $1.7 million and $3.8 million as of December 31, 1995 and

                                  LASON, INC.

1996, respectively. The Company also had various transactions with a third domestic automotive manufacturer which were not a significant percentage of total consolidated net revenues for each of the three years ended December 31, 1996.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BASIS OF PRESENTATION

     The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. Certain amounts in the prior year consolidated financial statements have been reclassified to conform with the current year presentation.

     REVENUE RECOGNITION

     Revenues are recorded when the services are rendered. Revenues are presented in the consolidated statements of income net of postage because the cost of postage is passed through to the customer.

     SUPPLIES

     Supplies are valued at cost, which approximates market, with cost determined using the first-in, first-out method.

     PROPERTY AND EQUIPMENT

     Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and Assets to be Disposed of", was issued in March, 1995 and was effective for fiscal years beginning after December 15, 1995. That statement established standards for measuring impairment losses of long-lived assets, certain identifiable intangibles and goodwill related to those assets to be held and those to be disposed of. The adoption of SFAS No. 121 had no impact on the Company's financial condition, results of operations or cash flow for the year ended December 31, 1996.

     Property and equipment, including significant improvements, are recorded at cost. Expenditures for normal repairs and maintenance are charged to operations as incurred. Adjustments of the asset and related accumulated depreciation accounts are made for retirements of property and equipment with the resulting gain or loss included in operations.

     Assets placed in service prior to January 1, 1996, are depreciated using an accelerated method over the estimated useful lives of the assets which range from 5 to 7 years. Assets placed in service after December 31, 1995, are depreciated using a straight-line method over the estimated lives of the related assets which range from 5 to 15 years. The change in depreciation methods did not have a material impact on the Company's results of operations, financial condition or cash flow for the year ended December 31, 1996.

     INTANGIBLE ASSETS

     Goodwill is amortized using a straight-line method over 30 years. Other intangible assets generally consist of covenants-not-to-compete and deferred financing costs. Covenants-not-to-compete are being amortized using a straight-line method over the term of the agreement, generally 4 years. Deferred financing costs are amortized using the interest method over the term of the associated credit agreement.

                                  LASON, INC.

     Annually, the Company evaluates the carrying value of goodwill to determine if there has been any impairment in value. The methodology used for this evaluation includes a review of annual operating performance along with anticipated results for future years. The Company determined that there had been no impairment in the net carrying amount of goodwill as of December 31, 1996.

     FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosures about the fair value of financial instruments whether or not such instruments are recognized in the balance sheet. Due to the short-term nature of the Company's financial instruments, other than debt, fair values are not materially different from their carrying values. Based on the borrowing rates available to the Company, the carrying value of debt approximated fair value as of December 31, 1996 and 1995.

     EARNINGS PER SHARE

     For purposes of computing earnings per share, common stock equivalents include outstanding stock options. Earnings per share are based on the weighted average number of common shares and common share equivalents outstanding, retroactively adjusted for the effect of a 2.5 for 1 common stock split effective October 15, 1996 (see Note 5).

     The weighted average common shares and common share equivalents outstanding include as outstanding to the date of redemption (October 15, 1996), 692,047 shares of common stock which would have been sold at the initial offering price of $17.00 per share to fund the redemption of such common stock owned by the former Class B shareholders.

     The weighted average common shares and common share equivalents outstanding were 6,192,292 and 6,764,249 for the years ended December 31, 1995 and 1996, respectively.

     Earnings per share are not presented for the Predecessor for the year ended December 31, 1994 as such information is not representative of the capital structure of the Company.

4. ACQUISITIONS

     From June 1995 through December 31, 1996, Lason completed the acquisition of either substantially all of the assets or a controlling stock ownership interest in eight companies. The stock acquisitions included acquiring 65% of the outstanding common stock of Delaware Legal Copy, Inc. in April 1996, 100% of the outstanding common stock of Information & Image Technology of America, Inc. and Great Lakes Micrographics Corporation in July 1996, 80% of the outstanding common stock of Micro-Pro, Inc. and MP Services, Inc. (two affiliated companies, "Micro-Pro") in July 1996, and 100% of the outstanding common stock of National Reproductions Corp. ("NRC") in August 1996. Each of the acquisitions was accounted for as a purchase. Accordingly, the results of operations of the acquired companies are included in the consolidated results of operations from the respective date of acquisition.

     The selling shareholders of Micro-Pro have retained 20% of the capital stock of Micro-Pro. Under certain conditions, the Company may purchase the remaining 20%, or the selling shareholders may compel the Company to purchase the remaining 20% of the capital stock of Micro-Pro at a future date. The Company's call option will expire in January, 1998 and the selling shareholders put option will expire in January, 1999. The acquisition of the remaining 20% of Micro-Pro, either through the Company's call option or the selling shareholders put option, will be accounted for as the acquisition of a minority interest using the purchase method of accounting on the date the shares are acquired.

     The selling shareholders of Delaware Legal Copy, Inc. ("Delaware") have retained 35% of the capital stock of Delaware. Under certain conditions, the Company may purchase the remaining 35%, or the selling shareholders may compel the Company to purchase the remaining 35% of the capital stock of Delaware at a future date. The Company's call option will expire in September, 1997 and the selling

                                  LASON, INC.

shareholders put option will expire in September, 1998. The acquisition of the remaining 35% of Delaware, either through the Company's call option or the selling shareholders put option, will be accounted for as the acquisition of a minority interest using the purchase method of accounting on the date the shares are acquired.

     The purchase price for the acquisition of Information and Image Technology of America, Inc. ("IITA") may be adjusted based on IITA's financial performance for the period March 1, 1996 through February 28, 1997. If IITA's financial performance exceeds a specified target, the purchase price will be increased by a percentage equal to the percentage by which IITA's actual performance exceeded the target, but not more than $945,000. If the financial performance is below the target, the purchase price will be decreased by a percentage equal to the percentage by which IITA's actual performance was below the target, but not more than $472,000. The purchase price contingency will be recorded as an adjustment to the purchase price when the contingency is resolved. A portion of the consideration paid to the selling shareholders for the capital stock of IITA was 74,114 shares of the Company's common stock valued at $1,259,938.

     A portion of the consideration paid to the two selling shareholders for the capital stock of Great Lakes Micrographics Corporation ("Great Lakes") was 62,352 shares of the Company's common stock valued at $1,060,000. Each of the selling shareholders have the right, until January 17, 1999, to require the Company to purchase all of the stock issued in connection with the acquisition for up to $1,060,000 ($17.00 per share). The resulting put option has been recorded as common stock issued with a put option and is not included in stockholders' equity in the consolidated balance sheet as of December 31, 1996.

     In connection with acquisition of NRC, the Company issued a $400,000 promissory note as partial consideration for the capital stock acquired. The note was convertible, at any time up to October 1, 1997, into 23,529 shares of the Company's common stock. The holder of the note converted it in February, 1997.

     The aggregate purchase price for the acquisitions completed for the year ended December 31, 1996, excluding liabilities assumed, was approximately $19.9 million. The purchase price was allocated to the assets acquired and liabilities assumed based on the related fair values at the date of acquisition. The excess of the aggregate purchase price over the fair values of assets acquired and liabilities assumed has been allocated to goodwill and is being amortized on a straight-line method over 30 years.

     In conjunction with these acquisitions, liabilities assumed and other non-cash consideration was as follows (in thousands):

Fair value of assets acquired...............................    $  6,213
Goodwill....................................................      19,980
Covenant not-to-compete.....................................         200
Cash paid in consideration for companies acquired...........     (17,137)
Stock issued in consideration for companies acquired........      (2,320)
Promissory note issued in consideration for company
  acquired..................................................        (400)
                                                                --------
Liabilities assumed.........................................    $  6,536
                                                                ========

     The following table summarizes pro forma unaudited results of operations as if each of the acquisitions completed during 1996 had occurred at the beginning of each period presented (in thousands):

                                                          YEAR ENDED DECEMBER 31,
                                                        ---------------------------
                                                         1995              1996
                                                         ----              ----
                                                                (UNAUDITED)
Revenues............................................    $75,052           $84,525
Income before income taxes..........................      3,841             6,667
Net income..........................................      2,408             4,156
Earnings per share..................................    $  0.39           $  0.61

                                  LASON, INC.

(UNAUDITED) JUNE 30, 1997

     During the first half of 1997, Lason acquired all the outstanding common stock of six companies for an aggregate purchase price of $21.7 million. The acquisitions were financed with $19.2 million of borrowings under the Company's Credit Agreement and the issuance of 119,477 shares of common stock.

     The following table summarizes pro forma unaudited results of operations as if each of the acquisitions completed during the first six months of 1997 had occurred at the beginning of each of the periods presented:

                                                           SIX MONTHS ENDED JUNE 30,
                                                           -------------------------
                                                             1996             1997
                                                             ----             ----
                                                                  (UNAUDITED)
Revenues...............................................     $36,468          $56,092
Income before income taxes.............................       3,960            6,166
Net income.............................................       2,462            3,835
Earnings per share.....................................     $  0.40          $  0.42

5. STOCKHOLDERS' EQUITY

     In the fourth quarter of 1996, the Company completed an initial public offering ("IPO") of 3,450,000 shares of common stock , including the underwriter's over-allotment option, at $17.00 per share for net proceeds to the Company of approximately $53.0 million, after deducting underwriting discounts and other offering expenses. Approximately $41.2 million of the net proceeds was used to repay outstanding debt under the Company's credit agreement and approximately $11.8 million was used to redeem 692,047 shares of common stock held by the Company's largest shareholder.

     In connection with and immediately prior to the consummation of the IPO, each share of Class A common stock was converted into one share of common stock , each share of Class B common stock was converted into approximately 1.3 shares of common stock, and the Company's Board of Directors approved a 2.5 for 1 common stock split. The Company's 1995 consolidated financial statements have been restated for this recapitalization. The authorized capital stock of the Company now consists of 20,000,000 shares of common stock, par value $.01 per share and 5,000,000 shares of preferred stock, par value $0.01 per share.

     In connection with the acquisition described in Note 1, Lason entered into a Credit Agreement dated January 17, 1995 with certain shareholders who were also shareholders in the Predecessor, pursuant to which Lason loaned the shareholders $1.3 million which was used to pay their tax liability resulting from the sale of the assets of the Predecessor. In conjunction with the completion of the IPO in 1996, 50 percent of the then outstanding amounts of the shareholder loans were forgiven by the Company and charged to retained earnings. At the same time, the remaining 50 percent of shareholder loans outstanding were repaid to the Company, along with the related accrued interest to the date of settlement.

6. LONG-TERM DEBT

     On January 17, 1995, Lason entered into a credit agreement with a bank which included a $10 million revolving line of credit and a $15 million term loan. Interest on amounts outstanding under the agreement is calculated using rates determined at the time of borrowing. The Company chooses the applicable interest rate on each borrowing. Borrowings on the revolving line of credit bear interest at either the bank's prime rate plus .75 percent or LIBOR plus 2.25 percent. Borrowings on the term loan are collateralized by substantially all of Lason's assets and bear interest at either the bank's prime rate plus 1.0 percent or LIBOR plus 2.50 percent. Interest payment due dates vary depending on the rate chosen. Revolving credit availability is based on 85 percent of eligible accounts receivable.

     In July 1996, the credit agreement was amended to include an additional $10 million acquisition credit facility, expiring on the earlier of June 30, 2001 or an initial public offering by the Company. In addition, in August 1996, Lason amended the credit agreement to provide for up to an additional $8.5 million of interim loans, payable upon the earlier of March 31, 1997 or an initial public offering by

                                  LASON, INC.

the Company. In August 1996, Lason also amended the credit agreement to increase the existing $10 million revolving credit facility to $13 million.

     Long-term debt outstanding consisted of the following (in thousands):

                                                    DECEMBER 31,
                                                --------------------        JUNE 30,
                                                 1995          1996           1997
                                                 ----          ----         --------
                                                                           (UNAUDITED)
Revolving line of credit due 2001...........    $ 7,277       $4,101         $27,400
Term bank loan due 2001.....................     13,500           --              --
Less: current portion.......................     (2,000)          --              --
                                                -------       ------         -------
  Total long-term debt......................    $18,777       $4,101         $27,400
                                                =======       ======         =======

     The loan agreement contains covenants which, among other things, restricts the acquisition and disposal of assets, payment of dividends and incurrence of liabilities and sets minimum requirements for free cash flow and certain financial ratios. As of December 31, 1996, the loan agreement prohibits Lason from advancing funds or paying dividends to the Company.

     As of December 31, 1996, Lason was in violation of miscellaneous non-financial covenants. On February 27, 1997, Lason obtained waivers of such covenant violations.

     On February 20, 1997, Lason's Credit Agreement was amended and restated to provide revolving credit loans in the initial amount of $40 million , which may be increased to $60 million at Lason's request , and after payment of a commitment fee and Bank review and approval. The increased borrowing capacity will be used to finance additional acquisitions of businesses, working capital, capital expenditures and for other corporate purposes. Borrowings, if any, under the Credit Agreement will be collateralized by substantially all of Lason's assets. Lason will not be required to make principal payments prior to 2001, the term of the loan. Interest on amounts outstanding will be calculated based on interest rates determined at the time of borrowing. Borrowings will bear interest at rates ranging from a base percentage rate plus a maximum of 1.25% to LIBOR plus a maximum of 2.25%, depending on the Company's leverage ratio. The Credit Agreement contains restrictions on the acquisition of stock or assets, disposal of assets, incurrence of other liabilities, minimum requirements for cash flow and certain financial ratios.

(UNAUDITED)

     At June 30, 1997, Lason was in compliance with all financial and nonfinancial covenants.

7. INCOME TAXES

     The Company and its qualifying subsidiaries file a consolidated Federal income tax return. The Federal income tax provision is computed on the consolidated taxable income of the Company and those subsidiaries.

     The components of the income tax provision are as follows (in thousands):

                                                                  DECEMBER 31,
                                                               -------------------
                                                                1995         1996
                                                                ----         ----
Current provision..........................................    $  358       $  984
Deferred provision.........................................       781        1,119
                                                               ------       ------
  Total income tax provision...............................    $1,139       $2,103
                                                               ======       ======

     Deferred income taxes represent the net tax effects of temporary differences between the carrying value amounts of assets and liabilities for financial reporting purposes and the amounts used for income

                                  LASON, INC.

tax return purposes. Significant components of the Company's deferred Federal income tax assets and liabilities are as follows (in thousands):

                                                                  DECEMBER 31,
                                                               -------------------
                                                                1995         1996
                                                                ----         ----
Deferred tax assets related to:
  Goodwill.................................................    $2,745       $2,624
  Depreciation.............................................       146           63
  Compensatory stock option expense........................       111          435
  Allowance for doubtful accounts..........................        27           54
  Covenant-not-to-compete amortization.....................         9           30
                                                               ------       ------
  Total deferred tax assets................................    $3,038       $3,206
                                                               ======       ======
Deferred tax liabilities related to:
  Supplies.................................................    $  423       $  795
  Prepaid expenses.........................................       259          787
  Goodwill.................................................       194          486
  Other....................................................        --           96
                                                               ------       ------
  Total deferred tax liabilities...........................    $  876       $2,164
                                                               ======       ======

     The difference between the Company's statutory Federal income tax rate and its effective Federal income tax rate of 36.1 percent and 35.6 percent for the years ended December 31, 1995 and 1996, respectively, results primarily from travel and entertainment expenses and certain goodwill amortization that is not deductible for Federal income tax purposes.

     The Predecessor elected to be taxed as an S-Corporation and, as such, did not pay corporate income tax. Therefore, no Federal income tax has been recorded in the consolidated statement of income for the year ended December 31, 1994.

8. STOCK OPTION PLAN

     SFAS No. 123 "Accounting for Stock Based Compensation" was issued in October 1995 and was effective for fiscal years beginning after December 15, 1995. That standard requires significantly more disclosure regarding employee stock options and encourages companies to recognize compensation expense for stock-based awards based on the fair value of such awards on the date of grant. Alternatively, companies may continue to account for such transactions under Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees", provided that disclosures are made regarding the net income and earnings per share impact as if the value recognition and measurement criteria of SFAS No. 123 had been adopted. The Company has elected to continue to account for employee stock options under APB No. 25.

     The Company's 1995 stock option plan was adopted by the Board of Directors and approved by the Company's shareholders in January 1995. A committee composed of non-employee members of the Board of Directors selects certain key employees to be participants in the Plan. Under the Plan, the Company may grant up to 1,000,000 shares of common stock.

     For certain options granted during 1996 and 1995, the exercise price was less than the fair value of the Company's stock on the date of grant and, accordingly, compensation expense is recognized over the vesting period for such difference. For certain other options granted in 1996, the exercise price equaled the market price on the date of grant and, therefore, no compensation expenses was recognized. Options generally vest over a period which ranges from 3 to 5 years from the date of grant and each option's maximum term is generally 7 years from the grant date.

                                  LASON, INC.

     The provisions of certain stock option agreements provided for immediate vesting of those options on the effective date of the IPO. Accordingly, the Company recorded a non-cash expense of $653,000 during the fourth quarter of 1996 to record the compensation associated with the immediate vesting of those stock options. Total compensation expense recorded for the years ended December 31, 1995 and 1996 was approximately $308,000 and $936,000, respectively.

     Had compensation expense for the Company's stock option plan been determined based on the fair value at the grant dates for awards, consistent with the provisions of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts as follows (in thousands):

                                                                1995         1996
                                                                ----         ----
Net income
  As reported..............................................    $2,014       $3,731
  Pro forma................................................     1,957        3,582
Earnings per share
  As reported..............................................    $ 0.33       $ 0.55
  Pro forma................................................      0.32         0.53

     For purposes of computing the pro forma amounts above, the fair value of each option granted was estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 1995 and 1996, respectively: dividend yield of 0.0 percent in both years; expected volatility of 74 percent in both years; risk free interest rates of 6.39 percent and 5.98 percent; and expected lives of 4.02 years and 2.43 years.

     A summary of the status of the Company's stock option plan is as follows for each of the years ended December 31:

                                                          1995                           1996
                                               ---------------------------    ---------------------------
                                                          WEIGHTED-AVERAGE               WEIGHTED-AVERAGE
                                               SHARES         EXERCISE        SHARES         EXERCISE
                                               ------     ----------------    ------     ----------------
Outstanding at beginning year..............         --         $   --         419,326         $0.40
Granted:
  Price = Fair Value.......................         --             --         210,500         16.75
  Price < Fair Value.......................    419,326           0.40         166,250          2.40
Exercised..................................         --             --         (23,788)         0.40
Canceled...................................         --                        (17,045)         0.40
                                               -------                        -------
Outstanding at end of year.................    419,326           0.40         755,243          5.33
                                               =======                        =======
Options exercisable at year-end............     56,818                        388,765
Weighted-average fair value of options
  granted during the year..................      $2.51                          $8.95

     The following table summarizes information about stock options outstanding as of December 31, 1996:

                                         OPTIONS OUTSTANDING                                   OPTIONS EXERCISABLE
                      ----------------------------------------------------------       -----------------------------------
                         NUMBER          WEIGHTED-AVERAGE                                 NUMBER
   RANGE OF           OUTSTANDING           REMAINING           WEIGHTED-AVERAGE       EXERCISABLE        WEIGHTED-AVERAGE
EXERCISE PRICES       AT 12/31/96        CONTRACTUAL LIFE        EXERCISE PRICE        AT 12/31/96         EXERCISE PRICE
---------------       -----------        ----------------       ----------------       -----------        ----------------
$ 0.40 - $ 3.19         436,993                5.73                  $ 0.40              376,765               $0.40
  3.20 -  16.74         107,750                6.36                    3.20               12,000                3.20
 16.75 -  16.75         210,500                6.96                   16.75
                        -------               -----                 -------              -------              ------
                        755,243                6.16                  $ 5.33              388,765               $0.56
                        =======               =====                 =======              =======              ======

                                  LASON, INC.

9. EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) profit-sharing plan and trust (the "Plan"). Each employee who is 21 years of age or older who has worked for the Company for twelve months and performed 1,000 hours of service or, has an adjusted service date with the equivalent or greater term of service, is eligible to participate in the Plan. Eligible participants may contribute not less than 2 percent and up to 15 percent of their pretax compensation to the Plan. The Plan is contributory and the Company at its discretion, can match up to 33 percent of eligible participant contributions not to exceed 9 percent of the participant's earnings. The Company's match contribution for the years ended December 31, 1994, 1995 and 1996 totaled approximately $156,000, $172,000 and $201,000, respectively.

10. LEASE COMMITMENTS

     The Company has various operating lease agreements related primarily to equipment and buildings. As of December 31, 1996, future minimum rental payments required under noncancelable operating leases with initial or remaining lease terms in excess of one year are as follows (in thousands):

1997........................................................    $ 2,877
1998........................................................      2,797
1999........................................................      2,617
2000........................................................      1,974
2001........................................................      1,422
                                                                -------
Total.......................................................    $11,687
                                                                =======

     In addition, the Company has a number of equipment leases that are on a month-to-month basis.

     Total rent expense for the years ended December 31, 1994, 1995 and 1996 was approximately $4.5 million, $5.2 million and $6.4 million, respectively.

11. RELATED PARTY TRANSACTIONS

     The Company purchases printing services from a company owned by the wife of the former president and one of the principal shareholders of the Company. For the years ended December 31, 1996, 1995 and 1994, the Company paid approximately $1.4 million, $981,000 and $726,000, respectively, for such printing services. As of December 31, 1996 and 1995, $114,389 and $204,000 was due to that company, respectively, for printing services, and is included in accounts payable in the consolidated balance sheet.

     The Company leases property and a building from a general partnership in which the Company's Chairman is the managing partner. Another principal shareholder of the Company owns 33.33 percent of such partnership and is one of its partners. For each of the three years ended December 31, 1996, the Company paid $191,100 in rent to that partnership.

     The Company leases certain equipment from a company in which the Company's Chairman is a 50 percent owner and its president. For the years ended December 31, 1994, 1995 and 1996, the Company paid $30,100, $57,100 and $184,390, respectively, in rent for such operating leases.

     The Company contracts temporary employment services from a company which is owned by the wife of a senior member of management. The Company paid $2,905 and $735,670 for the years ended December 31, 1995 and 1996, respectively, for such services. No amounts were paid to such company for the year ended December 31, 1994.

                                  LASON, INC.

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONCLUDED

     The Company believes that all the above transactions were on terms that were reasonable and competitive. Additional transactions of the nature described may take place in the ordinary course of business in the future.

12. COMMITMENTS AND CONTINGENCIES

     Various claims have been made against the Company in the normal course of business. Management believes that none of these legal proceedings will have a material adverse effect on the Company's business, financial condition or results of operations.

     In January and February 1997, the Company was named as co-defendant in three lawsuits filed in the United States District Court for the Northern District of Illinois purporting to be class actions and alleging violations of the Federal Fair Debt Collection Practices Act ("FDCPA") on the part of the Company in the printing and mailing of collection letters for certain of its customers. The complaints demand compensatory damages in the amount of one dollar for each letter sent to members of the purported classes of plaintiffs and punitive damages. The Company has moved for summary judgment in each of these lawsuits in part on the grounds that the Company is not a "debt collector" within the meaning of the FDCPA. Although there can be no assurance as to the outcome of this litigation, the Company believes that is has meritorious defenses to the allegations made in the complaints and is defending itself vigorously.

13. SUBSEQUENT EVENTS

     In January, 1997, Lason acquired 100 percent of the outstanding common stock of Churchill Communications Corporation and 100 percent of the outstanding common stock of Alpha Imaging, Inc. and Alpha Micro Graphics Supply, Inc. (affiliated companies). In March, 1997, Lason acquired 100 percent of the outstanding common stock of Automated Enterprises Inc. and 100 percent of the outstanding common stock of Premier Copy Group, Inc. The aggregate purchase price excluding liabilities assumed, was approximately $19.9 million of which approximately $17.5 million was funded by bank borrowings and approximately $2.4 million through the issuance of shares of the Company's common stock.

14. UNAUDITED -- JUNE 30, 1997 SUBSEQUENT EVENT

     In July 1997, Lason acquired 100% of the outstanding common stock of Image Conversion Systems, Inc. ("ICS") for approximately $18.9 million in cash and 47,441 shares of the Company's common stock valued at approximately $1.1 million. Of the total cash payment, approximately $10.5 million was used to repay the outstanding debt of ICS and approximately $8.4 million was paid to the selling shareholders. ICS is a leading provider of services to convert documents to electronic and other media and has operations in eight states.

     The shares of common stock issued in connection with the acquisition of ICS are (i) being held in escrow as collateral to indemnify the Company if contingencies set forth in the purchase agreement occur within twelve months from the date of the acquisition, and (ii) subject to forfeiture if ICS does not achieve targeted operating income in 1997 and in 1998. Further, if the operating income of ICS for such periods exceeds targeted levels, certain selling stockholders have the opportunity to earn an aggregate bonus equal to approximately $3.0 million payable two-thirds in cash and one-third in shares of the Company's common stock. The shares of common stock, if earned, are subject to an eighteen month lock-up agreement which restricts the owner's ability to sell such shares. The Company has agreed to register the shares of common stock subsequent to the lock-up period. Purchase price contingencies, if any, will be recorded as adjustments to the purchase price when the contingencies are resolved.

     The Company expects to register 4.0 million shares of common stock in August, 1997. A total of 2.2 million shares will be offered by the Company and
1.8 million shares will be offered by certain selling shareholders. The net proceeds from such offering will be used to repay amounts then outstanding under the Company's credit agreement and for general corporate purposes, including working capital and financing of possible acquisitions.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE SHAREHOLDERS OF
IMAGE CONVERSION SYSTEMS, INC.:

     We have audited the accompanying balance sheet of IMAGE CONVERSION SYSTEMS, INC. (a Delaware corporation) as of October 31, 1996, and the related statements of operations, shareholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Image Conversion Systems, Inc. as of October 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

Arthur Andersen & Co. LLP
Chicago, Illinois
July 28, 1997

                         IMAGE CONVERSION SYSTEMS, INC.

                                 BALANCE SHEET
                (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                     OCTOBER 31,    APRIL 30,
                                                                        1996          1997
                                                                     -----------   -----------
                                                                                   (unaudited)
                           ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................          $   154       $     6
  Accounts receivable, net of allowance for doubtful accounts of $100 and $78 as of October 31, 1996 and April 30, 1997,
     respectively...........................................            4,940         3,711
  Unbilled revenue..........................................              255           182
  Materials and supplies....................................              397           400
  Prepaid and other assets..................................              364           453
                                                                      -------       -------
       Total current assets.................................            6,110         4,752
Property and equipment, net.................................            3,837         3,821
Goodwill, net of accumulated amortization of $301 and $449
  as of October 31, 1996 and April 30, 1997, respectively...            7,149         7,001
Other assets................................................              119           179
                                                                      -------       -------
       Total Assets.........................................          $17,215       $15,753
                                                                      =======       =======
CURRENT LIABILITIES:
  Current maturities of long-term debt......................          $ 1,466       $ 1,958
  Revolving debt............................................            2,581         2,571
  Bank overdraft............................................              179           430
  Accounts payable..........................................              746           927
  Accrued expenses..........................................            1,066           688
  Accrued payroll and related costs.........................              393           513
                                                                      -------       -------
       Total current liabilities............................            6,431         7,087
Long term debt..............................................            7,921         6,191
                                                                      -------       -------
       Total liabilities....................................           14,352        13,278
                                                                      -------       -------
SHAREHOLDERS' EQUITY:
  Redeemable Preferred stock, Series A; $.01 par value,
     $2.72 cumulative, convertible, 100,000 shares
     authorized; 54,821 shares issued and outstanding
     (entitled in liquidation to $45.60 per share)..........           2,117         2,117
  Preferred Stock, Series B; $.01 par value, $1.80
     cumulative convertible, 50,000 shares authorized,
     31,667 shares issued and outstanding at April 30, 1997
     (entitled in liquidation $30 per share)................              --             1
  Common stock; $.01 par value, 150,000 shares authorized
     and
     30,000 shares issued and outstanding...................               1             1
  Paid-in capital...........................................             519         1,468
  Redeemable preferred stock warrants.......................             383           383
  Redeemable common stock warrants..........................             160           160
  Accumulated deficit.......................................            (317)       (1,655)
                                                                     -------       -------
       Total shareholders' equity...........................           2,863         2,475
                                                                     -------       -------
       Total Liabilities and equity.........................         $17,215       $15,753
                                                                     =======       =======

       The accompanying notes are an integral part of this balance sheet.

                         IMAGE CONVERSION SYSTEMS, INC.

                            STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                   YEAR           SIX MONTHS
                                                                   ENDED        ENDED APRIL 30
                                                                OCTOBER 31,    -----------------
                                                                   1996         1996      1997
                                                                -----------     ----      ----
                                                                                  (unaudited)
NET SALES...................................................      $20,049      $8,984    $ 8,532
COST OF SALES...............................................       12,577       5,772      5,625
                                                                  -------      ------    -------
     Gross profit...........................................        7,472       3,212      2,907
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................        6,572       2,375      3,702
                                                                  -------      ------    -------
     Income (loss) from operations..........................          900         837       (795)
INTEREST EXPENSE............................................        1,217         584        543
                                                                  -------      ------    -------
     (Loss) income before income taxes......................         (317)        253     (1,338)
PROVISION FOR INCOME TAXES (Note 6).........................           --        (109)        --
                                                                  -------      ------    -------
     Net (loss) income......................................      $  (317)        144    $(1,338)
                                                                  =======      ======    =======

         The accompanying notes are an integral part of this statement.

                         IMAGE CONVERSION SYSTEMS, INC.

                  STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                             (DOLLARS IN THOUSANDS)

                                                                            PREFERRED
                                        PREFERRED         PREFERRED           STOCK                              COMMON
                                         STOCK,            STOCK,           WARRANTS,          COMMON             STOCK
                                        SERIES A          SERIES B          SERIES A            STOCK           WARRANTS
                                     ---------------   ---------------   ---------------   ---------------   ---------------
                                     SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT   SHARES   AMOUNT
                                     ------   ------   ------   ------   ------   ------   ------   ------   ------   ------
BALANCE, November 1, 1995..........     --    $   --       --      $--       --     $ --       --      $--       --     $ --
 Issuance of preferred stock,
   Series A........................  54,821   $2,117       --      --        --       --       --      --        --       --
 Issuance of warrants for preferred
   stock, Series A.................     --        --       --      --     9,905      383       --      --        --       --
 Issuance of common stock..........     --        --       --      --        --       --    20,000      1        --       --
 Issuance of common stock
   warrants........................     --        --       --      --        --       --       --      --     6,400      160
 Net loss for the year.............     --        --       --      --        --       --       --      --        --       --
                                     ------   ------   ------     --     -----     ----    ------     --     -----     ----
Balance, October 31, 1996..........  54,821    2,117       --      --     9,905      383    20,000      1     6,400      160
Issuance of preferred stock, Series
 B (unaudited).....................                    31,667      1
Net loss for the year
 (unaudited).......................
                                     ------   ------   ------     --     -----     ----    ------     --     -----     ----
Balance, April 30, 1997
 (unaudited).......................  54,821   $2,117   31,667     $1     9,905     $383    20,000     $1     6,400     $160
                                     ======   ======   ======     ==     =====     ====    ======     ==     =====     ====


                                     PAID-IN   RETAINED
                                     CAPITAL   EARNINGS    TOTAL
                                     -------   --------    -----
BALANCE, November 1, 1995..........  $   --    $    --    $    --
 Issuance of preferred stock,
   Series A........................      --         --      2,117
 Issuance of warrants for preferred
   stock, Series A.................      --         --        383
 Issuance of common stock..........     519         --        520
 Issuance of common stock
   warrants........................      --         --        160
 Net loss for the year.............      --       (317)      (317)
                                     ------    -------    -------
Balance, October 31, 1996..........     519       (317)     2,863
Issuance of preferred stock, Series
 B (unaudited).....................     949                   950
Net loss for the year
 (unaudited).......................             (1,338)    (1,338)
                                     ------    -------    -------
Balance, April 30, 1997
 (unaudited).......................  $1,468    $(1,655)   $ 2,475
                                     ======    =======    =======

         The accompanying notes are an integral part of this statement.

                         IMAGE CONVERSION SYSTEMS, INC.

                            STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                   SIX MONTHS ENDED
                                                                                       APRIL 30,
                                                                 YEAR ENDED       -------------------
                                                              OCTOBER 31, 1996      1996       1997
                                                              ----------------    --------    -------
                                                                                      (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net (loss) income for the period........................        $   (317)       $    144    $(1,338)
  Adjustments to reconcile net (loss) income to net cash
     provided by operating activities --
     Depreciation and amortization........................             941             427        515
     Deferred income taxes................................              --             109         --
     Amortization of debt discount........................              32              16         16
     Change in assets and liabilities, net of the effects
       from purchase assets from Anacomp, Inc. --
       Accounts receivable, net...........................          (1,992)         (1,110)     1,229
       Unbilled receivables...............................            (255)           (179)        73
       Materials and supplies.............................             (29)            (27)        (3)
       Prepaid and other assets...........................            (114)            (72)       (89)
       Bank overdraft.....................................             179              --        251
       Accounts payable...................................             564             904        181
       Accrued expenses, payroll and related costs........           1,459             593       (258)
                                                                  --------        --------    -------
       Net cash provided by operating activities..........             468             805        577
                                                                  --------        --------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.....................            (793)           (108)      (341)
  Cash paid for assets from Anacomp, Inc., less cash
     received
     of $3................................................         (14,460)        (14,460)        --
  Change in other assets, net.............................             (77)           (165)       (70)
                                                                  --------        --------    -------
       Net cash used for investing activities.............         (15,330)        (14,733)      (411)
                                                                  --------        --------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowing on long-term debt...............          10,118           9,824         --
  Payments on long-term debt..............................            (863)           (288)    (1,254)
  Net proceeds on revolving debt..........................           2,581           1,564        (10)
  Proceeds from issuance of preferred stock...............           2,117           2,117        950
  Proceeds from issuance of preferred stock warrants......             383             383         --
  Proceeds from issuance of common stock..................             520             220         --
  Proceeds from issuance of common stock warrants.........             160             160         --
                                                                  --------        --------    -------
       Net cash provided by (used in) financing
          activities......................................          15,016          13,980       (314)
                                                                  --------        --------    -------
NET INCREASE (DECREASE) IN CASH...........................             154              52       (148)
                                                                  --------        --------    -------
CASH AND CASH EQUIVALENTS, beginning of period............              --              --        154
                                                                  --------        --------    -------
CASH AND CASH EQUIVALENTS, end of period..................        $    154        $     52    $     6
                                                                  ========        ========    =======
NONCASH ACTIVITIES:
  Assumption of liabilities in connection with the
     purchase of assets from Anacomp, Inc.................        $    282        $    282    $    --
SUPPLEMENTAL DISCLOSURE:
  Cash paid for income taxes..............................              33              --         --
  Cash paid for interest..................................           1,100             502        460

         The accompanying notes are an integral part of this statement.

                         IMAGE CONVERSION SYSTEMS, INC.
                       NOTES TO THE FINANCIAL STATEMENTS
                   (DATA WITH RESPECT TO THE SIX MONTHS ENDED
                     APRIL 30, 1997 AND 1996 ARE UNAUDITED)

1. THE COMPANY'S BUSINESS AND FORMATION

     The Company's Business

     Image Conversion Systems, Inc. (the Company) provides image scanning and conversion at 12 sites in 10 states.

     In the opinion of management, the unaudited financial statements for the six-month periods ended April 30, 1997 and 1996, are presented on a basis consistent with the audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for interim periods are not necessarily indicative of results of operations for the full year.

     Formation

     The Company was formed on November 3, 1995. Effective November 1, 1995 the Company purchased certain assets and assumed certain liabilities of Anacomp, Inc. for $14.7 million, including acquisition costs of $1.1 million and the assumption of $282,000 of liabilities. The purchase price was allocated to accounts receivable ($2.9 million), other current assets ($0.7 million), property and equipment ($3.6 million), with the remaining amount ($7.5 million) being allocated to goodwill. The acquisition was accounted for as a purchase. The goodwill is being amortized over 30 years and the amortization expense for 1996 was $301,000.

2. SIGNIFICANT ACCOUNTING POLICIES

     Revenue Recognition

     Revenue is recognized as services are performed.

     Cash and Cash Equivalents

     The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents and are stated at cost, which approximates fair market value.

     Materials and Supplies

     Materials and supplies consist primarily of film and imaging supplies, and are stated at the lower of cost or market.

     Property and Equipment

     Property and equipment is carried at historical cost. Major renewals or betterments are capitalized while routine maintenance and repairs, which do not improve or extend asset lives, are charged to expense when incurred.

     Depreciation is provided on the straight-line method over the useful lives of the property and equipment and are as follows:

Equipment............................................                       7 years
Furniture and fixtures...............................                       7 years
Software.............................................                       5 years
Leasehold improvements...............................    Shorter of the useful life
                                                                  or the lease term

                         IMAGE CONVERSION SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     Management Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  PROPERTY AND EQUIPMENT

     The major classifications of property and equipment are as follows (in thousands):

                                                                OCTOBER 31,     APRIL 30,
                                                                   1996           1997
                                                                -----------     ---------
                                                                               (UNAUDITED)
Equipment...................................................      $4,031         $4,204
Furniture and fixtures......................................         110            115
Software....................................................         264            390
Leasehold improvements......................................          30             41
                                                                  ------         ------
                                                                   4,435          4,750
Less- Accumulated depreciation..............................        (598)          (929)
                                                                  ------         ------
                                                                  $3,837         $3,821
                                                                  ======         ======

4.  OTHER ASSETS

     Other assets at October 31, 1996 consist primarily of deposits, deferred financing costs and organization costs. Organization costs are being amortized over 5 years on a straight-line basis. Deferred financing costs, which were capitalized in conjunction with the acquisition financing are being amortized over the period covered by the related financing using the straight-line method, which is not materially different from the amortization computed using the effective-interest method.

5. LEASES

     The Company has entered into various noncancelable leases for office space and equipment. Rent expense for 1996 was $729,538.

     Future minimum lease payments are as follows (in thousands):

                                                              OPERATING        CAPITAL
                                                                LEASES         LEASES
                                                              ---------        -------
1997...................................................         $  818          $130
1998...................................................            853           130
1999...................................................            788            92
2000...................................................            750            --
2001...................................................            297            --
2002 and thereafter....................................             14            --
                                                               -------          ----
Total minimum payments.................................         $3,520           352
                                                               =======          ----
Less: Amount representing interest.....................                          (75)
                                                                                ----
Present value of minimum lease payments................                         $277
                                                                                ====

                         IMAGE CONVERSION SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

6. INCOME TAXES

     The Company recognized no benefit for income taxes as the $113,000 and $642,000 of deferred tax assets generated in 1996 and the six months ended April 30, 1997, respectively, was entirely offset by the valuation allowance.

     The benefit for income taxes differs from that which would be computed by applying the statutory U.S. federal income tax rate to the loss before taxes. The following is a summary of the effective tax rate reconciliation:

                                                                           SIX MONTHS
                                                              YEAR           ENDED
                                                              ENDED        APRIL 30,
                                                           OCTOBER 31,    ------------
                                                              1996        1996    1997
                                                           -----------    ----    ----
                                                                          (unaudited)
Tax benefit at statutory rate..........................        (34)%       34%    (34)%
State income taxes, net of federal income tax
  benefit..............................................         (6)         6      (6)
Items not deductible for tax purposes..................          4          3       1
                                                               ---         --     ---
                                                               (36)        43%    (39)
                                                                           ==
Less -- Valuation allowance............................         36                 39
                                                               ---                ---
                                                                 0%                 0%
                                                               ===                ===

     The following summarizes the estimated tax effect of significant cumulative temporary differences (in thousands):

                                                            October 31,     April 30,
                                                               1996            1997
                                                            -----------    ------------
                                                                           (unaudited)
Differences in depreciation and amortization............       $(242)         $(342)
Accruals and reserves not deducted for tax purposes
  until paid............................................          72             63
Net operating losses....................................         283            920
                                                               -----          -----
                                                                 113            642
Less -- Valuation allowance.............................        (113)          (642)
                                                               -----          -----
                                                               $   0          $   0
                                                               =====          =====

     The Company's net operating losses expire in 2012 and can be utilized only to the extent the Company achieves taxable income. Management recognized a valuation allowance to the extent of the net deferred tax asset.

7. REVOLVING DEBT

     The Company entered into a $3 million revolving debt agreement with its senior lender bearing interest at prime (8.25% at October 31, 1996) plus 1.5%. The balance outstanding on the revolving debt is limited to 80% of eligible accounts receivable plus the lesser of $500,000 or 50% of eligible inventory. The revolving debt is secured by substantially all assets of the Company and expires on March 31, 1998. The balance outstanding as of October 31, 1996 and April 30, 1997 is $2,580,981 and $2,571,098, respectively.

                         IMAGE CONVERSION SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

8. LONG-TERM DEBT

     Long-term debt consists of the following (in thousands):

                                                           OCTOBER 31,     APRIL 30,
                                                              1996           1997
                                                           -----------     ---------
                                                                          (UNAUDITED)
Term note A, payable in quarterly principal
  installments that escalate up to $562,500, bearing
  interest at prime (8.25% at October 31, 1996) plus
  2.0%, due in October 2000, secured by substantially
  all assets of the Company, net of unamortized debt
  discount of $128,000 and 112,000 as of October 31,
  1996 and April 30, 1997, respectively................      $ 6,372        $ 5,825
Term note B, payable in semiannual installments in the
  amount of excess cash flow for the preceding
  six-month period, bearing interest at prime plus
  2.0%, due in January 1998, secured by substantially
  all assets of the Company............................        1,000            450
Term note C, payable in quarterly installments of
  $37,500, bearing interest at prime plus 1.75%, due in
  October, 2000, secured by substantially all assets of
  the Company..........................................          638            563
Subordinated debt, payable in quarterly installments,
  beginning January, 2002, of $125,000, due in October,
  2003, bearing interest at 12%........................        1,000          1,000
Unsecured note payable, with interest at 6.51%, payable
  in monthly installments of $1,136, due in April
  2006.................................................          100             92
Capital lease obligations with interest at 15.69%,
  payable in monthly installments of $10,850 through
  1999 (see Note 5)....................................          277            219
                                                             -------        -------
                                                               9,387          8,149
Less -- Current portion................................       (1,466)        (1,958)
                                                             -------        -------
Long-term debt, less current portion...................      $ 7,921        $ 6,191
                                                             =======        =======

     Future maturities of the notes payable are as follows (in thousands):

1997........................................................    $1,466
1998........................................................     2,528
1999........................................................     1,703
2000........................................................     2,213
2001........................................................       605
Thereafter..................................................     1,000
                                                                ------
                                                                 9,515
Less unamortized debt discount..............................      (128)
                                                                ------
                                                                $9,387
                                                                ======

     Subsequent to year-end, on March 7, 1997, the Company amended its three term note agreements with its senior lender. The amended agreements provide for the interest rate on the remaining outstanding principle to be the prime rate per annum for the period March 7, 1997 through

                         IMAGE CONVERSION SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

February 28, 1998, thereafter returning to the interest rate in the original loan agreement. The term loans require two payments due in April 1997 totaling $100,000. The Company is not required to make any further principal payments until February 1998. All unpaid principal amounts from April 1997 until February 1998 are due in February 1998, at which time the original payment schedule is resumed. In addition, the financial covenants were substantially eliminated. The Company was either in compliance or had obtained waivers for all covenants.

9. RELATED PARTY

     The Company has entered into a consulting agreement with the majority shareholder that requires monthly payments for consulting services of $6,000 in 1996, and $7,250 in 1997. The agreement was terminated in March 1997 in connection with the amendment to the financing agreement. The Company incurred $72,000 of expenses in 1996.

10. REDEEMABLE PREFERRED STOCK

     At October 31, 1996 the Company has 54,821 shares outstanding of cumulative, convertible, Series A Preferred Stock with a par value of $.01 per share. Cumulative dividends of $2.74 per share per year are payable quarterly. The holders of Series A Convertible Preferred Stock shall be entitled to vote as a separate class and have a liquidation preference equal to $45.60 per share.

     Each share may be converted into common stock at the option of the holder, or is automatically converted upon the successful closing of an initial public offering in excess of $12.5 million pursuant to an effective registration statement under the Securities Act of 1933. The preferred stock is convertible into one share of common stock, except upon the sale of common stock, a stock split or nonpayment of interest on the Company's long term debt obligations, then the conversion rate is based on a calculation stated in the Articles of Incorporation.

     The holders of the Series A Convertible Preferred Stock may require, at anytime between November 1, 2001, and October 31, 2003, which can be accelerated if certain financial terms are met, the Company to purchase the preferred stock. The purchase price is based on the higher of the appraised fair market value of the Company or 12 times the average after-tax net income for the two most recent years.

     Also, the Company may redeem all or part of the Series A Convertible Preferred Stock if certain financial conditions are met, between November 1, 1999 and October 31, 2001. The purchase price is based on the higher of the appraised fair market value of the Company or 12 times the average after-tax net income for the two most recent years.

     The recorded value of the preferred stock is adjusted at each balance sheet date based on the then-current estimate of the fair market value of the Company. Such annual adjustments are reflected on the balance sheet as increases or decreases to retained earnings. Based on management's estimate, there has not been a material change in the fair market value of the Company between November 1, 1995, and October 31, 1996 and April 30, 1997, accordingly, no adjustments have been made to retained earnings.

     In addition, the preferred shareholders have the right of first refusal to participate in any additional issuance or sales of capital stock.

11. COMMON STOCK

     At October 31, 1996, the Company has 10,000 shares of common stock outstanding, which is owned by an executive. Under an executive investment agreement the executive can require the Company to

                         IMAGE CONVERSION SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

purchase his stock upon either his involuntary termination or upon the preferred shareholders requiring the Company to purchase their preferred stock. The purchase price is the original amount paid by the executive adjusted for the executive's fully diluted portion of the Company's retained earnings.

     All transfers of stock are restricted and must be approved by the Company.

12. WARRANTS AND OPTIONS

     Warrants for Common Stock

     In connection with the financing of the purchase of assets from Anacomp, Inc., the Company issued 6,400 detachable common stock warrants to its senior lender during November 1995. The common stock warrants enable the senior lender to purchase, for nominal consideration, 6,400 shares of the common stock of the Company. At any time after either a triggering event or October 31, 2001, but not later than October 31, 2003, the warrant holder may require the Company to purchase the warrants. A triggering event is either an initial public offering of the Company's common stock, a sale of substantially all the assets of the Company or an exercise of any put option by the majority shareholder. The purchase price is based on the fair market value of the Company as determined by either the triggering event or an appraisal. The Company has the option to purchase the warrants between October 31, 2000 and October 31, 2001 at the appraised fair market value of the Company as adjusted by a triggering event occurring within 18 months of the purchase of options.

     The estimated fair market value of the warrants at the date of acquisition was $160,000. This amount was recorded as part of shareholders' equity with a corresponding offset recorded as a debt discount. The debt discount is being amortized over the life of the debt using the straight-line method, which is not materially different than the effective interest rate method.

     The recorded value of the warrants for common stock is adjusted at each balance sheet date based on the then-current estimate of the fair market value of the Company. Such annual adjustments are reflected on the balance sheet as increases or decreases to retained earnings. Based on management's estimate, there has not been a material change in the fair market value of the Company between November 1, 1995 and October 31, 1996 and April 30, 1997, accordingly, no adjustments have been made to retained earnings.

     Warrants for Preferred Stock

     In connection with the issuance of preferred stock, the Company issued warrants to its shareholders in November 1995. The warrants enable the shareholders to purchase, for nominal consideration, 9,905 of the Series A Convertible Preferred Stock of the Company at any time prior to November 3, 2003.

     The holders of the warrants for the Series A Convertible Preferred Stock may, at anytime during the put term, require the Company to purchase the preferred stock warrants. The purchase price is based on the higher of the appraised fair market value of the Company or 12 times the average after-tax net income for two years. The put term is between November 1, 2001 through October 31, 2003, which can be accelerated if certain financial terms are met.

     The Company may redeem all or part of the warrants for Series A Convertible Preferred Stock if certain financial conditions are met, between November 1, 1999 and October 31, 2001. The purchase price is based on the higher of the appraised fair market value of the Company or 12 times the average after-tax net income for two years.

                         IMAGE CONVERSION SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONTINUED

     The recorded value of the warrants for preferred stock is adjusted at each balance sheet date based on the then-current estimate of the fair market value of the Company. Such annual adjustments are reflected on the balance sheet as increases or decreases to retained earnings. Based on management's estimate, there has not been a material change in the fair market value of the Company between November 1, 1995 and October 31, 1996 and April 30, 1997, accordingly, no adjustments have been made to retained earnings.

     Options

     Effective in November 1995, the Company established a performance stock option plan for key employees. The Company may grant up to 30,000 options to key employees at the discretion of the Board of Directors. The exercise price is $25 per share. The granted options become 100% vested on the Determination Date, which is the earlier of October 31, 2000 or upon the sale of the Company. The expiration of any granted options occurs on the earlier of two years after the Determination Date or the sale of the Company. As of October 31, 1996 no options were granted.

13. EMPLOYEE BENEFIT PLAN

     The Company has established a profit-sharing plan providing retirement benefits for substantially all of its employees. The contribution is discretionary. The profit-sharing plan includes a "401(k)" feature so that employees may contribute a portion of their salaries on a before-tax basis. These contributions are also eligible for a Company matching contribution at the discretion of the Company. There were no contributions to the profit-sharing trust on behalf of the Company in 1996.

14. COMMITMENTS AND CONTINGENCIES

     The Company is self-insured for a portion of its group health claims. A purchased insurance policy limits amounts the Company may eventually pay to approximately $75,000 per person per year. The Company paid $694,000 of claims relating to 1996. Management believes the accrual for unreported claims at October 31, 1996 is adequate.

15. ACCOUNTING PRONOUNCEMENTS

     In March 1995, Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" ("SFAS No. 121") was issued. Under SFAS No. 121, an impairment loss must be recognized for long-lived assets and certain identifiable intangibles to be held and used by an entity whenever event or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS No. 121 is effective for financial statements issued for fiscal years beginning after December 31, 1995, and must be adopted on a prospective basis. Restatement of previously issued financial statements is not permitted. Management feels that adoption of SFAS No. 121 will not have a material impact on the financial condition or results of operations of the Company.

     Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" (effective for fiscal years beginning after December 31, 1995) encourages, but does not require, employers to adopt a fair value method of accounting for employee stock-based compensation, and requires increased stock-based compensation disclosure if the fair value method is not adopted. The Company does not intend to elect the fair value method for stock options. Accordingly, implementation of this Statement will have no effect on the Company's operating results or financial condition.

                         IMAGE CONVERSION SYSTEMS, INC.
                   NOTES TO FINANCIAL STATEMENTS -- CONCLUDED

16. POST OCTOBER 31, 1996 EVENTS

     Loss of Customers

     After year-end the Company lost its two largest customers that generated $4.1 million and $.4 million of revenue and approximately $1.6 million and $.1 million of gross profit for 1996 and the six months ended April 30, 1997, respectively. Management has reacted to losing the customers by significantly reducing its cost structure including eliminating 85 positions and repositioning the Company from its traditional micrographics based services to digital services.

     Issuance of Series B Preferred Stock

     The majority shareholder guaranteed up to $1,000,000 of the outstanding original term loans. In connection with the amendment to the term loan agreements, the guarantee was called upon. As a result, the Company issued 31,667 shares of Series B Preferred Stock by April 30, 1997 to partially reimburse the majority shareholder for the payment of debt.

     Series B Preferred Stockholders have a liquidation preference equal to $30 per share and have cumulative dividends of $1.80 per share per year payable quarterly. The holders of Series A and B Convertible Preferred Stock shall be entitled to vote as a separate class.

     Each share may be converted into common stock at the option of the holder, or is automatically converted upon the successful closing of an initial public offering in excess of $12.5 million pursuant to an effective registration statement under the Securities Act of 1933. The preferred stock is convertible into one share of common stock, except upon the sale of common stock, a stock split or nonpayment of interest on the Company's long term debt obligations, then the conversion rate is based on a calculation stated in the Articles of Incorporation.

     Sale of the Business

     On July 17, 1997, Lason, Inc., agreed to purchase all the outstanding equity instruments of the Company for approximately $20 million in cash and stock, which includes the assumption of debt. Accordingly all equity instruments have been classified in the equity section of the accompanying balance sheet as the redeemable provisions are effectively eliminated.

                                      LOGO

               PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is a statement of estimated expenses, to be paid solely by the Company, of the issuance and distribution of the securities being registered other than underwriting compensation:

Securities and Exchange Commission registration fee.........  $41,818.18
National Association of Securities Dealers, Inc. fee........      14,300
Blue sky fees and expenses (including attorneys' fees and
  expenses).................................................           *
Printing and engraving expenses.............................           *
Transfer agent's fees and expenses..........................           *
Accounting fees and expenses................................           *
Legal fees and expenses.....................................           *
Miscellaneous expenses......................................           *
                                                              ----------
     Total..................................................  $         *
                                                              ==========

-------------------------
* To be filed by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Company is incorporated under the laws of the State of Delaware.
Section 145 of the General Corporation Law of the State of Delaware ("Section 145") provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action, had no reasonable cause to believe that his conduct was illegal. A Delaware corporation may indemnify any persons who are, or are threatened to be made, a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director has actually and reasonably incurred. Pursuant to
Section 145, the Company may purchase insurance on behalf of its present and former directors and officers against any liability asserted against or incurred by them in such capacity or arising out of their status as such, including liabilities under the Securities Act.

     The Company's Amended and Restated Certificate of Incorporation and By-Laws provide for the indemnification of directors and officers of the Company to the fullest extent permitted by Section 145.

     In that regard, the Amended and Restated Certificate of Incorporation and By-Laws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, administrative or investigative (other than action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer or member of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Indemnification in connection with an action or suit by or in the right of such corporation to procure a judgment in its favor is limited to payment of expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such an action or suit except that no such indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the indemnifying corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in consideration of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     The following securities of the Company were sold by the Company within the past three years without registration:

     On January 17, 1995, pursuant to a Purchase Agreement, the Company issued 1,000,001 shares of Class B Common Stock to GTCR Fund IV, for $10,000,000.

     On January 17, 1995, pursuant to an Executive Stock Agreement, the Company issued the following securities to the persons and for the consideration described below:

          (1) 402,987 shares of Class A-1 Common Stock to the R. Yanover Trust for $402,987;

          (2) 66,074 shares of Class A-1 Common Stock to the J. Yanover Trust for $66,074;

          (3) 469,064 shares of Class A-1 Common Stock to the Nesbitt Trust for $469,064;

          (4) 25,000 shares of Class A-1 Common Stock to Mr. Kowalski for
     $25,000;

          (5) 28,815 shares of Class A-1 Common Stock to Mr. Elland for $28,815; and

          (6) 8,058 shares of Class A-1 Common Stock to Mr. Carey for $8,058.

     The foregoing sales and issuances of securities were exempt from registration under the Securities Act by virtue of Section 4(2) thereof as transactions not involving a public offering.

     On February 26, 1996, the Company issued 1,705 shares of Class A-2 Common Stock to Mr. Karl H. Hartig for $1,705 upon exercise by Mr. Hartig of his option to purchase such shares granted pursuant to the Company's 1995 Stock Option Plan.

     On March 13, 1996, the Company issued 1,705 shares of Class A-2 Common Stock to Mr. James J. Dewan for $1,705 upon exercise by Mr. Dewan of his option to purchase such shares granted pursuant to the Company's 1995 Stock Option Plan.

     On May 2, 1996, the Company issued 1,705 shares of Class A-2 Common Stock to Mr. Scott L. Christensen for $1,705 upon exercise by Mr. Christensen of his option to purchase such shares granted pursuant to the Company's 1995 Stock Option Plan.

     The issuances of securities to Messrs. Hartig, Dewan and Christensen upon exercise of their options were exempt from registration under the Securities Act by virtue of Rule 701 thereof.

     On July 16, 1996, the Company issued into escrow 2,718, 10,872, 3,433, 8,153, 5,433, 8,153, 18,530, 5,528 and 8,894 shares of Common Stock to Richard
J. Wolfson, the Richard Wolfson Charitable Remainder Unitrust, Donald M. Wolfson, the Donald M. Wolfson Charitable Remainder Unitrust, Saul Wolfson, the Saul Wolfson Charitable Remainder Unitrust, Bobby R. Stevens, Sr., Dr. Eugene Wolchok, and the Eugene B. and Brenda R. Wolchok Charitable Remainder Unitrust, respectively, as an estimated payment of a portion of the purchase price in stock equal to $46,216.67, $184,827.60,

$92,361.16, $138,611.93, $92,361.16, $138,611.93, $315,017.54, $100,783.15, and
$151,209.82, respectively, in connection with the acquisition by the Company of Information and Image Technology of America, Inc. now known as Lason Systems, Inc. Southeast.

     On July 17, 1996, the Company issued into escrow 31,176 of Common Stock to each of Robin L. Marshall and William E. Marvin as an estimated payment of a portion of the purchase price in stock equal to $530,000 each in connection with the acquisition by the Company of Great Lakes Micrographics Corporation. The Shares have been released from escrow and delivered to Messrs. Marshall and Marvin.

     On January 31, 1997, the Company issued to Mark Roter 72,499 shares of Common Stock in payment of a portion of the purchase price in stock equal to $1,500,000 in connection with the acquisition by the Company of Churchill Communications Corporation.

     On February 5, 1997, the Company issued to the Arnold E. Good Living Trust, Ronald C. Browder, Jr., the Marvin M. Good Living Trust and to Ronald C. Browder Jr. and Jennifer M. Browder, 17, 10, 7,124 and 4,366 shares of Common Stock in payment of a portion of the purchase price in stock equal to $350.20, $206.00, $146,754.40 and $89,939.60, respectively, in connection with the acquisition by the Company of Alpha Imaging, Inc. and Alpha Micro Graphics Supply, Inc.

     On March 27, 1997, the Company issued to the Jerry and Mary Owen Family Limited Partnership, 31,008 shares of Common Stock in payment of a portion of the purchase price in stock equal to $654,894 in connection with the acquisition by the Company of Automated Enterprises, Inc.

     On June 27, 1997, the Company issued to Louis J. Civale, Jr. and to John Civale, 2,672 and 1,781 shares of Common Stock in payment of a portion of the purchase price in stock equal to $63,059.20 and $42,031.60, respectively, in connection with the acquisition of American Micro Image, Inc.

     On July 29, 1997, the Company issued to John R. Messinger, Michael Riley, Daniel Bailey, John E. Hendricks, Donald Ferling, Geoffrey Gitelson, Mario Disantis, John Elder, Sheryl Hehn, Glen Dedering, Peter Goodrich and Thomas Joyce, 21,272, 8,598, 8,598, 3,512, 1,037, 1,060, 1,060, 1,020, 563, 202, 124,
and 395 shares of Common Stock in payment of a portion of the purchase price of stock equal to $521,169, $210,661, $210,661, $86,041, $25,406, $25,982, $25,982,
$24,970, $13,804, $4,958, $3,034 and $9,679, respectively, in connection with the acquisition of Image Conversion Systems, Inc. ("ICS"). The shares of Common Stock of Messrs. Messinger, Riley, Bailey and Hendricks are subject to forfeiture if ICS does not achieve certain levels of operating income during the remaining quarters and year ending 1997 and for the quarters and year ending 1998.

     The issuance of securities described in the seven prior paragraphs were exempt from registration under the Securities Act by virtue of Section 4(2) thereof as transactions not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:

     1.1     Form of Underwriters Agreement.*
     2.1 Asset Purchase Agreement and Equipment Purchase Agreement dated May 29, 1995 by and among Lason Systems, Inc., Adcom
             Mailers, Inc. and its affiliated company, Linkster
             Leasing.(1)
     2.2 Asset Purchase Agreement dated December 28, 1995 by and among Lason Systems, Inc. and Mail-Away Corporation.(1)
     2.3     Asset Purchase Agreement dated February 1, 1996 by and among
             Lason Systems, Inc. and Diversified Support Services,
             Inc.(1)
     2.4 Stock Purchase Agreement with respect to the acquisition of Delaware Legal Copy, Inc. dated March 25, 1996 by and among
             Lason Systems, Inc. and the Shareholders (as defined therein).(1)

     2.5 Stock Purchase Agreement with respect to the acquisition of Information & Image Technology of America, Inc. dated July
             16, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein).(1)
     2.6 Stock Purchase Agreement with respect to the acquisition of Great Lakes Micrographics Corporation dated July 17, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein).(1)
     2.7 Stock Purchase Agreement with respect to the acquisition of Micro-Pro, Inc. and MP Services, Inc. dated July 24, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein).(1)
     2.8 Stock Purchase Agreement with respect to the acquisition of National Reproductions Corp. dated August 6, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein).(1)
     2.9 Agreement of Purchase and Sale of Stock with respect to the acquisition of Image Conversion Systems, Inc. dated July 17,
             1997.*
     3.1 Form of Amended and Restated Certificate of Incorporation of the Company.(1)
     3.2     Form of Revised Amended and Restated By-Laws of the
             Company.(1)
     3.3     Form of Revised Amended and Restated By-Laws.(2)
     4.1 Form of certificate representing Common Stock of the Company.(1)
     5.1     Opinion of Seyburn, Kahn, Ginn, Bess, Deitch and Serlin,
             P.C. with respect to the validity of the shares of Common
             Stock offered.*
    10.1     Asset Purchase Agreement dated January 17, 1995 by and among
             Lason Acquisition Corp., Lason Systems, Inc. and the J.
             Yanover Trust, the R. Yanover Trust and Messrs. Nesbitt,
             Kowalski, Elland and Carey.(1)
    10.2     Purchase Agreement dated January 17, 1995 by and between the
             Company and GTCR Fund IV.(1)
    10.3 Executive Stock Agreement dated January 17, 1995 by and among the Company and the J. Yanover Trust, the R. Yanover
             Trust, the Nesbitt Trust and Messrs. Kowalski, Elland and
             Carey.(1)
    10.4 Stockholders Agreement dated January 17, 1995 by and among the Company and certain of its stockholders.(1)
    10.5 Registration Agreement dated January 17, 1995 by and among the Company and the 1995 Stockholders.(1)
    10.6     Credit Agreement dated January 17, 1995 by and among Lason
             Acquisition Corp., the J. Yanover Trust, the R. Yanover
             Trust and Mr. Yanover.(1)
    10.7     Credit Agreement dated January 17, 1995 by and among Lason
             Acquisition Corp., the Nesbitt Trust and Mr. Nesbitt.(1)
    10.8     Employment Agreement between Lason Systems, Inc. and Gary
             Monroe.(1)
    10.9     Offer of employment dated April 30, 1996 from Lason Systems,
             Inc. to Mr. Rauwerdink.(1)
    10.10    Offer of employment dated June 12, 1996 from Lason Systems,
             Inc. to Mr. Jablonski.(1)
    10.11    1995 Stock Option Plan of the Company.(1)
    10.12 Employee Stock Option Agreements dated January 17, 1995 by and among the Company and each of Donald L. Elland, Richard
             C. Kowalski, Gregory C. Carey, Karl H. Hartig, James J.
             Dewan, Lawrence C. Jones, Scott L. Christensen, Daniel J.
             Buckley, Paul G. Dugan, John H. Wallanse and David J.
             Malosh.(1)
    10.13 Employee Stock Option Agreement dated December 21, 1995 by and between the Company and Mr. Monroe.(1)
    10.14 Stock Option Agreement dated August 7, 1995 by and between the Company and Mr. Gleklen.(1)
    10.15 Employee Stock Option Agreement by and between the Company and Mr. Rauwerdink.(1)
    10.16 Employee Stock Option Agreement by and between the Company and Mr. Jablonski.(1)

    10.17    1996 Lason Management Bonus Plan.(1)
    10.18    Lason Systems, Inc. 401(k) Profit Sharing Plan & Trust.(1)
    10.19    Amendments to Lason Systems, Inc. 401(k) Profit Sharing Plan
             & Trust.(1)
    10.20 Loan Agreement dated January 17, 1995 by and among Lason Systems, Inc., First Union National Bank of North Carolina, as lender and as agent, and each other lender party thereto, including Term Note and Revolving Credit Note.(1)
    10.21 Security Agreement dated as of January 17, 1995 by and among Lason Systems, Inc. and First Union National Bank of North Carolina, as agent for the Lenders (as defined in the Loan Agreement).(1)
    10.22 Guaranty Agreement dated as of January 17, 1995 given by the Company and extended to First Union National Bank of North Carolina, as agent for the Lenders (as defined in the Loan Agreement), and the Lenders for the benefit of Lason Systems.(1)
    10.23 Guarantor Pledge Agreement dated as of January 17, 1995 made by the Company for the benefit of First Union National Bank of North Carolina, as agent for the Lenders (as defined in the Loan Agreement).(1)
    10.24 First Amendment to Loan Agreement dated as of March 25, 1996 between Lason Systems, Inc. and First Union National Bank of North Carolina, as agent.(1)
    10.25 Second Amendment to Loan Agreement dated as of May 15, 1996 between Lason Systems, Inc. and First Union National Bank of North Carolina, as agent.(1)
    10.26 Third Amendment to Loan Agreement dated July 10, 1996 between Lason Systems, Inc. and First Union National Bank of North Carolina, as agent.(1)
    10.27 Lease Agreement dated as of September 3, 1985 by and between Lason Systems, Inc. and Mart Associates as amended.(1)
    10.28 Lease Agreement dated August 3, 1995 by and between Lason Systems, Inc. and Kensington Center, Inc.(1)
    10.29 Lease Agreement by and between Lason Systems, Inc. and The Prudential Insurance Company of America.(1)
    10.30 Fourth Amendment to Loan Agreement dated as of August 16, 1996 between Lason Systems, Inc. and First Union National Bank of North Carolina, as agent, including the Amended and Restated Revolving Credit Note and Interim Term Note.(1)
    10.31 First Amendment to Lease dated as of July 26, 1996, by and between Kensington Center, Inc. and Lason Systems, Inc.(1)
    10.32 Form of Recapitalization Agreement among the Company and certain of its stockholders, including Plan of Recapitalization.(1)
    10.33 Form of Voting Agreement among the Company and certain of its stockholders.(1)
    10.34 Form of Termination Agreement between Lason Systems, Inc. and each of the Borrowers.(1)
    10.35 Form of Redemption Agreement between the Company and Golder Thoma, Cressey, Rauner Fund IV, L.P.(1)
    10.36 Amendment to Employee Stock Option Agreement by and between the Company and Mr. Gleklen.(1)
    10.37 Agreement of Purchase and Sale of Stock with respect to Churchill Acquisition.(3)
    10.38 Employee Stock Option Agreement by and between the Company and Mr. Rauwerdink dated December 17, 1996.(4)
    10.39 Employee Stock Option Agreement by and between the Company and Mr. Jablonski dated December 17, 1996.(4)
    10.40 Employee Stock Option Agreement by and between the Company and Mr. Monroe dated December 17, 1996.(5)
    10.41 Employee Stock Option Agreement by and between the Company and Mr. Ghadar dated January 15, 1997.(5)

    10.42 Amended and Restated Loan Agreement dated February 20, 1997, between Lason Systems, Inc., First Union National Bank of
             North Carolina, as lender and as agent and each other lender party thereto, including, Revolving Credit Note and Swingline Note.(5)
    10.43    Amended and Restated Security Agreement dated February 20,
             1997 by and among Lason Systems, Inc. and First Union
             National Bank of North Carolina, as lender and as agent for the Lenders.(5)
    10.44    Amended and Restated Guaranty Agreement dated February 20,
             1997 given by the Company and extended to First Union
             National Bank of North Carolina, as agent for the Lenders, and the Lenders for the benefit of Lason Systems.(5)
    10.45    Amended and Restated Guarantor Pledge Agreement dated
             February 20, 1997 made by the Company for the benefit of First Union National Bank of North Carolina, as agent for the Lenders.(5)
    10.46    Lender Addition and Acknowledgement Agreement.*
    10.47    First Amendment to Amended and Restated Loan Agreement.*
    21.1     Subsidiaries of the Company.+
    23.1     Consent of Coopers & Lybrand L.L.P.+
    23.2     Consent of Arthur Andersen, LLP.+
    23.3     Consent of Seyburn, Kahn, Ginn, Bess, Deitch and Serlin,
             P.C. (to be included in opinion filed as Exhibit 5.1)*
    24.1 Powers of Attorney (included on signature page included in this Part II).
    27.1     Financial Data Schedule.+

-------------------------
 + filed herewith

 * To be filed by amendment

(1) Incorporated herein by reference to registrant's Form S-1 filed on October 7, 1996, Commission File No. 333-09799.

(2) Incorporated herein by reference to registrant's Form 10-Q filed on May 15, 1997, Commission File No. 0-21407.

(3) Incorporated herein by reference to registrant's Form 8-K filed on February 18, 1997, Commission File No. 0-21407.

(4) Incorporated herein by reference to registrant's Form S-8 filed on December 23, 1996, Commission File No. 333-18551.

(5) Incorporated herein by reference to registrant's Form 10-K filed on March 31, 1997, Commission File No. 0-21407.

     (b) Financial Statement Schedules:

SCHEDULE                              DESCRIPTION
--------                              -----------
   I          Condensed Financial Information of Registrant

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions, are inapplicable or not material, or the information called for thereby is otherwise included in the consolidated financial statements or notes thereto and therefore have been omitted.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

          The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Troy, State of Michigan on August 4, 1997.

                                          Lason, Inc.

                                          By:         /s/ GARY L. MONROE

                                          --------------------------------------
                                               Gary L. Monroe
                                             President and Chief Executive
                                               Officer

                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary L. Monroe and William J. Rauwerdink, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Lason, Inc), to sign and file any and all amendments (including post-effective amendments) to this Registration Statement, or any registration statement relating to this offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                                   *  *  *  *

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney have been signed on August 4, 1997, by the following persons in the capacities indicated:

                     SIGNATURE                                              CAPACITY
                     ---------                                              --------

/s/ ROBERT A. YANOVER                                     Chairman of the Board
---------------------------------------------------
Robert A. Yanover

/s/ GARY L. MONROE                                        President and Chief Executive Officer
---------------------------------------------------       (principal executive officer) and Director
Gary L. Monroe

/s/ WILLIAM J. RAUWERDINK                                 Executive Vice President, Chief Financial
---------------------------------------------------       Officer, Treasurer and Secretary (principal
William J. Rauwerdink                                     financial and accounting officer)

/s/ ALLEN J. NESBITT                                      Director
---------------------------------------------------
Allen J. Nesbitt

/s/ DONALD M. GLEKLEN                                     Director
---------------------------------------------------
Donald M. Gleklen

/s/ BRUCE V. RAUNER                                       Director
---------------------------------------------------
Bruce V. Rauner

/s/ JOSEPH P. NOLAN                                       Director
---------------------------------------------------
Joseph P. Nolan

/s/ FARIBORZ GHADAR                                       Director
---------------------------------------------------
Fariborz Ghadar

                                 EXHIBIT INDEX

EXHIBIT                                                                      PAGE
  NO.                                DESCRIPTION                             NO.
-------                              -----------                             ----

  1.1        Form of Underwriters Agreement.*
  2.1 Asset Purchase Agreement and Equipment Purchase Agreement dated May 29, 1995 by and among Lason Systems, Inc., Adcom
             Mailers, Inc. and its affiliated company, Linkster
             Leasing.(1)
  2.2 Asset Purchase Agreement dated December 28, 1995 by and among Lason Systems, Inc. and Mail-Away Corporation.(1)
  2.3        Asset Purchase Agreement dated February 1, 1996 by and among
             Lason Systems, Inc. and Diversified Support Services,
             Inc.(1)
  2.4 Stock Purchase Agreement with respect to the acquisition of Delaware Legal Copy, Inc. dated March 25, 1996 by and among
             Lason Systems, Inc. and the Shareholders (as defined therein).(1)
  2.5 Stock Purchase Agreement with respect to the acquisition of Information & Image Technology of America, Inc. dated July
             16, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein).(1)
  2.6 Stock Purchase Agreement with respect to the acquisition of Great Lakes Micrographics Corporation dated July 17, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein).(1)
  2.7 Stock Purchase Agreement with respect to the acquisition of Micro-Pro, Inc. and MP Services, Inc. dated July 24, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein).(1)
  2.8 Stock Purchase Agreement with respect to the acquisition of National Reproductions Corp. dated August 6, 1996 by and among Lason Systems, Inc. and the Shareholders (as defined therein).(1)
  2.9 Agreement of Purchase and Sale of Stock with respect to the acquisition of Image Conversion Systems, Inc. dated July 17,
             1997.*
  3.1 Form of Amended and Restated Certificate of Incorporation of the Company.(1)
  3.2        Form of Revised Amended and Restated By-Laws of the
             Company.(1)
  3.3        Form of Revised Amended and Restated By-Laws.(2)
  4.1 Form of certificate representing Common Stock of the Company.(1)
  5.1        Opinion of Seyburn, Kahn, Ginn, Bess, Deitch and Serlin,
             P.C. with respect to the validity of the shares of Common
             Stock offered.*
 10.1        Asset Purchase Agreement dated January 17, 1995 by and among
             Lason Acquisition Corp., Lason Systems, Inc. and the J.
             Yanover Trust, the R. Yanover Trust and Messrs. Nesbitt,
             Kowalski, Elland and Carey.(1)
 10.2        Purchase Agreement dated January 17, 1995 by and between the
             Company and GTCR Fund IV.(1)
 10.3 Executive Stock Agreement dated January 17, 1995 by and among the Company and the J. Yanover Trust, the R. Yanover
             Trust, the Nesbitt Trust and Messrs. Kowalski, Elland and
             Carey.(1)
 10.4 Stockholders Agreement dated January 17, 1995 by and among the Company and certain of its stockholders.(1)
 10.5 Registration Agreement dated January 17, 1995 by and among the Company and the 1995 Stockholders.(1)

EXHIBIT                                                                      PAGE
  NO.                                DESCRIPTION                             NO.
-------                              -----------                             ----
 10.6        Credit Agreement dated January 17, 1995 by and among Lason
             Acquisition Corp., the J. Yanover Trust, the R. Yanover
             Trust and Mr. Yanover.(1)
 10.7        Credit Agreement dated January 17, 1995 by and among Lason
             Acquisition Corp., the Nesbitt Trust and Mr. Nesbitt.(1)
 10.8        Employment Agreement between Lason Systems, Inc. and Gary
             Monroe.(1)
 10.9        Offer of employment dated April 30, 1996 from Lason Systems,
             Inc. to Mr. Rauwerdink.(1)
 10.10       Offer of employment dated June 12, 1996 from Lason Systems,
             Inc. to Mr. Jablonski.(1)
 10.11       1995 Stock Option Plan of the Company.(1)
 10.12       Employee Stock Option Agreements dated January 17, 1995 by and among the Company and each of Donald L. Elland, Richard
             C. Kowalski, Gregory C. Carey, Karl H. Hartig, James J.
             Dewan, Lawrence C. Jones, Scott L. Christensen, Daniel J.
             Buckley, Paul G. Dugan, John H. Wallanse and David J.
             Malosh.(1)
 10.13       Employee Stock Option Agreement dated December 21, 1995 by and between the Company and Mr. Monroe.(1)
 10.14       Stock Option Agreement dated August 7, 1995 by and between the Company and Mr. Gleklen.(1)
 10.15       Employee Stock Option Agreement by and between the Company and Mr. Rauwerdink.(1)
 10.16       Employee Stock Option Agreement by and between the Company and Mr. Jablonski.(1)
 10.17       1996 Lason Management Bonus Plan.(1)
 10.18       Lason Systems, Inc. 401(k) Profit Sharing Plan & Trust.(1)
 10.19       Amendments to Lason Systems, Inc. 401(k) Profit Sharing Plan
             & Trust.(1)
 10.20       Loan Agreement dated January 17, 1995 by and among Lason
             Systems, Inc., First Union National Bank of North Carolina,
             as lender and as agent, and each other lender party thereto, including Term Note and Revolving Credit Note.(1)
 10.21       Security Agreement dated as of January 17, 1995 by and among
             Lason Systems, Inc. and First Union National Bank of North
             Carolina, as agent for the Lenders (as defined in the Loan
             Agreement).(1)
 10.22       Guaranty Agreement dated as of January 17, 1995 given by the
             Company and extended to First Union National Bank of North
             Carolina, as agent for the Lenders (as defined in the Loan
             Agreement), and the Lenders for the benefit of Lason
             Systems.(1)
 10.23       Guarantor Pledge Agreement dated as of January 17, 1995 made by the Company for the benefit of First Union National Bank of North Carolina, as agent for the Lenders (as defined in the Loan Agreement).(1)
 10.24       First Amendment to Loan Agreement dated as of March 25, 1996 between Lason Systems, Inc. and First Union National Bank of
             North Carolina, as agent.(1)
 10.25       Second Amendment to Loan Agreement dated as of May 15, 1996 between Lason Systems, Inc. and First Union National Bank of
             North Carolina, as agent.(1)
 10.26       Third Amendment to Loan Agreement dated July 10, 1996
             between Lason Systems, Inc. and First Union National Bank of
             North Carolina, as agent.(1)

EXHIBIT                                                                      PAGE
  NO.                                DESCRIPTION                             NO.
-------                              -----------                             ----
 10.27       Lease Agreement dated as of September 3, 1985 by and between
             Lason Systems, Inc. and Mart Associates as amended.(1)
 10.28       Lease Agreement dated August 3, 1995 by and between Lason
             Systems, Inc. and Kensington Center, Inc.(1)
 10.29       Lease Agreement by and between Lason Systems, Inc. and The
             Prudential Insurance Company of America.(1)
 10.30       Fourth Amendment to Loan Agreement dated as of August 16,
             1996 between Lason Systems, Inc. and First Union National
             Bank of North Carolina, as agent, including the Amended and
             Restated Revolving Credit Note and Interim Term Note.(1)
 10.31       First Amendment to Lease dated as of July 26, 1996, by and between Kensington Center, Inc. and Lason Systems, Inc.(1)
 10.32       Form of Recapitalization Agreement among the Company and
             certain of its stockholders, including Plan of
             Recapitalization.(1)
 10.33       Form of Voting Agreement among the Company and certain of
             its stockholders.(1)
 10.34       Form of Termination Agreement between Lason Systems, Inc.
             and each of the Borrowers.(1)
 10.35       Form of Redemption Agreement between the Company and Golder
             Thoma, Cressey, Rauner Fund IV, L.P.(1)
 10.36       Amendment to Employee Stock Option Agreement by and between the Company and Mr. Gleklen.(1)
 10.37       Agreement of Purchase and Sale of Stock with respect to
             Churchill Acquisition.(3)
 10.38       Employee Stock Option Agreement by and between the Company and Mr. Rauwerdink dated December 17, 1996.(4)
 10.39       Employee Stock Option Agreement by and between the Company and Mr. Jablonski dated December 17, 1996.(4)
 10.40       Employee Stock Option Agreement by and between the Company and Mr. Monroe dated December 17, 1996.(5)
 10.41       Employee Stock Option Agreement by and between the Company and Mr. Ghadar dated January 15, 1997.(5)
 10.42       Amended and Restated Loan Agreement dated February 20, 1997, between Lason Systems, Inc., First Union National Bank of
             North Carolina, as lender and as agent and each other lender party thereto, including, Revolving Credit Note and
             Swingline Note.(5)
 10.43       Amended and Restated Security Agreement dated February 20,
             1997 by and among Lason Systems, Inc. and First Union
             National Bank of North Carolina, as lender and as agent for the Lenders.(5)
 10.44       Amended and Restated Guaranty Agreement dated February 20,
             1997 given by the Company and extended to First Union
             National Bank of North Carolina, as agent for the Lenders, and the Lenders for the benefit of Lason Systems.(5)
 10.45       Amended and Restated Guarantor Pledge Agreement dated
             February 20, 1997 made by the Company for the benefit of
             First Union National Bank of North Carolina, as agent for
             the Lenders.(5)
 10.46       Lender Addition and Acknowledgement Agreement.*
 10.47       First Amendment to Amended and Restated Loan Agreement.*

EXHIBIT                                                                      PAGE
  NO.                                DESCRIPTION                             NO.
-------                              -----------                             ----
 21.1        Subsidiaries of the Company.+
 23.1        Consent of Coopers & Lybrand L.L.P.+
 23.2        Consent of Arthur Andersen, LLP.+
 23.3        Consent of Seyburn, Kahn, Ginn, Bess, Deitch and Serlin,
             P.C. (to be included in opinion filed as Exhibit 5.1)*
 24.1        Powers of Attorney (included on signature page included in this Part II).
 27.1        Financial Data Schedule.+

-------------------------
 + filed herewith

 * To be filed by amendment

(1) Incorporated herein by reference to registrant's Form S-1 filed on October 7, 1996, Commission File No. 333-09799.

(2) Incorporated herein by reference to registrant's Form 10-Q filed on May 15, 1997, Commission File No. 0-21407.

(3) Incorporated herein by reference to registrant's Form 8-K filed on February 18, 1997, Commission File No. 0-21407.

(4) Incorporated herein by reference to registrant's Form S-8 filed on December 23, 1996, Commission File No. 333-18551.

(5) Incorporated herein by reference to registrant's Form 10-K filed on March 31, 1997, Commission File No. 0-21407.